Exhibit 10.21

EXECUTION VERSION

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed.  Double asterisks denote omissions.

LICENSE AGREEMENT

by and between

EDITAS MEDICINE, INC.

and

JUNO THERAPEUTICS, INC.

Dated as of November 11, 2019

i

(continued)

Page
7.7 Insolvency	41
7.8 Ownership	42
7.9 Patent Liaisons	43
7.10 Prosecution and Maintenance of Editas Licensed Background Patents, Editas Licensed Collaboration Patents, Joint Collaboration Patents and Joint Patents	43
7.11 Enforcement of Editas Licensed Background Patents, Editas Licensed Collaboration Patents, Joint Collaboration Patents and Joint Patents	45
7.12 Patent Term Extensions	49
7.13 Regulatory Data Protection	50
7.14 Common Interest Agreement	50
7.15 License Filing	50
7.16 Defense of Claims Brought by Third Parties	50
7.17 Subsequently Obtained Licensed IP	50
7.18 Juno Continuing Rights Under In-License Agreements	52
ARTICLE 8 CONFIDENTIALITY	53
8.1 Nondisclosure	53
8.2 Exceptions	53
8.3 Authorized Disclosure	54
8.4 Terms of this Agreement	56
8.5 Securities Filings; Disclosure under Applicable Law	56
8.6 Publicity	57
8.7 Permitted Publications of Results	58
8.8 Use of Names and Marks	59
8.9 Clinical Trials Registry	59
8.10 Relationship to Master Collaboration Agreement	59
ARTICLE 9 REPRESENTATIONS, WARRANTIES AND COVENANTS	60
9.1 Representations and Warranties of Both Parties	60
9.2 Additional Representations and Warranties of Editas	60
9.3 Additional Covenants of Editas	64
9.4 Additional Representation and Warranty of Juno	64

(continued)

(continued)

LIST OF SCHEDULES AND EXHIBITS

SCHEDULE 1.86	EXISTING PROGRAM AGREEMENTS
SCHEDULE 2.1	FORM OF LICENSED PROGRAM ADDENDUM
SCHEDULE 7.5	IN-LICENSE AGREEMENT TERMS
EXHIBIT A-1	INITIAL LICENSED PROGRAM ADDENDUM

v

LICENSE AGREEMENT

This LICENSE AGREEMENT (this “Agreement”) is entered into and made effective as of November 11, 2019 (the “Execution Date”) by and between Editas Medicine, Inc., a Delaware corporation, having its principal place of business at 11 Hurley St., Cambridge, MA 02141 corporation (“Editas”) and Juno Therapeutics, Inc., a Delaware corporation, having its principal place of business at 400 Dexter Avenue North, Suite 1200, Seattle, WA 98109 (“Juno”).  Juno and Editas are each referred to herein by name or as a “Party” or, collectively, as the “Parties”.

RECITALS

WHEREAS, Editas and Juno are parties to that certain Amended and Restated Collaboration and License Agreement, dated as of May 3, 2018 (the “First Amended and Restated Agreement”), pursuant to which, among other things, Editas generated the Licensed RNP Complex for the Initial Licensed Program as of the Effective Date;

WHEREAS, Juno and Editas desire to enter into this License Agreement pursuant to which, among other things, Editas shall grant to Juno an exclusive license to exploit the Licensed RNP Complexes, together with IP related thereto, for use in the Research, Development, Manufacture and Commercialization of (a) α-β T-Cell therapies or (b) Other Derived T-Cell therapies, in each case, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS,  Editas and Juno are entering into that certain Second Amended and Restated Collaboration and License Agreement, dated as of the date hereof (the “Master Collaboration Agreement”), pursuant to which, among other things, the First Amended and Restated Agreement shall be amended and restated and Editas may conduct a Research Program (as defined in the Master Collaboration Agreement) to generate RNP Complexes that modulate the expression of Collaboration Targets (as defined in the Master Collaboration Agreement) selected by Juno;  and

WHEREAS, pursuant to the terms of the Master Collaboration Agreement, upon each exercise by Juno of its Opt-In Right (as defined in the Master Collaboration Agreement) with respect to a given Program (as defined in the Master Collaboration Agreement), the Parties shall enter into a Licensed Program Addendum, pursuant to which, among other things, such Program shall become a Licensed Program and Editas shall grant to Juno an exclusive license to exploit Licensed RNP Complexes with respect to such Licensed Program, together with IP related thereto, for use in the Research, Development, Manufacture and Commercialization of (a) α-β T-Cell therapies or (b) Other Derived T-Cell therapies, in each case, on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

Unless specifically set forth to the contrary herein, the following terms shall have the respective meanings set forth below.  Capitalized terms used, but not defined, herein will have the meanings ascribed to them in the Master Collaboration Agreement.

1.1       “α-β T-Cell”  means a T-Cell that expresses or has ever expressed a T-cell receptor (TCR) dimer consisting of an alpha (α) chain and a beta (β) chain, including any cell derived therefrom.  For clarity, “α-β T-Cell” includes any Derived T-Cell that is an α-β T-Cell.

1.2       “γ-δ T-Cell” means a T-Cell that expresses a γ-δ T-cell receptor dimer consisting of a gamma (γ) chain and a delta (δ) chain, but excluding any α-β T-Cell.  For clarity, “γ-δ T-Cell” includes any Derived T-Cell that is a γ-δ T-Cell.

1.3       “2014 MGH Agreement” means that certain Exclusive Patent License Agreement by and between MGH and Editas effective as of August 29, 2014, as amended by First Amendment thereto dated June 29, 2015 and Second Amendment thereto dated November 17, 2016.

1.4       “2016 MGH Agreement” means that certain Exclusive Patent License Agreement by and between MGH and Editas effective as of August 2, 2016.

1.5       “Accounting Standards” means U.S. generally accepted accounting principles (“GAAP”) or, to the extent that Juno adopts International Financial Reporting Standards (“IFRS”), then “Accounting Standards” shall mean IFRS, in either case, consistently applied.

1.6       “Acquiring Affiliate” means, with respect to a given Licensed Program, (a) any Third Party that acquires Editas through a Change of Control following the Effective Date for such Licensed Program;  and (b) such Third Party’s Affiliates immediately prior to the effective date of such Change of Control.

1.7       “Additional Allocable Costs” has the meaning set forth in Section 7.17.3.

1.8       “Additional Subsequently Obtained Sublicense Terms”  has the meaning set forth in Section 7.17.3.

1.9       “Affiliate” means any Person, whether de jure or de facto, which is directly or indirectly controlling, controlled by or under common control of a Party for so long as such control exists and regardless of whether such Affiliate is or becomes an Affiliate on or after the Effective Date.  For the purposes of this Section 1.9, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) means (a) direct or indirect ownership of fifty percent (50%) or more of the voting securities or other voting interest of any Person (including attribution from related parties), or if not meeting the preceding, the maximum voting right that may be held by the particular Party under the laws of the country where such entity exists; or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract, as a general partner, as a manager, or otherwise.

1.10     “Agreement” has the meaning set forth in the preamble.

1.11     “Allergan” means Allergan Pharmaceuticals International Limited.

1.12     “Allergan Agreement” means the Strategic Alliance and Option Agreement by and between Editas and Allergan, dated as of March 14, 2017.

1.13     “Annual Product Net Sales” means, on a Licensed Product-by-Licensed Product basis, the total Net Sales by Juno, its Affiliates and Sublicensees in the Territory in a particular Calendar Year, calculated in accordance with Accounting Standards consistently applied.

1.14     “Annual Product U.S. Net Sales” means, on a Licensed Product-by-Licensed Product basis, the total Net Sales by Juno, its Affiliates and Sublicensees in the United States of such Licensed Product in a particular Calendar Year, calculated in accordance with Accounting Standards consistently applied.

1.15     “Arbitration Request” has the meaning set forth in Section 12.2.2.

1.16     “Base Editing” means [**].

1.17     “Base Editing Window” means a region within [**] nucleotides of a specific polynucleotide sequence bound by the nucleic acid binding protein.

1.18     “Base Editor” means [**].

1.19     “Beam” means Beam Therapeutics Inc.

1.20     “Beam Agreement” means that certain License Agreement by and between Editas and Beam, dated May 9, 2018.

1.21     “BLA” means a biologics license application, or similar application, submitted to the applicable Regulatory Authority in a jurisdiction in the Territory.

1.22     “BlueRock” means BlueRock Therapeutics LP.

1.23     “BlueRock Agreement” means that certain License and Collaboration Agreement by and between Editas and BlueRock, dated April 2, 2019.

1.24     “BlueRock Field” means [**].

1.25     “Biosimilar Application” means an application filed with the FDA filed pursuant to Section 351(k) of the Public Health Service Act (42 U.S.C. § 262(k)) (or other applicable Law), or, if filed outside of the United States, the foreign equivalent thereof, for marketing authorization of a Biosimilar Product.

1.26     “Biosimilar Product”  means, with respect to a  given Licensed Product in a given country in the Territory, any gene therapy product sold by a Third Party not authorized by or on behalf of Juno, its Affiliates or Sublicensees, that is Directed to the same Target as the Licensed

Product and, on the basis of a prior Regulatory Approval granted to such Licensed Product, (a) is approved by the FDA as a “biosimilar” or “interchangeable” product pursuant to Section 351(k) of the Public Health Service Act (42 U.S.C. § 262(k)) (or other applicable Law), (b) is approved by the EMA as a “similar biological medicinal product” pursuant to EU Directive 2001/83/EC (or other applicable Law), or (c) has received analogous abbreviated Regulatory Approval from the applicable Regulatory Authority in another foreign jurisdiction.

1.27     “BPCIA” means Biologics Price Competition and Innovation Act of 2009, as amended.

1.28     “Broad” means the Broad Institute, Inc., a non-profit Massachusetts corporation.

1.29     “Business Day”  means a day that is not a Saturday, Sunday or a day on which banking institutions in Seattle, Washington or Boston, Massachusetts are authorized by Law to remain closed.

1.30     “Calendar Quarter” means the period beginning on the Effective Date and ending on December 31, 2019, and thereafter each successive period of three (3) consecutive calendar months ending on the last day of March, June, September, or December, respectively; provided that the final Calendar Quarter shall end on the last day of the Term.

1.31     “Calendar Year” means the period beginning on the Effective Date and ending on December 31, 2019, and thereafter each successive period of twelve (12) consecutive calendar months beginning on January 1 and ending on December 31; provided that the final Calendar Year shall end on the last day of the Term.

1.32     “Cas9-I Agreement” means the Amended and Restated Cas9-I License Agreement entered into by and among Harvard, Broad and Editas, dated as of December 16, 2016, as amended by that certain first amendment thereto dated March 3, 2017.

1.33     “Cas9-II Agreement” means the Cas9-II License Agreement by and between Broad and Editas, dated as of December 16, 2016.

1.34     “Change of Control”  means, with respect to a Party, (a) a merger or consolidation of such Party with a Third Party which results in the voting securities of such Party outstanding immediately prior thereto ceasing to represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger or consolidation; (b) a transaction or series of related transactions in which a Third Party, together with its Affiliates, becomes the owner of fifty percent (50%) or more of the combined voting power of such Party’s outstanding securities other than through issuances by such Party of securities of such Party in a bona fide financing transaction or series of related bona fide financing transactions; or (c) the sale or other transfer to a Third Party of all or substantially all of such Party’s assets or all or substantially all of such Party’s business to which this Agreement relates.

1.35     “Claims” has the meaning set forth in Section 13.1.1.

1.36     “Clinical Trial” means a human clinical trial, including any Phase 1 Clinical Trial, Phase 2 Clinical Trial or Registration-Enabling Clinical Trial, any study incorporating more than one of these phases, or any human clinical trial commenced after Regulatory Approval.

1.37     “Co-Exclusive Target” has the meaning defined in the Master Collaboration Agreement.

1.38     “Collaboration IP” has the meaning defined in the Master Collaboration Agreement.

1.39     “Combination Product” has the meaning set forth in Section 1.163.

1.40     “Commercial Milestone Event” has the meaning set forth in Section 6.3.3(a).

1.41     “Commercial Milestone Payment” has the meaning set forth in Section 6.3.3(a).

1.42     “Commercialization” means any and all activities directed to the commercialization of a product, including commercial manufacturing (including Manufacturing) and commercial supply of a product, marketing, detailing, promotion, market research, distributing, order processing, handling returns and recalls, booking sales, customer service, administering and commercially selling such product, importing, exporting and transporting such product for commercial sale, and seeking of pricing and reimbursement of a product (if applicable), whether before or after Regulatory Approval has been obtained (including making, having made, using, importing, selling and offering for sale such product), as well all regulatory compliance with respect to the foregoing.  For clarity, “Commercialization” does not include any Clinical Trial commenced after Regulatory Approval.  When used as a verb, “Commercialize” means to engage in Commercialization.

1.43     “Commercially Reasonable Efforts”  means, with respect to a Party, the efforts required in order to carry out a task in a diligent and sustained manner without undue interruption or delay, which level is at least commensurate with the level of effort that a similarly situated Third Party biopharmaceutical company would devote to a product of similar market potential and having similar commercial and scientific advantages and disadvantages resulting from its own research efforts or to which it has rights, taking into account its safety and efficacy, regulatory status, the competitiveness of the marketplace, its proprietary position, pricing, reimbursement, launching strategy and other market specific factors, and all other relevant factors.

1.44     “Competing Product” has the meaning set forth in Section 5.1.1.

1.45     “Confidential Information”  has the meaning set forth in Section 8.1.

1.46     “Control”, “Controls”,  “Controlled”  or “Controlling”  means, with respect to any IP (including Patent Rights and Know-How) or Confidential Information, the ability of a Party or any of its Affiliates, as applicable, (whether through ownership or license (other than a license granted in this Agreement)) to grant to the other Party the licenses or sublicenses as provided herein, or to otherwise disclose such IP or Confidential Information to the other Party, without violating the terms of any then-existing agreement with any Third Party at the time such Party or any of its Affiliates, as applicable, would be required hereunder to grant the other Party such license or sublicenses as provided herein or to otherwise disclose such IP or Confidential Information to the other Party.

1.47     “Cover”, “Covering” or “Covered”  means, with reference to given Patent Rights and Licensed Product in the applicable country of sale in the Territory, that, in the absence of a license granted under, or ownership of, such Patent Right, the making, using, selling, offering for sale or importation of such Licensed Product in such country would infringe a Valid Claim of such Patent Rights in such country without a license thereto (or ownership thereof).

1.48     “Cpf1 Agreement” means the Cpf1 License Agreement by and between Broad and Editas, dated as of December 16, 2016.

1.49     “Cure Period” has the meaning set forth in Section 11.2.1.

1.50     “Derivative”  means, with respect to a  Target or antigen,  all fragments, complexes, variants or post-translationally modified and mutated forms of such Target or antigen, as applicable.

1.51     “Derived T-Cell” means a T-Cell that is derived from a PSC cell or any other precursor cell.

1.52     “Designee” has the meaning set forth in Section 3.3.1.

1.53     “Development”  means pre-clinical and clinical development activities, and other development activities, including:  test method development and stability testing, toxicology, formulation, process development, manufacturing scale-up, development-stage manufacturing (including Manufacturing), quality assurance/quality control procedure development and performance with respect to clinical materials, statistical analysis and report writing, Clinical Trials, the preparation and submission of INDs and MAAs, regulatory affairs with respect to the foregoing and all other activities necessary or useful or otherwise requested or required by a Regulatory Authority or as a condition or in support of obtaining or maintaining a Regulatory Approval. When used as a verb, “Develop” means to engage in Development.

1.54     “Development Candidate” has the meaning set forth in Section 1.164.

1.55     “Development Milestone Event” has the meaning set forth in Section 6.3.1(a).

1.56     “Development Milestone Payment” has the meaning set forth in Section 6.3.1(a).

1.57     “Directed to”  means, with respect to a given Target, that an RNP Complex (or any component thereof) recognizes or modulates such Target.

1.58     “Dispute” has the meaning set forth in Section 12.2.1.

1.59     “Distributor” means a Third Party bona fide wholesaler or distributor engaged by Juno (or its Affiliate or Sublicensee) to distribute and sell a Licensed Product, but not to Research or Develop such Licensed Product in any way.

1.60     “Documented Lineage” means with respect to an RNP Complex, that such an RNP Complex was derived from an Editas-Provided RNP Complex as evidenced by Juno’s or its Affiliate’s written documentation of such derivation.

1.61     “Dollars” or “$” means the legal tender of the United States.

1.62     “Editas” has the meaning set forth in the preamble.

1.63     “Editas-BlueRock Joint Patents” has the meaning set forth in Section 7.10.2(c).

1.64     “Editas Indemnitees” has the meaning set forth in Section 10.1.

1.65     “Editas Licensed Background IP” means any and all Editas Licensed Background Know-How and Editas Licensed Background Patents, but in all cases, expressly excluding any Collaboration IP.

1.66     “Editas Licensed Background Know-How” means any and all Know-How that is Controlled by Editas or any of its Affiliates (other than through the grant of a license from Juno or any of its Affiliates to Editas or any of its Affiliates) on or after the Execution Date or at any time thereafter until the end of the Term, and that is (a) necessary or useful to research (including Research), develop (including Develop), make (including Manufacture), have made (including have Manufactured), use, offer for sale, sell, import, Commercialize or otherwise exploit any Licensed RNP Complex or Licensed Product, or is otherwise related to any Licensed Program Target;  or (b) otherwise used by or on behalf of Editas or any of its Affiliates in the performance of the Research Program with respect to any Licensed Program but, in all cases ((a) and (b)),  expressly excluding Joint Know-How, Joint Collaboration Know-How, Editas Licensed Collaboration Know-How and Excluded Know-How; provided, however, that, on a Licensed Program-by-Licensed Program basis, (i) with respect to any Know-How that is Pre Opt-In Subsequently Obtained Licensed IP for such Licensed Program, such Know-How shall be included within the definition of Editas Licensed Background Know-How only if such Know-How is included in the applicable Licensed Program Addendum or (ii) with respect to any Know-How that is Subsequently Obtained Licensed IP, such Know-How shall be included within the definition of Editas Licensed Background Know-How only if the provisions of Section 7.17 are met.

1.67     “Editas Licensed Background Patents” means any and all Patent Rights that are Controlled by Editas or any of its Affiliates (other than through the grant of a license from Juno or any of its Affiliates to Editas or any of its Affiliates) on or after the Execution Date or at any time thereunder until the end of the Term,  and that claim or cover (a) any Licensed RNP Complex, Licensed Product or Licensed Program Target, or the Research, Development, Manufacturing, Commercialization or other exploitation of any of the foregoing;  or (b)  any Editas Licensed Background Know-How, including (i) the Patent Rights identified as “Editas Licensed Background Patents” in the Licensed Program Addendum for the Initial Licensed Program attached hereto as Exhibit A-1, and (ii) any Patent Rights identified as “Editas Licensed Background Patents” in any other Licensed Program Addendum, but, in all cases, expressly excluding Joint Patents, Joint Collaboration Patents, Editas Licensed Collaboration Patents and Excluded Patents; provided, however, that, on a Licensed Program-by-Licensed Program basis, (A) with respect to any Patent Rights that are Pre Opt-In Subsequently Obtained Licensed IP for such Licensed Program, such Patent Rights shall be included within the definition of Editas Licensed Background Patents only if such Patent Rights are included in the applicable Licensed Program Addendum or (B) with respect to any Patent Rights that are Subsequently Obtained Licensed IP, such Patent Rights shall be included within the definition of Editas Licensed Background Patents only if the provisions of Section 7.17 are met.

1.68     “Editas Licensed Collaboration IP” means any and all Editas Licensed Collaboration Know-How and Editas Licensed Collaboration Patents.

1.69     “Editas Licensed Collaboration Know-How” means any and all Editas Collaboration Know-How that is necessary or useful to research (including Research), develop (including Develop), make (including Manufacture), have made (including have Manufactured), use, offer for sale, sell, import, Commercialize or otherwise exploit any Licensed RNP Complex or Licensed Product, or is otherwise related to any Licensed Program Target.

1.70     “Editas Licensed Collaboration Patents” means any and all Editas Collaboration Patents that claim or cover (a) any Licensed RNP Complex, Licensed Product or Licensed Program Target, or the Research, Development, Manufacturing, Commercialization or other exploitation of any of the foregoing; or (b) any Editas Licensed Collaboration Know-How, including (i) the Patent Rights identified as “Editas Licensed Collaboration Patents” in the Licensed Program Addendum for the Initial Licensed Program attached hereto as Exhibit A-1; and (ii) any Patent Rights identified as “Editas Licensed Collaboration Patents” in any other Licensed Program Addendum.

1.71     “Editas Licensed IP” means the Editas Licensed Background Patents, the Editas Licensed Background Know-How, Editas Licensed Collaboration Patents and Editas Licensed Collaboration Know-How, as well as Editas’ (and any of its Affiliates’) right, title and interest in and to the Joint IP and any Joint Collaboration IP.

1.72     “Editas Materials” means any and all Materials, including RNP Complexes (including any components or sequences thereof), compositions of matter, cells and cell lines, assays, imaging agents used to assess DNA modification,  reagents, DNA sequences, internal controls, and any other physical, biological or chemical material, in each case, that are (a) Controlled by Editas or any of its Affiliates and related to, or necessary or reasonably useful to Research, Develop, Manufacture, Commercialize or otherwise exploit,  any Licensed Program Target,  Licensed RNP Complex or Licensed Product; and (b) (i) created, conceived, discovered, developed, generated, invented, made or reduced to practice, by or on behalf of Editas (or any of its Affiliates), solely or jointly with any Third Party, in the performance of a Licensed Program or any other obligations under the Master Collaboration Agreement or this Agreement or (ii) otherwise included or utilized by or on behalf of Editas or any of its Affiliates in the performance of a Licensed Program or any other obligations under the Master Collaboration Agreement or this Agreement.

1.73     “Editas-Provided RNP Complexes” has the meaning set forth in Section 1.148.

1.74     “Effective Date”  means, (a) on a Licensed Program-by-Licensed Program basis (other than with respect to the Initial Licensed Program), the date on which the applicable Licensed Program Addendum is fully executed by the Parties, in each case, subject to Section 3.5 of the

Master Collaboration Agreement; and (b) with respect to the Initial Licensed Program, the Execution Date.

1.75     “Electronic Delivery” has the meaning set forth in Section 12.15.

1.76     “EMA” means the European Medicines Agency of the European Union, or the successor thereto.

1.77     “EU” means all countries that are officially recognized as member states of the European Union at any particular time, including the United Kingdom regardless of whether actually within the European Union.

1.78     “Excluded Base Editing Non-Cancer Field” has the meaning set forth in Section 1.142.

1.79     “Excluded Know-How”  means, on a Licensed Program-by-Licensed Program basis, any and all Know-How that is Controlled by an Acquiring Affiliate, which Know-How (a) was Controlled by such Acquiring Affiliate immediately prior to the effective date of such Change of Control; or (b) first becomes Controlled by such Acquiring Affiliate on or after the effective date of such Change of Control (but is not Controlled by Editas or any of its Affiliates (excluding for purposes of this provision, any Acquiring Affiliate)) and was developed, invented, obtained or otherwise Controlled by such Acquiring Affiliate independently of this Agreement and without the direct or indirect use of any Editas Licensed IP, Collaboration IP or Confidential Information of Juno or any of its Affiliates; provided, however, that, in all cases, Excluded Know-How shall not include any Know-How that is used by or on behalf of Editas or any of its Affiliates (including any Acquiring Affiliate) in the performance of any Licensed Program or any other obligations under this Agreement or the Master Collaboration Agreement.

1.80     “Excluded Ocular Field” has the meaning set forth in Section 1.142.

1.81     “Excluded Patents” means, on a Licensed Program-by-Licensed Program basis, any and all Patent Rights Controlled by an Acquiring Affiliate, which Patent Rights (a) were Controlled by such Acquiring Affiliate immediately prior to the effective date of such Change of Control; or (b) first became Controlled by such Acquiring Affiliate on or after the effective date of such Change of Control (but are not Controlled by Editas or any of its Affiliates (excluding for purposes of this provision, any Acquiring Affiliate)) and solely claim Excluded Know-How; provided, however, that, in all cases, Excluded Patents shall not include any Patent Rights that (i) comprise any substitutions, divisionals, continuations, continuations-in-part, reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates and the like of any Editas Licensed Background Patents, Editas Licensed Collaboration Patents, Joint Collaboration Patents or Joint Patents that were Controlled by Editas (or any of its Affiliates) prior to such Change of Control, as well as any other Patent Rights that claim priority to any of any such Editas Licensed Background Patents,  Editas Licensed Collaboration Patents, Joint Collaboration Patents or Joint Patents, or (ii) are practiced by or on behalf of Editas or any of its Affiliates (including any Acquiring Affiliate) in the performance of the applicable Licensed Program or any other obligations under this Agreement or the Master Collaboration Agreement.

1.82     “Exclusive Field”  means the use of Genome Editing Technology in connection with the Research, Development, Manufacture, Commercialization or other exploitation of (a) α-β T-Cells or (b) Other Derived T-Cells.

1.83     “Execution Date” has the meaning set forth in the preamble.

1.84     “Executive Officers” means (a) with respect to Editas, Chief Executive Officer; and (b) with respect to Juno, the [**].

1.85     “Existing Acquirer Program” has the meaning set forth in Section 5.1.2.

1.86     “Existing Program Agreements” means, with respect to a Licensed Program, any agreement between Editas (or any of its Affiliates, as applicable) and any Third Party necessary  or reasonably useful for the Research,  Development or Manufacture of any Licensed RNP Complex for such Licensed Program, in effect as of the Effective Date.  The Existing Program Agreements include those set forth on Schedule 1.86.  Existing Program Agreements shall exclude any In-License Agreements in effect as of the applicable Effective Date.

1.87     “Existing Regulatory Materials” has the meaning set forth in Section 3.2.1.

1.88     “FDA” means the Food and Drug Administration of the United States, or the successor thereto.

1.89     “First Amended and Restated Agreement” has the meaning set forth in the recitals.

1.90     “First Commercial Sale” means, on a Licensed Product-by-Licensed Product and country-by-country basis, the first sale of such Licensed Product in such country by Juno or any of its Affiliates or Sublicensees for use or consumption by an end user for which any of Juno or any of its Affiliates or Sublicensees has invoiced sales of such Licensed Product in such country; provided, however, that the following shall not constitute a First Commercial Sale: (a) any sale to an Affiliate or Sublicensee; or (b) any use of such Licensed Product in Clinical Trials or non-clinical Development activities with respect to such Licensed Product by or on behalf of a Party (or its Affiliate or Sublicensee), or disposal or transfer of such Licensed Product for a bona fide charitable purpose, compassionate use or samples, in each case for which such Party does not receive any financial or in-kind compensation.

1.91     “Force Majeure” has the meaning set forth in Section 12.5.

1.92     “Foundational In-License” means the Cas9-I Agreement, Cas9-II Agreement, Cpf1 Agreement,  2014 MGH Agreement or 2016 MGH Agreement, and “Foundational In-Licenses” means the Cas9-I Agreement, Cas9-II Agreement, Cpf1 Agreement, 2014 MGH Agreement  and 2016 MGH Agreement.

1.93     “GAAP” has the meaning set forth in Section 1.5.

1.94     “GenEdit Agreement” means the Collaboration and License Agreement by and between GenEdit, Inc. and Editas, dated as of October 8, 2019.

1.95     “Genome Editing Technology” means any and all technology used to edit or modify the genome of a cell.

1.96     “Good Clinical Practices” or “GCP” means the applicable then-current ethical and scientific quality standards for designing, conducting, recording, and reporting trials that involve the participation of human subjects as are required by applicable Regulatory Authorities or applicable Law in the relevant jurisdiction, including in the United States, Good Clinical Practices established through FDA guidances, and, outside the United States, Guidelines for Good Clinical Practice – ICH Harmonized Tripartite Guideline (ICH E6).

1.97     “Good Laboratory Practices” or “GLP” means the applicable then-current good laboratory practice standards as are required by applicable Regulatory Authorities or applicable Law in the relevant jurisdiction, including in the United States, those promulgated or endorsed by the FDA in U.S. 21 C.F.R. Part 58, or the equivalent thereof as promulgated or endorsed by the applicable Regulatory Authorities outside of the United States.

1.98     “Good Manufacturing Practices” or “GMP”  means the applicable then-current standards relating to Manufacturing practices for fine chemicals, intermediates, bulk products or finished products, biologics, gene or cell therapy, as are required by applicable Regulatory Authorities or applicable Law in the relevant jurisdiction, including, as applicable, (a) all applicable requirements detailed in the FDA’s current Good Manufacturing Practices regulations, U.S. 21 C.F.R. Parts 210 and 211; (b) all applicable requirements detailed in the EMA’s “The Rules Governing Medicinal Products in the European Community, Volume IV, Good Manufacturing Practice for Medicinal Products”; and (c) all equivalent applicable Laws promulgated by any Governmental Authority having jurisdiction over the manufacture of the applicable compound or product, as applicable.

1.99     “Governmental Authority” means any (a) federal, state, local, municipal, foreign or other government; (b) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal); (c) multinational governmental organization or body; or (d) entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

1.100   “gRNA”  means an oligonucleotide containing RNA, DNA, or other DNA/RNA modifications that can form a complex with an RGEN and mediate the specific targeting of that complex to a DNA sequence of interest.

1.101   “Harvard” means the President and Fellows of Harvard College, an educational and charitable corporation existing under the laws and the constitution of the Commonwealth of Massachusetts.

1.102   “Harvard-Broad License” means any of the Cas9-I Agreement, the Cas9-II Agreement or the Cpf1 Agreement and “Harvard-Broad Licenses” means the Cas9-I Agreement, the Cas9-II Agreement and the Cpf1 Agreement.

1.103   “HHMI” means the Howard Hughes Medical Institute.

1.104   “HHMI Indemnitees” means HHMI, and its trustees, officers, employees, and agents.

1.105   “HHMI Names” has the meaning set forth in Section 13.2.

1.106   “HIPAA” has the meaning set forth in Section 1.141.

1.107   “[**]”  means that [**].

1.108   “IFRS” has the meaning set forth in Section 1.5.

1.109   “Increased Tax” has the meaning set forth in Section 6.4.4(d).

1.110   “IND” means an investigational new drug application (including any amendment or supplement thereto) submitted to the FDA pursuant to U.S. 21 C.F.R. Part 312, including any amendments thereto.  References herein to IND shall include, to the extent applicable, any comparable filing(s) outside the U.S. for the investigation of any product in any other country or group of countries (such as a Clinical Trial Application in the EU).

1.111   “IND Acceptance” means, with respect to a given Licensed Product, following the filing of the first IND for such Licensed Product with a Regulatory Authority in the first Major Market, that such Licensed Product is permitted to be administered to a subject in a Clinical Trial pursuant to such IND in such Major Market in accordance with applicable Laws.

1.112   “IND Diligence Date” has the meaning set forth in Section 3.1.2(b).

1.113   “IND Diligence Threshold” has the meaning set forth in Section 3.1.2(b).

1.114   “In-License Agreement”  means any of (a) the Foundational In-Licenses; (b) the [**] Agreement; (c) the GenEdit Agreement; (d) any agreement pursuant to which Editas or any of its Affiliates obtains a license under any Pre Opt-In Subsequently Obtained Licensed IP identified in a Licensed Program Addendum; or (e) any other agreement pursuant to which Editas to any of its Affiliates obtains a license under any Subsequently Obtained Licensed IP and such Subsequently Obtained Licensed IP is elected by Juno and included pursuant to Section 7.17.

1.115   “In-License Counterparty” means the Third Party(ies) that granted a license(s) under the terms of an In-License Agreement.

1.116   “Indemnitee” has the meaning set forth in Section 10.3.

1.117   “Indemnitor” has the meaning set forth in Section 10.3.

1.118   “Indication” means an entirely separate and distinct disease or medical condition in humans (including having a separate histology) for which a product has received a separate and distinct marketing authorization approval with an approved label claim to treat such disease or condition, as applicable.  For clarity, (a) moving from one line of therapy to another within an

Indication shall not be considered to be a new Indication, a non-limiting example of which is moving from second line therapy to first line therapy;  (b) a single Indication would include the primary disease and all variants or sub-divisions or sub-classifications within such primary disease, and regardless of prophylactic or therapeutic use, pediatric or adult use and irrespective of different formulation(s), dosage forms, dosage strengths, or delivery system(s) used; and (c) obtaining a label expansion for use of the product to treat the same primary disease in combination or co-administration with another product in an already approved Indication shall not be considered to be a new Indication.

1.119   “Initial Licensed Program” means the Program identified in the Licensed Program Addendum attached hereto as Exhibit A-1.

1.120   “Initiation” means, with respect to a given Clinical Trial, the administration of the first dose of Licensed Product to the third properly enrolled subject in such Clinical Trial in accordance with the protocol for such Clinical Trial.

1.121   “Institution Indemnitees” means each Institution, Rockefeller, Iowa, UTokyo, Wageningen and MIT and each of their current and former directors, governing board members, trustees, officers, faculty, affiliated investigators, medical and professional staff, employees, students, and agents and their respective successors, heirs and assigns.

1.122   “Institution Names” has the meaning set forth in Section 13.2.

1.123   “Institutions” means Harvard and Broad.

1.124   “Iowa” means the University of Iowa Research Foundation.

1.125   “IP” means intellectual property of any and all types, including Patent Rights, Know-How and copyrights, but excluding trademarks and trademark applications.

1.126   “iPSC”  has the meaning set forth in Section 1.182.

1.127   “Joint Collaboration IP” has the meaning defined in the Master Collaboration Agreement.

1.128   “Joint Collaboration Know-How” has the meaning defined in the Master Collaboration Agreement.

1.129   “Joint Collaboration Patent” has the meaning defined in the Master Collaboration Agreement.

1.130   “Joint Counsel” has the meaning set forth in Section 7.10.3(a).

1.131   “Joint IP” means, collectively, any and all Joint Know-How and Joint Patents.

1.132   “Joint Know-How” means any and all Know-How that is created, conceived, discovered, developed, generated, invented, made or reduced to practice jointly by or on behalf of Editas or any of its Affiliates, on the one hand, and Juno or any of its Affiliates, on the other hand, including with any Third Party, pursuant to the conduct of activities under this Agreement at any time during the Term.

1.133   “Joint Patents” means any and all Patent Rights that claim any Joint Know-How.

1.134   “Juno” has the meaning set forth in the preamble.

1.135   “Juno Indemnitees” has the meaning set forth in Section 10.2.

1.136   “Juno Indemnitor” has the meaning set forth in Section 13.1.1.

1.137   “Juno Material Modification” means, with respect to a given Licensed Product, any single modification or combination of modifications that (a) adds, removes or substitutes a chimeric antigen receptor or engineered T-cell receptor, whereby the resulting Licensed Product targets a different antigen (or set of antigens); or (b) adds, removes or substitutes a Licensed Program Target, whereby the resulting Licensed Product is Directed to a different Licensed Program Target (or set of Licensed Program Targets).  For clarity, Juno Material Modifications shall exclude any other modifications to the Licensed Product not covered by clause (a) or (b) above, including (i) changes to the manufacturing process with respect to a Licensed Product, (ii) the addition, removal or substitution of a chimeric antigen receptor or engineered T-cell receptor such that the Licensed Product targets either a Derivative or alternative epitope of the applicable antigen (which, for clarity, shall be considered the same antigen for purposes of this definition) and (iii) the addition, removal or substitution of a Target (or set of Target(s)) that are not Licensed Program Target(s) (collectively, “Juno Non-Material Modifications”).

1.138   “Juno Non-Material Modifications” has the meaning set forth in Section 1.137.

1.139   “Juno Third Party Payments” has the meaning set forth in Section 6.2.4.

1.140   “Know-How” means any and all proprietary (a) information, techniques, technology, practices, trade secrets, inventions, methods (including methods of use or administration or dosing), knowledge, data, results and software and algorithms, including pharmacological, toxicological and clinical test data and results, compositions of matter, chemical structures and formulations, sequences, processes, formulae, techniques, research data, reports, standard operating procedures, batch records, manufacturing data, analytical and quality control data, analytical methods (including applicable reference standards), assays and research tools, in each case, whether patentable or not; and (b) tangible manifestations thereof, including any and all of the foregoing relating to Materials.

1.141   “Law” means any and all applicable laws, statutes, rules, regulations, orders, judgments or ordinances having the effect of law of any national, multinational, federal, state, provincial, county, city or other political subdivision, including, to the extent applicable, GCP, GLP and GMP, as well as all applicable data protection and privacy laws, rules and regulations, including, to the extent applicable, the United States Department of Health and Human Services privacy rules under the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and the Health Information Technology for Economic and Clinical Health Act and the EU General

Data Protection Regulation (2016/679), in each case, together with any then-current modification, amendment and re-enactment thereof, and any legislative provision substituted therefor.

1.142   “Licensed Field”  means the use of Genome Editing Technology in connection with the Research, Development, Manufacture, Commercialization or other exploitation of (a) α-β T-Cells or (b) Other Derived T-Cells; provided, however, that (i) to the extent that, due to the Allergan Agreement, Editas does not have the right to grant rights hereunder to Juno to use Genome Editing Technology on α-β T-Cell or Other Derived T-Cell products specifically intended for the treatment, control, mitigation, prevention or cure of any disease (excluding cancer) of the eye or its adnexa (the “Excluded Ocular Field”), then the Licensed Field shall exclude the Excluded Ocular Field and (ii) to the extent that, due to the Beam Agreement, Editas does not have the right to grant rights hereunder to Juno to use Base Editing technology on α-β T-Cell or Other Derived T-Cell products specifically intended for any field outside of cancer (the “Excluded Base Editing Non-Cancer Field”), then the Licensed Field shall exclude the Excluded Base Editing Non-Cancer Field.

1.143   “Licensed Product” means a product (including a Combination Product) that constitutes, incorporates, comprises or contains (a) an α-β T-Cell or (b) an Other Derived T-Cell, in each case, that was modified using a  Licensed RNP Complex (alone or as part of a Licensed RNP Complex Group),  and potentially including Juno Material Modifications (or set of Juno Material Modifications) or Juno Non-Material Modifications (or set of Juno Non-Material Modifications) thereto.  For clarity, if two (2) (or more) products that constitute, incorporate, comprise or contain an α-β T-Cell or Other Derived T-Cell, as applicable, that was modified using the same Licensed RNP Complex (alone or as part of a Licensed RNP Complex Group), such products shall be considered separate Licensed Products for purposes of this Agreement if separate INDs would be required to be filed with the FDA in order to conduct a separate Clinical Trial of each such Licensed Product.

1.144   “Licensed Program” means (a) the Initial Licensed Program; and (b) any Program identified as a “Licensed Program” in a Licensed Program Addendum, as applicable.

1.145   “Licensed Program Addendum” has the meaning set forth in Section 2.1.

1.146   “Licensed Program Confidential Information” has the meaning set forth in Section 8.10.

1.147   “Licensed Program Target” means (a) the Licensed Program Target identified in the Licensed Program Addendum for the Initial Licensed Program attached hereto as Exhibit A-1; (b) any Collaboration Target identified as a “Licensed Program Target” in a Licensed Program Addendum; and (c) in each case of the foregoing clauses (a) or (b), any Derivative forms thereof.

1.148   “Licensed RNP Complex” means (a) the Lead Candidate and Related Collaboration RNP Complex(es) (as defined in the Master Collaboration Agreement) identified as “Licensed RNP Complexes” in the Licensed Program Addendum for the Initial Licensed Program attached hereto as Exhibit A-1; (b) any Lead Candidate and Related Collaboration RNP Complex(es) (as defined in the Master Collaboration Agreement) identified as “Licensed RNP Complexes” in a Licensed Program Addendum; (c) any other Collaboration RNP Complex from the Research Program under the Master Collaboration Agreement that (i) incorporates or contains the same RGEN as any Lead Candidate under clause (a) or (b) above and (ii) is Directed to the same Licensed Program Target as such Lead Candidate (the RNP Complexes in clauses (a), (b) or (c), the “Editas-Provided RNP Complexes”); and (d) any other RNP Complex that (i) is Directed to a Licensed Program Target, (ii) is a variant or improvement of an Editas-Provided RNP Complex made by or on behalf of Juno or any of its Affiliates during the Term in the course of its activities performed under this Agreement and has Documented Lineage to such Editas-Provided RNP Complex, and (iii) is covered by any Editas Licensed Background Patent or Editas Licensed Collaboration Patent, or is otherwise made by or on behalf of Juno or any of its Affiliates during the Term in the course of its activities performed under this Agreement directly through the use of the Editas Licensed Background Know-How or Editas Licensed Collaboration Know-How (as such use is documented in Juno’s or its Affiliate’s written records).

1.149   “Licensed RNP Complex Group”  means, with respect to a given α-β T-Cell or Other Derived T-Cell, the combination of two (2) or more individual Licensed RNP Complexes utilized to modify such α-β T-Cell or Other Derived T-Cell, as applicable.

1.150   “Major European Country” means any of [**].

1.151   “Major Markets” means the [**].

1.152   “Manufacture”  or “Manufacturing” means any and all activities related to the manufacturing of a product or any component or ingredient thereof, including test method development and stability testing, formulation, process development, manufacturing scale-up whether before or after Regulatory Approval, manufacturing any product in bulk or finished form for Development or Commercialization (as applicable), including filling and finishing, packaging, labeling, shipping and holding, in-process and finished product testing, release of a product or any component or ingredient thereof, quality assurance and quality control activities related to manufacturing and release of a product, and regulatory activities related to any of the foregoing.  When used as a verb, “Manufacture” means to engage in Manufacturing.

1.153   “Marketing Authorization Application” or “MAA” means a marketing authorization application, BLA or similar application, as applicable, and all amendments and supplements thereto, submitted to the FDA, or any equivalent filing in a country or regulatory jurisdiction other than the U.S. with the applicable Regulatory Authority, to obtain marketing approval for a product, in a country or in a group of countries.

1.154   “Master Collaboration Agreement” has the meaning set forth in the recitals.

1.155   “Materials” means any and all tangible chemical or biological research materials that are used by or on behalf of a Party in, or provided or otherwise made available by one Party or any of its Affiliates to the other Party or any of its Affiliates for use in,  the performance of the Research Program or any of its other obligations under the Master Collaboration Agreement, or exercising rights under the licenses granted hereunder, including any Editas Materials.

1.156   “MCKD1” has the meaning set forth in Section 7.1.

1.157   “MGH” means The General Hospital Corporation, d/b/a Massachusetts General Hospital.

1.158   “MGH Indemnitees” means MGH and its affiliates and their respective trustees, directors, officers, medical and professional staff, employees, and agents and their respective successors, heirs and assigns.

1.159   “MGH License” means the 2014 MGH Agreement or the 2016 MGH Agreement and “MGH Licenses” means the 2014 MGH Agreement and the 2016 MGH Agreement.

1.160   “MHLW” means the Ministry of Health, Labour and Welfare of Japan, or the Pharmaceuticals and Medical Devices Agency of Japan (or any successor to either of them, as the case may be).

1.161   “Milestone Payment” has the meaning set forth in Section 6.3.3(a).

1.162   “MIT” means the Massachusetts Institute of Technology, a not-for-profit Massachusetts Corporation with a principal place of business at 77 Massachusetts Avenue, Cambridge, Massachusetts 02139.

1.163   “Net Sales”  means, in respect of a given Licensed Product, the total gross amounts invoiced by Juno, its Affiliates and Sublicensees (each, a “Selling Party”) to Third Party customers during a net sales measurement period for sales of such Licensed Product, less the following deductions actually incurred, allowed, paid, accrued or specifically allocated in its financial statements and calculated in accordance with Accounting Standards as consistently applied, for:

(a)        discounts (including trade, quantity and cash discounts) actually allowed, cash and non-cash coupons, retroactive price reductions, and charge-back payments and rebates granted to any Third Party (including to Governmental Authorities, purchasers, reimbursers, customers, distributors, wholesalers, and group purchasing and managed care organization or entities (and other similar entities and institutions));

(b)        credits or allowances, if any, on account of price adjustments, recalls, claims, damaged goods, rejections or returns of items previously sold (including Licensed Product returned in connection with recalls or withdrawals) and amounts written off by reason of uncollectible debt; provided, that if the debt is thereafter paid, the corresponding amount shall be added to the Net Sales of the period during which it is paid;

(c)        rebates (or their equivalent), administrative fees, chargebacks and retroactive price adjustments and any other similar allowances granted by a Selling Party (including Government Authorities, purchasers, reimbursers, customers, distributors, wholesalers, and group purchasing and managed care organizations and entities (and other equivalent entities and institutions)) which effectively reduce the selling price or gross sales of such Licensed Product, as well as costs of distribution and wholesale;

(d)        insurance, customs charges, freight, postage, shipping, handling, and other transportation costs incurred by a Selling Party in shipping Licensed Product to a Third Party;

(e)        import taxes, export taxes, exercise taxes (including annual fees due under Section 9008 of the United States Patient Protection and Affordable Care Act of 2010 (Pub. L. No.111-48) and other comparable Laws), sales tax, value-added taxes, consumption taxes, duties or other taxes levied on, absorbed, determined and/or imposed with respect to such sales (excluding income or net profit taxes or franchise taxes of any kind); and

(f)        reasonable discounts due to factoring of receivables that are incurred consistent with its other products of like character in a given country.

There shall be no double counting in determining the foregoing deductions from gross amounts invoiced to calculate Net Sales hereunder. The calculations set forth in this definition shall be determined in accordance with the Accounting Standards, consistently applied.

If non-monetary consideration is received by Juno for any Licensed Product in the relevant country, Net Sales will be calculated based on the average price charged for such Licensed Product during the preceding royalty period, or in the absence of such sales, the fair market value of such Licensed Product as determined by the Parties in good faith.  Notwithstanding the foregoing, Net Sales shall not be imputed to transfers of Licensed Products for use in Clinical Trials, non-clinical Development activities or other Development activities with respect to Licensed Products by or on behalf of the Selling Parties, for bona fide charitable purposes or for compassionate use or for Licensed Product samples, if no monetary consideration is received for such transfers.

Net Sales shall be determined on, and only on, the first sale by Juno or any of its Affiliates or Sublicensees to a non-Sublicensee Third Party.

If any Licensed Product is, or is sold as part of, a Combination Product (as defined below), Net Sales will be the product of (1) Net Sales of the Combination Product calculated as above (i.e., calculated as for a non-Combination Product), and (2) the fraction (A/(A+B)), where:

“A” is the gross invoice price in such country of such Licensed Product as the sole therapeutically active ingredient; and

“B” is the gross invoice price in such country of the other therapeutically active ingredient(s) contained in the Combination Product.

If “A” or “B” cannot be determined by reference to non-Combination Product sales as described above, then Net Sales will be calculated as above, but the gross invoice price in the above equation shall be determined by mutual agreement reached in good faith by the Parties prior to the end of the accounting period in question based on an equitable method of determining the same that takes into account, in the applicable country, the relative fair market value (including taking into account variations in dosage units, if applicable) of such Licensed Product, on the one hand, and each other therapeutically active ingredient, as applicable, on the other hand, in the Combination Product.

For purposes of this definition, “Combination Product” means any product that (1) contains a Licensed Product as well as one or more other therapeutically active ingredients, either as a fixed dose product, co-formulated product or co-packaged product, and sold for a single price, and (2) is Developed or Commercialized, alone or together with a Third Party, by Juno or any of its Affiliates or Sublicensees.

1.164   “Nomination of a Development Candidate”  means, on a Licensed Product-by-Licensed Product basis, the date on which Juno’s Candidate Development Committee (or any equivalent or successor body thereof) has, in accordance with Juno’s standard development candidate selection criteria and processes, selected the Licensed Product that will likely be the subject of an IND filed with a Regulatory Authority (such Licensed Product, a “Development Candidate”).

1.165   “Non-Prosecuting Party” has the meaning set forth in Section 7.10.4.

1.166   “Opt-In Exercise Fee” has the meaning set forth in Section 6.1.

1.167   “Other Derived T-Cell” means any Derived T-Cell, but excluding any (a) α-β T-Cell or (b) γ-δ T-Cell.

1.168   “Party” or “Parties” has the meaning set forth in the preamble.

1.169   “Patent Challenge”  means, with respect to (a) a given Editas Licensed Background Patent (other than any such Patent Rights Controlled by Editas under the Harvard-Broad Licenses) or Editas Licensed Collaboration Patent, a challenge to the validity, patentability or enforceability of such Editas Licensed Background Patent or Editas Licensed Collaboration Patent, in a legal action or an administrative proceeding initiated by or on behalf of Juno (or any of its Affiliates or Sublicensees), but excluding any such challenge in defense of any claims raised by or on behalf of Editas (or any of its Affiliates, sublicensees or In-License Counterparty) against Juno (or any of its Affiliates or Sublicensees), or otherwise in connection with an assertion of a cross-claim or a counter-claim; and (b) any Patent Rights Controlled by Editas under the Harvard-Broad Licenses, to the extent applicable to a given Licensed Program, the patent challenge terms of Section 7.5 applicable to such Harvard-Broad License shall apply.

1.170   “Patent Liaison” has the meaning set forth in Section 7.9.

1.171   “Patent Rights”  means (a) all patents and patent applications in any country or supranational jurisdiction worldwide; (b) any substitutions, divisionals,  continuations, continuations-in-part, reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates and the like of any such patents or patent applications; and (c) foreign counterparts of any of the foregoing.

1.172   “Payee Party” has the meaning set forth in Section 6.4.4(b).

1.173   “Paying Party” has the meaning set forth in Section 6.4.4(b).

1.174   “Person”  means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

1.175   “Phase 1 Clinical Trial” means (a) both a Phase 1a Clinical Trial and a Phase 1b Clinical Trial; or (b) a single Clinical Trial that contains all of the elements of both a Phase 1a Clinical Trial and a Phase 1b Clinical Trial.

1.176   “Phase 1a Clinical Trial” means a human Clinical Trial of a product that would satisfy the requirements of U.S. 21 C.F.R. Part 312.21(a), as amended, the principal purpose of which is a preliminary determination of safety, pharmacokinetics and pharmacodynamic parameters in healthy individuals or patients, or a similar Clinical Trial prescribed by the Regulatory Authorities in a country other than the United States.

1.177   “Phase 1b Clinical Trial”  means a human Clinical Trial of a product, the principal purpose of which is to further evaluate safety and pharmacokinetics (including exploration of trends of a biomarker based or clinical endpoint based efficacy relationship to dose which are not designed to be statistically significant) of the product, whether or not in combination with concomitant treatment, after an initial Phase 1a Clinical Trial but prior to commencement of Phase 2 Clinical Trials or Registration-Enabling Clinical Trial, and which provides (itself or together with other available data) sufficient evidence of safety to be included in filings for a Phase 2 Clinical Trial or a Registration-Enabling Clinical Trial with Regulatory Authorities. For clarity, a Phase 1b Clinical Trial may include escalation as well as dedicated expansion cohorts for the defined Indication of interest.

1.178   “Phase 2 Clinical Trial” means a human Clinical Trial of a product that would satisfy the requirements of U.S. 21 C.F.R. Part 312.21(b), as amended, and is intended to explore a variety of doses, dose response and duration of effect, and to generate evidence of clinical safety and effectiveness for a particular Indication or Indications in a target patient population, or a similar Clinical Trial prescribed by the relevant Regulatory Authorities in a country other than the United States.

1.179   “Pre Opt-In Subsequently Obtained Licensed IP” means, with respect to a Licensed Program, IP included in the Editas Background IP (as defined in the Master Collaboration Agreement) pursuant to the provisions of Section 7.6 of the Master Collaboration Agreement.

1.180   “Prosecuting Party” has the meaning set forth in Section 7.10.4.

1.181   “Prosecution and Maintenance” or “Prosecute and Maintain” means, with respect to Patent Rights, the preparation, filing, prosecution and maintenance of such Patent Rights, as well as re-examinations, reissues and appeals with respect to such Patent Rights, together with the initiation or defense of interferences, oppositions, inter partes review, re-examinations, derivations, post-grant proceedings and other similar proceedings (or other defense proceedings with respect to such Patent Rights, but excluding the defense of challenges to such Patent Rights as a counterclaim in an infringement proceeding) with respect to the particular Patent Rights, and any appeals therefrom.  For clarification, “Prosecution and Maintenance” or

“Prosecute and Maintain” shall not include any other enforcement actions taken with respect to Patent Rights.

1.182   “PSC” means any pluripotent stem cell, including any induced pluripotent stem cell (“iPSC”).

1.183   “Registration-Enabling Clinical Trial”  means a human Clinical Trial of a product that would satisfy the requirements of U.S. 21 C.F.R. Part 312.21(c), as amended, or a similar Clinical Trial prescribed by the EMA in the EU or the MHLW in Japan, and is intended to (a) establish that the product is safe and efficacious for its intended use; (b) define contraindications, warnings, precautions and adverse reactions that are associated with the product in the dosage range to be prescribed; and (c) support Regulatory Approval for such product without the need to conduct additional Clinical Trials.

1.184   “Regulatory Approval” means any and all approvals, licenses and authorizations of the applicable Regulatory Authority necessary for the marketing and sale of a product for a particular Indication in a country or region, and including the approvals by the applicable Regulatory Authority of any expansion or modification of the label for such Indication.

1.185   “Regulatory Authority”  means any national or supranational Governmental Authority, including the FDA in the U.S., the EMA in the EU and the MHLW in Japan, or any health regulatory authority in any country or region that is a counterpart to the foregoing agencies, in each case, that holds responsibility for Research, Development (including the conduct of Clinical Trials), Manufacture or Commercialization of, and the granting of Regulatory Approval for, a product, as applicable, in such country or region.

1.186   “Regulatory Materials” means any and all regulatory registrations, applications, authorizations and approvals (including approvals of MAAs, supplements and amendments, pre- and post-approvals, pricing and reimbursement approvals, and labeling approvals), Regulatory Approvals and other submissions made to or with any Regulatory Authority for Research, Development (including the conduct of Clinical Trials), Manufacture or Commercialization of a product in a regulatory jurisdiction, together with all related correspondence to or from any Regulatory Authority and all documents referenced in the complete regulatory chronology for each MAA, including all Drug Master Files (DMFs) (if any), INDs and supplemental biologics license applications (sBLAs) and foreign equivalents of any of the foregoing.

1.187   “Research” means any and all research activities (including to characterize, screen, discover, identify, sequence, generate and develop) with respect to a Target (or any Derivative thereof), product or Genome Editing Technology (including any RNP Complex or component or variant form thereof), including derivatization and other modification of a product or any component thereof (including modification, removal or replacement of, or addition to, any such Genome Editing Technology).

1.188   “RGEN” means an RNA-guided engineered nuclease (or any variant form thereof) that, when paired with gRNA, is able to interact with specific DNA sequences.

1.189   “RNP Complex” means a complex comprising a gRNA and RGEN.

1.190   “Rockefeller” means The Rockefeller University.

1.191   “Royalty Term” means, on a Licensed Product-by-Licensed Product and country-by-country basis, the period of time commencing on the First Commercial Sale of such Licensed Product in such country of sale and expiring upon the later of (a) the first date on which there is no Valid Claim that Covers the manufacture, use, offer for sale, sale or importation of such Licensed Product in such country,  and (b) six (6) years from the date of First Commercial Sale of such Licensed Product in such country.  For clarity, in the event that a Valid Claim Covering the manufacture, use, offer for sale, sale or importation of a given Licensed Product in the applicable country issues following First Commercial Sale of such Licensed Product in such country but prior to the expiration of the applicable Royalty Term in accordance with clause (b) above, the Royalty Term with respect to such Licensed Product in such country shall continue for the term of such Valid Claim in accordance with clause (a) above.

1.192   “SEC” has the meaning set forth in Section 8.3.1(a).

1.193   “Section 365(n)” has the meaning set forth in Section 7.7.

1.194   “Securities Regulators” has the meaning set forth in Section 8.5.

1.195   “Selling Party” has the meaning set forth in Section 1.163.

1.196   “Sublicensee” means, with respect to Juno, a Third Party to whom Juno or any of its Affiliates or sublicensees has granted a sublicense, either directly or (subject to limitation(s) on further sublicensing in the In-License Agreement(s) as expressly set forth in Section 7.5, if applicable) indirectly (through multiple tiers), under the rights or licenses granted to Juno or any of its Affiliates under Section 7.1, but excluding any Third Party acting solely as a Distributor.

1.197   “Subsequently Obtained Licensed IP” has the meaning set forth in Section 7.17.2.

1.198   “Target”  means (a) a gene; and (b) any variant, isoform or polymorphism of any such gene.

1.199   “T-Cell” means a cell that expresses or has ever expressed one or more T-cell receptors.

1.200   “Term” has the meaning set forth in Section 11.1.1.

1.201   “Territory” means worldwide.

1.202   “Third Party”  means any Person other than Editas and Juno, and their respective Affiliates.

1.203   “Third Party Claim” means any and all suits, claims, actions, proceedings or demands brought by a Third Party against a Party (or the Editas Indemnitees or Juno Indemnitees, as applicable).

1.204   “Third Party Damages” means any and all losses, costs, claims, damages, judgments, liabilities or expenses of any kind or nature payable to a Third Party by a Party (or the Editas Indemnitees or Juno Indemnitees, as applicable) under a Third Party Claim (including reasonable attorneys’ fees and other reasonable out-of-pocket costs of litigation in connection therewith).

1.205   “Transition Assistance” has the meaning set forth in Section 3.3.5.

1.206   “Transition Plan” has the meaning set forth in Section 3.3.4.

1.207   “United States” or “U.S.” means the United States of America and all of its territories and possessions.

1.208   “UTokyo” means the University of Tokyo.

1.209   “Valid Claim”  means a claim of an issued patent within the Editas Licensed Collaboration Patents, Editas Licensed Background Patents or Joint Collaboration Patents, as applicable, in the Territory that has not expired, lapsed, been cancelled or abandoned or been dedicated to the public, disclaimed, or held unenforceable, invalid, revoked or cancelled by a court or administrative agency of competent jurisdiction in an order or decision from which no appeal has been or can be taken, including through opposition, reexamination, reissue, disclaimer, inter partes review, post grant procedures or similar proceedings.

1.210   “Wageningen” means Wageningen University.

ARTICLE 2

LICENSED PROGRAM ADDENDA

2.1       General.  During the Term, following any exercise by Juno of its Opt-In Right with respect to a given Program, in each case subject to and in accordance with the terms of the Master Collaboration Agreement, the Parties shall enter into a Licensed Program Addendum with respect to such Program substantially in the form attached hereto as Schedule 2.1 (each, a “Licensed Program Addendum”) and, following execution of such Licensed Program Addendum, such Program shall thereafter be deemed a “Licensed Program” and subject to the terms of this Agreement.  For clarity, the Initial Licensed Program shall be a Licensed Program as of the Effective Date.

ARTICLE 3

RESEARCH, DEVELOPMENT, MANUFACTURING AND COMMERCIALIZATION

3.1       Development, Manufacturing and Commercialization.

3.1.1    General.  From and after the Effective Date, and subject to the terms and conditions of this Agreement, (a)  except as expressly set forth in this Agreement, Juno will have the sole right (and shall solely control, at its discretion), itself or with or through any of its Affiliates, Sublicensees or other Third Parties, to Research,  Develop, Manufacture, Commercialize and otherwise exploit (i) any Licensed RNP Complex in the Licensed Field in the Territory and (ii) any Licensed Product for any purpose (but excluding the Excluded Ocular Field and the

Excluded Base Editing Non-Cancer Field, in each case, for so long as such field is excluded from the Licensed Field in accordance with Section 1.142) in the Territory; and (b)  except as expressly set forth in this Agreement,  Editas and its Affiliates shall not have any right to, and shall not, conduct any Research,  Development, Manufacture,  Commercialization or other exploitation of (i) any Licensed RNP Complex in the Licensed Field in the Territory and (ii) any Licensed Product for any purpose (but excluding (A) the Excluded Ocular Field in accordance with the Allergan Agreement and the Excluded Base Editing Non-Cancer Field in accordance with the Beam Agreement, in each case, for so long as such field is excluded from the Licensed Field in accordance with Section 1.142 and (B) the BlueRock Field in accordance with the BlueRock Agreement, for so long as such field is co-exclusive in accordance with Section 7.1) in the Territory.

3.1.2    Diligence; Progress Reports.

(a)        From and after the Effective Date, and subject to the terms and conditions of this Agreement, Juno, itself or with or through any of its Affiliates, Sublicensees or other Third Parties, will use Commercially Reasonable Efforts to (a) Develop and seek Regulatory Approval for at least [**]; and (b) subject to obtaining and maintaining Regulatory Approval (and pricing approval where required by Law) [**], commercially launch at least [**].

(b)        Without limiting Section 3.1.2(a), within [**] after the Effective Date of the Licensed Program Addendum pursuant to which Editas licenses to Juno a [**] Licensed Program hereunder (the “IND Diligence Date”), Juno shall have filed at least [**] INDs for Licensed Products (the “IND Diligence Threshold”). If Juno fails to achieve the IND Diligence Threshold by the IND Diligence Date, then,  as Editas’ sole and exclusive remedy with respect to Juno’s failure to meet the IND Diligence Threshold,  Juno shall pay to Editas [**] Dollars ($[**]) for each IND below the IND Diligence Threshold. Such payment shall be a one-time payment and shall be due to Editas within [**] after receipt of an invoice from Editas therefor following the IND Diligence Date. For clarity, (i) if on the IND Diligence Date, Juno has filed [**] INDs for Licensed Products, then Juno shall pay to Editas [**] Dollars ($[**]) pursuant to this Section 3.1.2(b), (ii) if on the IND Diligence Date, Juno has filed [**] for Licensed Products, then Juno shall pay to Editas [**] Dollars ($[**])  pursuant to this Section 3.1.2(b) and (iii) if on the IND Diligence Date, Juno has filed [**] or more INDs for Licensed Products, then Juno shall have achieved the IND Diligence Threshold and no payments shall be due to Editas pursuant to this Section 3.1.2(b).

(c)        At the written request of Editas, but no more than [**],  Juno shall provide a written report to Editas that reasonably summarizes Juno’s exercise of Commercially Reasonable Efforts for Development activities under this Section 3.1.2.

3.1.3    JSC.  For the avoidance of doubt, the JSC and each Subcommittee shall no longer oversee or review any of the matters under this Agreement, and shall have no decision-making authority in connection therewith.

3.2       Regulatory.

3.2.1    Transfer of Existing Regulatory Materials.  Editas shall assign and transfer (and hereby does assign and transfer), or cause to be assigned and transferred to the extent not owned by Editas, to Juno (or its Designee), promptly (but in all cases within [**]) after the Effective Date any and all Regulatory Materials for any Licensed Products (including any Licensed RNP Complex) held or generated by or on behalf of Editas or any of its Affiliates (the “Existing Regulatory Materials”), including providing true, accurate and complete hard and electronic copies thereof to Juno.  Thereafter,  Juno (or its Designee) shall have the sole right, in its discretion, to file, maintain and hold title to all Existing Regulatory Materials.  Notwithstanding the foregoing, at the election of Juno,  Juno may notify Editas in writing that it does not desire to take assignment and transfer of certain Existing Regulatory Materials (as so determined by Juno) and in such case, Editas shall not assign or transfer to Juno (or its Designee) such designated Regulatory Materials.

3.2.2    Right of Reference; Access to Data.  Pending such time as the Existing Regulatory Materials, if any, are transferred and assigned to Juno (or its Designee), or in the event of failure to transfer and assign any Existing Regulatory Materials to Juno (or its Designee), as required by Section 3.2.1,  Juno (and its Designees) shall have, and Editas (on behalf of itself and its Affiliates) hereby grants to Juno (and its Designees), access and a right of reference (without any further action required on the part of Editas or any of its Affiliates, whose authorization to file this consent with any Regulatory Authority is hereby granted) to all such Existing Regulatory Materials and all data contained or referenced in any Existing Regulatory Materials for Juno (and its Designees) to exercise its rights and perform its obligations hereunder.  In all cases, Juno (and its Designees) shall have access to all data contained or referenced in any Existing Regulatory Materials, and Editas shall ensure that Juno (and its Designees) are afforded such access.

3.2.3    Regulatory Matters.  If  Juno determines that any regulatory filings for any Licensed Products are required for any activities hereunder, including INDs, MAAs and other Regulatory Approvals (as applicable), then Juno (or its Designee) shall have the sole right, in its discretion, to seek to obtain and maintain such regulatory filings (in its or its Designee’s name).  In addition, Juno (or its Designee) shall have the sole right to communicate and otherwise interact with Regulatory Authorities with respect to each Licensed Product, including with respect to any Regulatory Materials in connection therewith.  Editas (and its Affiliates) shall have no right to, and shall not, make any regulatory filings related to any Licensed Products or otherwise interact with any Regulatory Authorities with respect to any Licensed Products; provided that, as and to the extent reasonably requested by Juno in writing, Editas shall interact with Regulatory Authorities in connection with Licensed Products with respect to matters related to activities conducted by or on behalf of Editas under the Master Collaboration Agreement.  Notwithstanding the foregoing, until such time as a given Existing Regulatory Material, if any, is assigned and transferred to Juno in accordance with Section 3.2.1,  Editas shall be responsible for all communications and interactions with Regulatory Authorities with respect to such Existing Regulatory Material; provided that, in connection with any such activities by Editas,  Editas shall, to the extent reasonably requested by Juno, consult and coordinate with Juno with respect thereto (including allowing Juno to attend or participate in any meetings or other interactions with Regulatory Authorities to the extent such attendance is not prohibited or limited by such Regulatory Authority) and Editas shall accommodate and comply with any reasonable requests made by Juno in connection therewith (including that Editas shall submit to Juno a copy of any proposed filings and correspondence with any Regulatory Authority for Juno’s review and approval prior to submission thereof).  At the request of Juno,  Editas shall reasonably assist Juno in communications and filings with Regulatory Authorities with respect to any Licensed Products, including in connection with the preparation of any INDs, MAAs and other Regulatory Approvals for any Licensed Products; provided that Editas shall not be required to write any portion of any application for Regulatory Approval; provided, further, that Juno will provide Editas with reasonable regulatory information as may be required in order to allow Editas to provide such assistance to Juno.  For the avoidance of doubt, nothing in this Section 3.2.3 shall prevent Editas from making regulatory filings or otherwise interacting with Regulatory Authorities with respect to any RNP Complex outside of the Exclusive Field.

3.2.4    Pharmacovigilance.  At the written request of Juno,  promptly after such request, Editas and Juno (or its Designee(s)) will enter into a pharmacovigilance agreement reasonably acceptable to both Parties in order to, among other things, coordinate safety matters and share safety information with respect to Licensed Products.

3.3       Ongoing Transition Assistance; Technology Transfer.

3.3.1    General.  Juno may designate one or more of its Affiliates or Third Party subcontractors or advisors (each, a “Designee”) to provide Juno assistance under this Agreement, including to receive Editas  Materials with respect to this Section 3.3; provided that any such Designee shall, prior to receiving any Confidential Information of Editas, be bound by confidentiality obligations and restrictions on use consistent with those set forth in ARTICLE 8;  provided, further, that Juno shall remain responsible for any failure by any Designee who receives Editas Confidential Information to treat such information in accordance with ARTICLE 8.  Editas shall (and shall cause its Affiliates to) cooperate with Juno (and its Designees) and provide reasonable additional assistance to Juno (and its Designees) to enable Juno (and its Designees) to Research, Develop, Manufacture and Commercialize Licensed Products and Licensed RNP Complexes, as and to the extent reasonably requested by Juno,  including for the following purposes  (a) conducting a technology transfer to Juno with respect to the Editas Licensed Collaboration Know-How and Editas Licensed Background Know-How, including transferring hard and electronic copies thereof and any documentation (including data and protocols) included therein, in each case, to the extent not previously provided to Juno or its Designee pursuant to the Master Collaboration Agreement; (b) transfer to Juno (and its Designees) the Editas Materials, in each case, to the extent not previously provided to Juno or its Designee pursuant to the Master Collaboration Agreement;  (c) providing Juno (and its Designees) reasonable assistance with respect to Manufacturing transition matters related to any Licensed RNP Complex, as more fully contemplated in Section 3.3.2;  and (d) providing Juno (and its Designees) with reasonable access by teleconference or in-person (as requested by Juno) to Editas personnel (and personnel of its Affiliates and Third Party contractors) involved in the conduct of the Research Program with respect to any Licensed Program Target or Licensed RNP Complex to assist with the transition and answer questions related to the foregoing, as applicable.

3.3.2    Manufacturing Transition Assistance.  As part of the Transition Assistance with respect to a given Licensed Program, as soon as reasonably practicable following a reasonable request by Juno,  Editas shall transfer, and thereafter continue to transfer during the Term as may be reasonably requested by Juno from time to time, from Editas (or any of its Affiliates or its Third Party contract manufacturers, as applicable), to Juno (and its Designees), copies in English (in writing and in an electronic format) of all data, information and other Know-How in the Control of Editas,  its Affiliates and its Third Party contract manufacturers that is necessary or reasonably useful to Manufacture any Licensed RNP Complex or Licensed Products, in order to enable Juno (and its Designees) to Manufacture Licensed RNP Complexes and Licensed Products, including to replicate any process employed by or on behalf of Editas to Manufacture any Licensed RNP Complex and Licensed Products.  Such transfer shall include all processes, analytical, formulation and process development data, technical memos, batch records, manufacturing process description, complete bill of materials (including known critical raw materials and their screening methods and acceptance criteria), analytical methods used both for product release as well as characterization, development history summary reports and supporting data and reports, cell banking qualification and stability strategy and reports.  In addition, at the reasonable request of Juno from time to time, Editas shall make its employees and consultants (including personnel of its Affiliates and Third Party contract manufacturers) available to Juno (and its Designees) to provide reasonable consultation and technical assistance in order to ensure an orderly transition of the manufacturing technology and operations to Juno (and its Designees) and to assist Juno (and its Designees) in its Manufacture of any Licensed RNP Complex and Licensed Products.

3.3.3    Existing Program Agreements.  At the written request of Juno, Editas shall reasonably assist Juno (or its Affiliate) in entering into new agreements directly with the counterparties to the Existing Program Agreements to cover the subject matter of any Existing Program Agreements.

3.3.4    Transition Plan.  Without limiting the foregoing provisions of this Section 3.3,  on a Licensed Program-by-Licensed Program basis, in order to facilitate the Transition Assistance contemplated by this Section 3.3, the Parties shall work together in good faith and establish a transition plan setting forth reasonable transition activities to be undertaken by or on behalf of Editas in order to enable the Research,  Development, Manufacture and Commercialization of Licensed RNP Complexes and Licensed Products to Juno (and its Designees) with respect to the applicable Licensed Program(s) (the “Transition Plan”); provided that the Parties may mutually agree to divide out the Transition Assistance into separate Transition Plans.  Once established, subject to Juno’s payment obligations with respect to Transition Assistance as set forth in Section 3.3.5,  Editas shall use Commercially Reasonable Efforts to timely perform its activities under the Transition Plan.

3.3.5    Costs.  The Parties agree and acknowledge that the foregoing activities conducted by Editas as set forth in this Section 3.3 shall be deemed to be the “Transition Assistance”.  On a Licensed Program-by-Licensed Program basis, Juno shall be entitled to up to (a) with respect to each of the first [**] Licensed Programs (including, for clarity, the Initial Licensed Program), [**] of Transition Assistance per Licensed Program and (b) with respect to each subsequent Licensed Program thereafter, [**] of Transition Assistance per Licensed Program, in each case of (a) and (b), [**] and thereafter, subject to the reasonable availability of Editas resources, Editas shall provide additional Transition Assistance requested by Juno with respect to a Licensed Program at a reasonable hourly rate, and in accordance with a budget, in each case, to be mutually agreed by the Parties and set forth in the applicable Transition Plan.

3.4       RNP Complex Supply.  At Juno’s written request, on a Licensed Product-by-Licensed Product basis, Editas will be responsible for supplying, and shall supply, to Juno (or its

Designee) Licensed RNP Complexes, for use in Research and Development by or on behalf of Juno hereunder for a period, with respect to a given Licensed Product, through the completion of the [**] for such Licensed Product (or such longer period of time as agreed in writing by the Parties); provided that Juno shall pay to Editas a reasonable, fair value cost for such supply, which cost shall be negotiated in good faith and agreed to by the Parties.  Promptly following Juno’s request, the Parties shall negotiate in good faith and shall enter into a commercially reasonable supply agreement (including a quality agreement) for Editas to supply (or have supplied) Licensed RNP Complex to Juno (or its Designee) as contemplated by this Section 3.4; provided, however, that Editas shall not be obligated to provide such supply prior to the Parties entering into such supply agreement in accordance with this Section 3.4.

3.5       Covenants.

3.5.1    No Conflicts.  Subject to Section 3.5.2,  during the Term, Editas shall not and shall cause its Affiliates not to (a) assign, transfer, convey, encumber (through any liens, charges, security interests, mortgages or similar actions) or dispose of, or enter into any agreement with any Third Party to assign, transfer, convey, encumber (through lien, charge, security interest, mortgage or similar action) or dispose of, any Editas Licensed IP except to the extent such assignment, transfer, conveyance, encumbrance or disposition would not conflict with, be inconsistent with or adversely affect in any material respect any of the rights or licenses granted to Juno hereunder; or (b) license or grant to any Third Party, or agree to license or grant to any Third Party, any rights to any Editas Licensed IP if such license or grant would conflict with, be inconsistent with or adversely affect in any material respect any of the rights or licenses granted to Juno hereunder.

3.5.2    Ordinary Course of Business.  Without limiting the provisions of Section 3.5.1, subject to the other applicable terms and conditions of this Agreement, during the Term, Editas shall (and shall cause its Affiliates to) (a) maintain the Editas Licensed IP in the ordinary course of business, and in compliance with applicable Law, including not terminating, amending or otherwise modifying, or permitting to be terminated, amended or modified, any In-License Agreement in any manner that would impair or conflict in any respect with any of the rights or licenses granted to Juno hereunder; and (b) ensure that all Editas Licensed IP is and remains during the Term Controlled by Editas, such that Editas maintains the full rights to grant the rights and licenses to the Editas Licensed IP to Juno hereunder (including that any such Patent Rights, Know-How and other IP remains unencumbered such that Editas is able to grant such rights and licenses to Juno).  Except (i) with respect to amendments, modifications or termination of an In-License Agreement with respect to Know-How or Patent Rights that solely claim Genome Editing Technology that is not used (nor intended to be used, as determined by Editas in its sole discretion) in the Licensed Program, or (ii) to the extent Editas is legally required by a future court order to make any amendments or modifications to an In-License Agreement, Editas (A) shall not amend, modify, terminate, assign, make an election under or transfer any such In-License Agreement (other than an assignment to an Affiliate or successor of Editas receiving an assignment of this Agreement as permitted under Section 12.4) unless Editas otherwise obtains Juno’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) if doing so would conflict with or otherwise adversely affect any of the rights or licenses granted to Juno hereunder; (B) shall not breach, or commit any acts or permit the occurrence of any omissions that would cause the material breach or termination, of any such In-License Agreement; (C) shall satisfy all of its obligations under each such In-License Agreement in all material respects; (D) shall maintain each such In-License Agreement in full force and effect; (E) shall enforce its rights under each such In-License Agreement to preserve any rights or licenses granted to Juno under this Agreement; and (F) shall provide Juno with prompt written notice of any claim of a breach of which it is aware under any such In-License Agreements or notice of termination of any such In-License Agreement.  Without limiting the foregoing, if Editas intends to take any action or inaction to terminate any In-License Agreement, including a Foundational In-License in whole or in part, Editas shall use Commercially Reasonable Efforts to provide Juno with an opportunity to obtain a direct license from the applicable Third Party.

ARTICLE 4

ANTITRUST AND COMPETITION LAW COMPLIANCE

4.1       Antitrust Compliance.  For the avoidance of doubt, the Parties shall continue to comply with Section 3.5 of the Master Collaboration Agreement, and such provisions shall apply to this Agreement as if set forth directly herein, mutatis mutandis.

ARTICLE 5

EXCLUSIVITY

5.1       Exclusivity.

5.1.1    Competing Product.  During the Term, except to the extent required for Editas to fulfill its obligations to Juno under and in accordance with this Agreement or the Master Collaboration Agreement, Editas shall not, and, subject to Section 5.1.2, shall ensure that its Affiliates shall not, anywhere in the world,  (a) alone or with or through or for any Third Party, conduct or participate in any Research,  Development, Manufacturing, Commercialization or other exploitation activities of any Competing Product; (b) grant a license, sublicense or other rights to any Third Party to conduct any of the activities in clause (a); or (c)  except for the rights and licenses granted to Juno hereunder, transfer, assign, convey or otherwise sell any Competing Product; provided, however, that the foregoing shall not restrict Editas and its Affiliates from performing their obligations under (i) the Allergan Agreement as to the Excluded Ocular Field, alone or with or for Allergan, (ii) the Beam Agreement as to the Excluded Base Editing Non-Cancer Field, or (iii) the BlueRock Agreement as to the BlueRock Field, in each case, as such agreements exist as of the Execution Date and solely for so long as such agreements remain in full force and effect.  As used herein, the term “Competing Product” means any product that constitutes, incorporates, comprises or contains any (a) α-β T-Cell or (b) Other Derived T-Cell,  in each case, that is modified using any Genome Editing Technology (including any RNP Complex or any component thereof)  Directed to any Licensed Program Target for so long as at least one Licensed Program Addendum relating to such Licensed Program Target remains in effect.   For the avoidance of doubt, during the Term, any agreement entered into between Editas or any of its Affiliates and a Third Party involving the use of Research, Development, Manufacture, Commercialization or other exploitation activities with respect to any α-β T-Cell,  Other Derived T-Cell or any other use of Genome Editing Technology shall expressly exclude the grant of any license, sublicense or other rights, or the conduct of any activities which would violate the terms of this Section 5.1.  For clarity, the provisions of this Section 5.1.1 shall not prohibit Editas and its Affiliates, on their own or through or with any Third Party, from Researching, Developing, Manufacturing, Commercializing or conducting other exploitation activities (including through grants of licenses, sublicenses or other rights to any Third Party to conduct any of the foregoing activities) with respect to its exploitation of Genome Editing Technology, including the use of Licensed RNP Complexes, with respect to any product that is not a Licensed Product or a Competing Product.

5.1.2    Exceptions for Change of Control. Notwithstanding the provisions of Section 5.1.1, if, following the Execution Date, Editas undergoes a Change of Control and an Acquiring Affiliate is engaged in any activities immediately prior to the effective date of such Change of Control that would violate Section 5.1.1 if conducted by Editas (an “Existing Acquirer Program”), then Editas shall not be in breach of the provisions of Section 5.1.1 as a result of the continued conduct of such Existing Acquirer Program by such Acquiring Affiliate during the Term; provided that (a) such Existing Acquirer Program is conducted by such Acquiring Affiliate independently of the activities of this Agreement (including maintaining separate lab notebooks) and without use of, or reference to, any Editas Licensed Background IP, Collaboration IP or any Confidential Information of Juno or any of its Affiliates; (b) no personnel of Editas or any of its Affiliates that are conducting or have conducted any activities under the Research Program or otherwise under this Agreement or the Master Collaboration Agreement, or that has or had access to any Confidential Information of Juno or any of its Affiliates, shall work on the Existing Acquirer Program; and (c) Editas puts in place firewalls and other protections reasonably acceptable to Juno that are reasonably designed to ensure that the foregoing clauses (a) and (b) are complied with during the Term.

5.2       [**].  Notwithstanding anything to the contrary contained herein, during the Term, Editas shall not (and shall cause its Affiliates not to), use any Patent Rights, Know-How or other IP, or any other materials or resources (including any portion of payments from Juno hereunder) that (a) are licensed or otherwise provided by Juno (or any of its Affiliates) hereunder; or (b) were otherwise created, conceived, discovered, generated, invented, made or reduced to practice in the course of conducting any activities pursuant to this Agreement (or the Master Collaboration Agreement), in each case ((a) or (b)) in connection with [**].

5.3       Master Collaboration Agreement.  For the avoidance of doubt, the provisions of Section 5.3 of the Master Collaboration Agreement shall not limit in any way the provisions of this ARTICLE 5, and the provisions of this ARTICLE 5 shall not limit in any way the provisions of this Section 5.3 of the Master Collaboration Agreement.

ARTICLE 6

FINANCIAL TERMS

6.1       Opt-In Exercise Fee.  Subject to Article 3 of the Master Collaboration Agreement, Juno shall pay to Editas (a) with respect to the Initial Licensed Program, an opt-in exercise fee of  [**] Dollars ($[**]) within [**] after the Execution Date; and (b) with respect to each exercise by Juno of its Opt-In  Right pursuant to the terms of the Master Collaboration Agreement for a  Licensed Program (other than for the Initial Licensed Program), an opt-in exercise fee of [**] Dollars ($[**])  within [**] after the Effective Date of the applicable Licensed Program Addendum (each, an “Opt-In Exercise Fee”).

6.2       Royalties.

6.2.1    Licensed Product Royalties.  Subject to the terms of this Section 6.2 (and subject further to Sections  6.4 and 6.7), on a Calendar Year-by-Calendar Year basis, Juno shall pay Editas royalties on Annual Product Net Sales of a given Licensed Product (on a Licensed Product-by-Licensed Product basis) during the applicable Royalty Term for such Licensed Product (provided that the Royalty Term shall be calculated on a Licensed Product-by-Licensed Product and country-by-country basis), equal to the following portions of Annual Product Net Sales of such Licensed Product during a given Calendar Year multiplied by the applicable royalty rate set forth below for such portion of Annual Product Net Sales during the applicable Royalty Term, which royalties shall be paid in accordance with Section 6.2.5.  For clarity, the royalties (and royalty tiers) shall be calculated separately on a Licensed Product-by-Licensed Product basis.

Annual Product Net Sales of a Given Licensed Product in a Given Calendar Year	Royalty Rate
Portion of Annual Product Net Sales of a given Licensed Product in a given Calendar Year above $[**], up to and including $[**]	[**]%
Portion of Annual Product Net Sales of a given Licensed Product in a given Calendar Year above $[**], up to and including $[**]	[**]%
Portion of Annual Product Net Sales of a given Licensed Product in a given Calendar Year above $[**]	[**]%

The applicable royalty rates set forth in the table above will apply only to that portion of the Annual Product Net Sales of the applicable Licensed Product during a given Calendar Year that falls within the indicated range.  For clarity, (a) if no royalty is payable on a given unit of Licensed Product (e.g., following expiration of the Royalty Term for such Licensed Product in a given country), then the Net Sales of such unit of Licensed Product shall not be included for purposes of determining the royalties or royalty tiers; (b) Net Sales of a given Licensed Product will not be combined with Net Sales of any other Licensed Product for purposes of determining the royalties or royalty tiers; and (c) with respect to any Licensed Products for which a royalty is payable, only one royalty shall be payable by Juno to Editas for each sale of a unit of such Licensed Product, regardless of any Licensed Program Addenda subsequently entered into by the Parties.  By way of example and without limitation of this Section 6.2.1, if Annual Product Net Sales of a given Licensed Product were $[**] for a given Calendar Year, then the royalties payable with respect to such Annual Product Net Sales for such Licensed Product for such Calendar Year (assuming no further reductions pursuant to Section 6.2.3 or Section 6.2.4), would be: [**].

6.2.2    Royalty Term.  Juno’s royalty obligations to Editas under Section 6.2.1 shall apply on a Licensed Product-by-Licensed Product and country-by-country basis only during the applicable Royalty Term for such Licensed Product in such country.  Following expiration of the applicable Royalty Term for a given Licensed Product in a given country, as applicable, no further royalties will be payable in respect of sales of such Licensed Product in such country and thereafter the license granted to Juno hereunder with respect to such Licensed Product in such country will automatically become non-exclusive, fully paid-up, perpetual, irrevocable and royalty-free.

6.2.3    Reductions.

(a)        Reductions for No Valid Claim. The royalty amounts payable with respect to Annual Product Net Sales shall be reduced on a Licensed Product-by-Licensed Product and country-by-country basis, to [**] percent ([**]%) of the amounts otherwise payable pursuant to Section 6.2.1 during any portion of the applicable Royalty Term in which the sale of such Licensed Product in such country is not Covered by at least one (1) Valid Claim.

(b)        Royalty Reduction for Biosimilar Product.  If, on a Licensed Product-by-Licensed Product and country-by-country and Calendar Quarter-by-Calendar Quarter basis:

(i)         Biosimilar Product(s) (in the aggregate) have a market share of greater than [**] percent ([**]%) but less than or equal to [**] percent ([**]%); or

(ii)       Biosimilar Product(s) (in the aggregate) have a market share of more than [**] percent ([**]%);

then the royalties payable with respect to Annual Product Net Sales of such Licensed Product pursuant to Section 6.2.1 in such country during such Calendar Quarter shall be reduced to [**] percent ([**]%) if subsection (i) applies, or [**] percent ([**]%) if subsection (ii) applies, respectively, of the royalties otherwise payable pursuant to Section 6.2.1.  Market share shall be based on the aggregate market in such country of such Licensed Product and the Biosimilar Product(s) (based on the number of units of such Licensed Product and such Biosimilar Product(s) in the aggregate sold in such country, as reported by a well-known reporting service agreed between the Parties acting reasonably (e.g., IQVIA)).

(c)        Notwithstanding the foregoing, in the event that (i) the reductions in both Section 6.2.3(a) and Section 6.2.3(b)(i) apply with respect to a Licensed Product in a given country in a given Calendar Quarter or (ii) the reductions in both Section 6.2.3(a) and Section 6.2.3(b)(ii) apply with respect to a Licensed Product in a given country in a given Calendar Quarter, then, in each case ((i) and (ii)), the royalties payable with respect to Annual Product Net Sales of such Licensed Product pursuant to Section 6.2.1 in such country during such Calendar Quarter shall in no event be reduced pursuant to this Section 6.2.3 to less than [**] percent ([**]%) of such royalty payments that would otherwise be payable in such Calendar Quarter.

6.2.4    Royalty Offset for Juno Third Party Payments; Payment of Allocable Costs and Additional Allocable Costs.  Subject to Section 7.18, if  Juno (or any of its Affiliates or Sublicensees) obtains from a Third Party a right or license under IP of a Third Party (whether prior to or after the applicable Effective Date), where the Research, Development, Manufacturing, Commercialization or other exploitation of a given Licensed Product (or any Licensed RNP Complex or component thereof) by or on behalf of Juno (or any of its Affiliates or Sublicensees),  or obtaining the right or license to such IP for use in connection with any of the foregoing, would result in a payment to such Third Party, then Juno may deduct from the royalty payments that would otherwise have been due to Editas under Section 6.2.1 with respect to Annual Product Net Sales in a particular Calendar Quarter with respect to the applicable Licensed Product, an amount equal to [**] percent ([**]%) of the amount of any royalties or milestone payments actually paid by Juno (or any of its Affiliates or Sublicensees) to such Third Party for such right or license (or the exercise thereof) (“Juno Third Party Payments”); provided that in no event shall the royalty payments due to Editas under Section 6.2.1 (after application of any reductions pursuant to Section 6.2.3)  be reduced pursuant to this Section 6.2.4 to less than [**] percent ([**]%) of such royalty payments that would otherwise be payable in such Calendar Quarter; provided, however, that if Juno is unable to fully recover the amounts paid by Juno (or any of its Affiliates or Sublicensees) in such Calendar Quarter, then Juno shall be entitled to carry forward such right of offset to future Calendar Quarters with respect to such excess amount and continue to applying such offset on a Calendar Quarter basis thereafter until fully utilized.  Without limiting the foregoing, Juno shall pay to Editas any and all Allocable Costs and Additional Allocable Costs with respect to each Licensed Program (as set forth in the applicable Licensed Program Addendum), and any such Allocable Costs and Additional Allocable Costs shall be deemed Juno Third Party Payments for purposes of this Agreement.

6.2.5    Payment of Royalties.  Juno shall: (a) within [**] following the end of each Calendar Quarter in which a royalty payment pursuant to Section 6.2.1 accrues, provide to Editas  a written report specifying for such Calendar Quarter (i) the number of Licensed Products sold that are subject to such royalty, (ii) the Annual Product Net Sales in such country during such Calendar Quarter that are subject to such royalty, (iii) the applicable royalty rate under this Agreement, and (iv) any reduction to the royalty applied by Juno pursuant to any one or more of Sections 6.2.3 and 6.2.4; and (b) make the royalty payments owed to Editas hereunder in accordance with such royalty report in arrears, within [**] from the end of the Calendar Quarter in which such payment accrues.  In addition, Juno shall use Commercially Reasonable Efforts to, within [**] following a given Calendar Quarter, provide to Editas a preliminary nonbinding report of Annual Product Net Sales of Licensed Product, including gross sales, adjustments made to gross sales and Annual Product Net Sales for such Calendar Quarter.

6.3       Milestones.

6.3.1    Development Milestones.

(a)        Subject to the terms of Section 6.3.1(b) (and subject further to Sections  6.4 and 6.7), on a Licensed Product-by-Licensed Product basis, Juno will notify Editas within [**] following the first achievement by Juno or its Affiliates or Sublicensees (provided that if the applicable milestone event is achieved by a Sublicensee, then such notice period shall be extended to [**] following such achievement) under this Agreement after the Effective Date of each milestone event described below in this Section 6.3.1 with respect to a given Licensed Product to achieve such milestone event (each, a “Development Milestone Event”), and Juno shall thereafter pay the applicable amounts set forth below associated with the applicable Development Milestone Event in accordance with Section 6.3.2 (each, a “Development Milestone Payment”):

Development Milestone Event		Development Milestone Payment
1.	Nomination of a Development Candidate for a given Licensed Product	[**] Dollars ($[**])

2.	First IND Acceptance for a given Licensed Product	[**] Dollars ($[**])
3.	Initiation of the first Registration-Enabling Clinical Trial for a given Licensed Product	[**] Dollars ($[**])
4.	Receipt of Regulatory Approval in the U.S. issued by the FDA for a given Licensed Product for the first Indication	[**] Dollars ($[**])
5.

Receipt of (a) Regulatory Approval in the EU issued by the EMA and separate pricing approvals in the first [**] Major European Countries for a given Licensed Product for the first Indication or (b) Regulatory Approval and separate pricing approval by the applicable Regulatory Authority in the first [**] Major European Countries for a given Licensed Product for the first Indication

[**] Dollars ($[**])
6.	Receipt of Regulatory Approval in Japan issued by the MHLW for a given Licensed Product for the first Indication	[**] Dollars ($[**])
7.

Receipt of Regulatory Approval in the U.S. issued by the FDA for a given Licensed Product for a second Indication (which must be a separate and distinct Indication from the first Indication in Development Milestone Event 4 above)

[**] Dollars ($[**])
8.

Receipt of (a) Regulatory Approval in the EU issued by the EMA and separate pricing approvals in the first [**] Major European Countries for a given Licensed Product for a second Indication (which must be a separate and distinct Indication from the first Indication in Development Milestone Event 5 above) or (b) Regulatory Approval and separate pricing approval by the applicable Regulatory Authority in the first [**] Major European Countries for a given Licensed Product for a second Indication (which must be a separate and distinct Indication from the first Indication in Development Milestone Event 5 above); provided that, in either case ((a) or (b)), if Juno determines not to seek separate pricing approvals in such Major

[**] Dollars ($[**])

European Countries for the second Indication (i.e., Juno is relying on the pricing approval for the first Indication in such Major European Countries), the foregoing requirements to obtain separate pricing approvals shall be deemed to have been satisfied

9.

Receipt of Regulatory Approval in Japan issued by the MHLW for a given Licensed Product for a second Indication (which must be a separate and distinct Indication from the first Indication in Development Milestone Event 6 above)

[**] Dollars ($[**])

Each of the foregoing milestones in this Section 6.3.1 shall be payable a maximum of one (1) time for a given Licensed Product as set forth in the foregoing chart achieving the applicable Development Milestone Event (i.e., a maximum of nine (9)  Development Milestone Payments may be made pursuant to this Section 6.3.1 for a given Licensed Product), and no Development Milestone Payment shall be due hereunder for subsequent or repeated achievement of such Development Milestone Event.

(b)        Notwithstanding the provisions of Section 6.3.1(a), (i) with respect to Development Milestone Events [**],  no Development Milestone Payments shall be due or payable hereunder in connection with the achievement of any such Development Milestone Event with respect to any Licensed Product that is not Covered by at least one (1) Valid Claim in the applicable Major Market country of Regulatory Approval triggering such Development Milestone Event as of the date of the achievement of such Development Milestone Event, and (ii) if a given Development Milestone Event was achieved by a given Licensed Product and such Development Milestone Event was subsequently achieved by another Licensed Product that was modified using the same Licensed RNP Complex (alone or as part of a Licensed RNP Complex Group), then no additional Development Milestone Payment shall be due or payable hereunder with respect to such subsequent achievement unless the Licensed Product subsequently achieving such Development Milestone Event contained a Juno Material Modification as compared to any other Licensed Product for which such Development Milestone Event was achieved.

6.3.2    Invoice and Payment of Development Milestone Payments.  Following receipt of notification by Juno to Editas that Juno has achieved the applicable milestone event triggering a Development Milestone Payment hereunder, Editas shall invoice Juno for the applicable Development Milestone Payment, and Juno shall pay such Development Milestone Payment within [**] after receipt of the invoice therefor.

6.3.3    Commercial Milestones.

(a)        Subject to the terms of Section 6.3.3(b) (and subject further to Section 6.4 and 6.7),  Juno will notify Editas within [**] after the end of the Calendar Quarter during which the first achievement by Juno or its Affiliates or Sublicensees under this Agreement after the Effective Date of a given milestone event described below in this Section 6.3.3 (each, a “Commercial Milestone Event”)  with respect to each of the first [**] Licensed Products to achieve such milestone event, and Juno shall thereafter pay the applicable amounts set forth below associated with the applicable milestone event in accordance with Section 6.3.4 (each, a “Commercial Milestone Payment” and together with any Development Milestone Payment, each, a “Milestone Payment”):

Commercial Milestone Event	Commercial Milestone Payment
First achievement of Annual Product U.S. Net Sales of a given Licensed Product in any single Calendar Year exceeding [**] Dollars ($[**])	[**] Dollars ($[**])
First achievement of Annual Product U.S. Net Sales of such Licensed Product in any single Calendar Year exceeding [**] Dollars ($[**])	[**] Dollars ($[**])
First achievement of Annual Product U.S. Net Sales of such Licensed Product in any single Calendar Year exceeding [**] Dollars ($[**])	[**] Dollars ($[**])

Each of the foregoing milestones in this Section 6.3.3 shall be payable a maximum of [**] times, and no Commercial Milestone Payment shall be due hereunder for (i) any subsequent or repeated achievement of such milestone event with respect to the same Licensed Product or (ii) the achievement of any Commercial Milestone Event by additional Licensed Products after [**] Licensed Products have achieved such Commercial Milestone Event.  For the avoidance of doubt, the maximum amount payable by Juno pursuant to this Section 6.3.3 is One Hundred Twenty Million Dollars ($120,000,000).

(b)        For clarity, (i) if no royalty is payable on a given unit of Licensed Product (e.g., following the Royalty Term for such Licensed Product in a given country), then the Net Sales of such unit of Licensed Product shall not be included for purposes of determining whether a Commercial Milestone Event is achieved and (ii) payment will be due under this Section 6.3.3 with respect to the first [**] Licensed Products to achieve a Commercial Milestone Event, regardless of whether a Commercial Milestone Payment was previously paid with respect such Licensed Product for achievement of an earlier Commercial Milestone Event.

6.3.4    Invoice and Payment of Commercial Milestone Payments.  Following receipt of notification by Juno to Editas that Juno has achieved the applicable milestone event triggering a Commercial Milestone Payment hereunder, Editas shall invoice Juno for the applicable Commercial Milestone Payment, and Juno shall pay such Commercial Milestone Payment within [**] after receipt of the invoice therefor.

6.4       Additional Payment Terms.

6.4.1    Payment Method.  Except as otherwise provided in other sections of this Agreement, all payments due to a Party hereunder shall be due and payable within [**] after receipt of an invoice from the other Party and shall be paid via a bank wire or ACH transfer in  U.S. dollars to such bank account as such Party shall designate.  All dollar amounts specified in this Agreement are U.S. dollar amounts.  For clarity, currency transaction rates used by Juno shall be in accordance with its standard accounting practices consistently applied and in accordance with its accounting practices for external reporting purposes.  Editas has the right to verify that the exchange rates used by Juno for a given month align with Juno’s external reporting.  If the due date of any payment hereunder is not a Business Day, such payment may be paid on the following Business Day.  Any undisputed payments that are not paid on the date such payments are due under this Agreement shall bear interest to the extent permitted by Law at the prime rate as reported by The Wall Street Journal on the date such payment is due, plus an additional [**] percent ([**]%), calculated on the number of days such payment is delinquent.

6.4.2    Blocked Currency. If at any time any Law in any country in the Territory makes impossible or illegal the prompt remittance of any payments with respect to sales therein, Juno shall promptly notify Editas of the conditions preventing such transfer and such royalties or other payments shall be deposited in local currency in the relevant country to the credit of Editas in a recognized banking institution with a good creditworthiness, such banking institution to be designated by Editas or, if none is designated by Editas within [**], in a recognized banking institution selected by Juno and identified in a written notice given to Editas. If so deposited in a foreign country, Juno shall provide reasonable cooperation to Editas so as to allow Editas to assume control over such deposit as promptly as practicable.

6.4.3    Confidentiality. Each Party shall treat all financial information of the other Party that is subject to review under this ARTICLE 6 (including all royalty reports) as such other Party’s Confidential Information.

6.4.4    Taxes; Withholding.

(a)        Generally.  Each Party will pay any and all income taxes levied on account of all payments it receives under this Agreement except as otherwise provided in this Section 6.4.4.

(b)        Tax Withholding.  Each Party shall be entitled to deduct and withhold from any amounts payable under this Agreement such taxes as are required to be deducted or withheld therefrom under any provision of applicable Law.  The Party that is required to make such withholding (the “Paying Party”) will (i) deduct those taxes from such payment, (ii) timely remit the taxes to the proper taxing authority, and (iii) send evidence of the obligation together with proof of tax payment to the other Party (the “Payee Party”) on a timely basis following that tax payment.  Each Party agrees to reasonably cooperate with the Paying Party in claiming refunds or exemptions from such deductions or withholdings under any relevant agreement or treaty which is in effect to ensure that any amounts required to be withheld pursuant to this Section 6.4.4(b) are reduced in amount to the fullest extent permitted by applicable Law.

(c)        Tax Documentation.  Editas has provided a properly completed and duly executed IRS Form W-9  (or other applicable form) to Juno.  Prior to the receipt of any payment under this Agreement, Editas (and any other recipient of payments by Juno under this Agreement) shall, to the extent it is legally permitted to, provide to Juno, at the time or times reasonably requested by Juno or as required by applicable Law, such properly completed and duly executed documentation (for example, IRS Forms W-8 or W-9 or foreign equivalents) as will permit payments made under this Agreement to be made without, or at a reduced rate of, withholding for taxes.

(d)        Gross-Up for Increased Taxes.  In the event that a withholding tax is imposed at an increased rate on any amount payable under this Agreement solely as a result of (i) any assignment or delegation under Section 12.4 by the paying Party or its predecessor or successor in interest to another Person, (ii) any extension of rights, licenses, immunities and obligations under Section 12.14 by the paying Party or its predecessor or successor in interest to another Person, (iii) the payment of the amount by a Person other than the Party obligated to make such payment under this Agreement, or (iv) any combination of the foregoing clauses (i), (ii) or (iii), in each case ((i) – (iv)), after the applicable Effective Date with a resulting harm to the Party entitled to receive the payment (e.g., the Party entitled to receive the Payment or its Affiliate is not entitled to seek any offsetting credit), then the increase in withholding tax resulting from such action or combination of actions to the extent of such harm (the “Increased Tax”) shall be subject to the provisions of this Section 6.4.4(d).  To the extent an Increased Tax is determinable at the time of the associated payment, the amount otherwise payable under this Agreement shall be increased sufficiently that, after payment of all Increased Taxes (including, for the sake of clarity, Increased Tax on any increased payment under this Section 6.4.4(d)) the net amount received by the recipient of the payment is equal to the net amount such recipient would have received in the absence of action or actions resulting in the Increased Tax to the extent of such harm.

6.5       Records Retention by Juno; Review by Editas.

6.5.1    Records.  With respect to royalty payments to be made under Sections 6.2 of this Agreement, Juno agrees to keep and shall procure that its Affiliates and Sublicensees keep, for at least [**] from the end of the Calendar Year to which they pertain, complete and accurate records of sales by Juno or any of its Affiliates (including sales by Sublicensees), as the case may be, of each Licensed Product, in sufficient detail to allow the accuracy of such payments made hereunder to be confirmed.

6.5.2    Review.  Subject to the other terms of this Section 6.5.2, during the Term, at the request of Editas, which shall not be made more frequently than [**], upon at least [**] prior written notice from Editas, and at the expense of Editas,  Juno shall permit an independent, nationally-recognized certified public accountant selected by Editas and reasonably acceptable to Juno to inspect (during regular business hours) the relevant records required to be maintained by Juno under Section 6.5.1; provided that such audit right shall not apply to records beyond [**] from the end of the Calendar Year to which they pertain.  In every case,  any such accountant must have previously entered into a confidentiality agreement reasonably acceptable to both Parties and limiting the disclosure and use of such information by such accountant to authorized representatives of the Parties and the purposes germane to Section 6.5.1.  Results of any such review shall be binding on both Parties absent manifest error.  Such accountant shall report to Editas only whether the particular amount being audited was accurate, and if not, the amount of any discrepancy and the basis for such assessment, and such accountant shall not report any other information to Editas.  Editas shall treat the results of any such accountant’s review of Juno’s records as Confidential Information of Juno subject to the terms of ARTICLE 8.  If any review reveals a deficiency or overpayment in the calculation or payment of royalties by Juno hereunder, then (a) Juno or Editas, as applicable, shall promptly pay (or refund, as applicable) to the other Party the amount of such deficiency  or overpayment, as applicable and (b) in the case of a deficiency, if such deficiency is by more than the greater of (i) [**] percent ([**]%) of the aggregate amounts owed by Juno or (ii) [**] Dollars ($[**]), Juno shall, within [**] after receipt of an invoice therefor, pay the reasonable out-of-pocket costs and expenses incurred by Editas for such independent accountant in connection with the review.

6.5.3    Records Final.  Upon the expiration of [**] following the end of a given Calendar Year, subject and without prejudice to the determination of any review commenced prior to such third anniversary pursuant to Section 6.5.2, the calculation of royalties payable with respect to such Calendar Year shall be binding and conclusive upon Editas, and Juno (and its Affiliates) shall be released from any liability or accountability with respect to such royalties for such Calendar Year.

6.6       Editas Third Party Agreements.  Notwithstanding anything to the contrary contained herein, Editas shall be solely responsible for all costs and payments of any kind (including all upfront fees, annual payments, milestone payments and royalty payments) arising under any agreements between Editas (or any of its Affiliates) and any Third Party (including under any In-License Agreement or other Existing Program Agreement), which costs or payments arise in connection with, or as a result of, the activities conducted hereunder, including the Research,  Development, Manufacture or Commercialization of Licensed RNP Complexes or Licensed Products.  Juno shall use Commercially Reasonable Efforts to comply with Editas’ reasonable requests for financial information with respect to its activities hereunder, to the extent reasonably available to Juno, and solely as necessary for Editas to comply with its reporting obligations to any of its In-License Counterparty under the In-License Agreements; provided that Editas shall ensure that each such In-License Counterparty is bound by written confidentiality obligations and non-use obligations no less restrictive than those set forth in ARTICLE 8 to maintain the confidentiality thereof and not to use such information except as expressly permitted by this Agreement; provided, further, that Editas shall remain responsible for any failure by any In-License Counterparty who receives such information to treat information as required under ARTICLE 8.

6.7       Additional Provisions.  Notwithstanding anything to the contrary contained herein, the terms and provisions of this ARTICLE 6 are subject to Section 12.7 of the Master Collaboration Agreement and Sections 11.7 and 11.9 of this Agreement.

ARTICLE 7

LICENSES; INTELLECTUAL PROPERTY

7.1       License to Juno.  Subject to the terms and conditions of this Agreement, Editas hereby grants to Juno an exclusive (even as to Editas) royalty-bearing right and license, with the right to grant sublicenses (subject to Section 7.4), under the Editas Licensed IP to research (including Research), develop (including Develop), make (including Manufacture), have made (including have Manufactured), use, offer for sale, sell, import, Commercialize and otherwise exploit (a) any Licensed RNP Complex (including any component or variant form thereof) in the Licensed Field in the Territory; and (b) any Licensed Product for any purpose (but excluding the

Excluded Ocular Field and the Excluded Base Editing Non-Cancer Field, in each case, for so long as such field is excluded from the Licensed Field in accordance with Section 1.142) in the Territory.  Notwithstanding anything to the contrary contained herein, (i) if the Licensed Program described in a Licensed Program Addendum is Directed to a Co-Exclusive Target (as expressly identified in the Licensed Program Addendum), then the rights sublicensed to Juno under this Section 7.1 with respect to such Co-Exclusive Target shall be co-exclusive with the Third Party holding such rights as described in the Master Collaboration Agreement, but solely with respect to the Editas Licensed Background IP that is the subject of the Harvard-Broad Agreements and for so long as such Third Party has co-exclusive rights thereto, (ii) if the Licensed Program described in a Licensed Program Addendum is Directed to a Target for use in medullary cystic kidney disease 1 (“MCKD1”) (as expressly identified in the Licensed Program Addendum), then the rights sublicensed to Juno under this Section 7.1 with respect to such Licensed Program shall be non-exclusive for use in the MCKD1 field, and (iii) the rights granted pursuant to this Section 7.1 shall be co-exclusive with BlueRock solely to the extent such rights relate to the use of iPSC-derived regulatory T-Cells specifically intended for the treatment, diagnosis or prevention of any Indication that is not a cancer Indication for so long as BlueRock has co-exclusive rights with respect thereto pursuant to the BlueRock Agreement.

7.2       Rights Retained by the Parties.  For clarity, each Party retains all rights under Know-How and Patent Rights Controlled by such Party not expressly granted to the other Party pursuant to this Agreement.

7.3       Non-Assertion.  Editas hereby covenants and agrees not to (and shall cause its Affiliates not to) sue or bring any cause of action or otherwise assert against (a) Juno, (b) any Affiliate or Sublicensee of Juno that receives a sublicense or other rights from Juno pursuant to the terms of Section 7.4 or Section 12.14, or (c) any of their respective successors or permitted assigns, for any type of infringement of any Patent Rights or misappropriation of any Know-How (but excluding (i) any Excluded Patents or Excluded Know-How, and (ii) any Subsequently Obtained Licensed IP that Juno has not elected to include pursuant to Section 7.17), which infringement or misappropriation arises from the research (including Research), development (including Development), making (including Manufacture), having made (including having Manufactured), using, offering for sale, selling, importing, Commercializing or otherwise exploiting in accordance with this Agreement (A) any Licensed RNP Complex in the Licensed Field in the Territory; and (B) any Licensed Product for any purpose  (but excluding the Excluded Ocular Field and the Excluded Base Editing Non-Cancer Field, in each case, for so long as such field is excluded from the Licensed Field in accordance with Section 1.142)  in the Territory.

7.4       Sublicenses.  Juno shall have the right to grant sublicenses (including through multiple tiers,  subject to limitation(s) on further sublicensing in the In-License Agreement(s) as set forth in Section 7.5, if applicable) under the licenses granted to it under Section 7.1 to its Affiliates or Sublicensees; provided that any sublicense granted under this Agreement to a Sublicensee shall be pursuant to a written agreement that subjects such Sublicensee to all relevant restrictions and limitations set forth in this Agreement and Juno shall notify Editas of each such sublicense granted to a Sublicensee.  Juno shall remain responsible for the performance of its Sublicensees, and shall ensure that each Sublicensee complies with the applicable terms and conditions of this Agreement.  Notwithstanding the foregoing to the contrary, solely with respect to Editas Licensed Background IP sublicensed to Juno under the Harvard-Broad Licenses, unless and until the receipt of written agreement by Institutions to permit further sublicensing, Juno shall not have the right to grant any sublicenses (other than to Affiliates of Juno and other than may be agreed in writing by Institutions, in each case subject to all restrictions on the granting of sublicenses herein); provided that at the request of Juno, Editas shall promptly use Commercially Reasonable Efforts to obtain such consent from Institutions.  Notwithstanding the foregoing to the contrary, solely with respect to Editas Licensed Background IP sublicensed to Juno under the MGH Licenses, unless and until the receipt of written agreement by MGH to permit further sublicensing, Juno shall not have the right to grant any sublicenses (other than to Affiliates of Juno and other than may be agreed in writing by MGH, in each case subject to all restrictions on the granting of sublicenses herein); provided that at the request of Juno, Editas shall promptly use Commercially Reasonable Efforts to obtain such consent from MGH.  All sublicenses granted by Juno hereunder, and any further sublicenses by a Sublicensee shall comply with, and be subject and subordinate to, the relevant terms and conditions of this Agreement.  If Editas is unable to obtain the written agreement from the Institutions or MGH, as applicable, within [**] after request by Juno,  to allow for the further granting of sublicenses by Juno, then upon Juno’s request at any time during the Term, Editas shall grant a direct license to any Third Party as Juno directs, provided such direct license is within the scope of Juno’s licenses granted under Section 7.1.

7.5       Compliance with In-License Agreements.  On a Licensed Program-by-Licensed Program basis, as applicable, the terms of this Agreement, insofar as they relate to a sublicense of Editas Licensed Background IP licensed to Editas or any of its Affiliates pursuant to an In-License Agreement, shall be subject to the applicable provisions of the relevant In-License Agreement, but only to the extent that the applicable In-License Agreement requires such terms and conditions to be imposed on a sublicensee pursuant to such In-License Agreement, as follows: (a) with respect to any Editas Licensed Background IP Controlled by Editas or any of its Affiliates pursuant to the Cas9-I Agreement, the provisions set forth on Schedule 7.5(a) shall apply; (b) with respect to any Editas Licensed Background IP Controlled by Editas or any of its Affiliates pursuant to the Cas9-II Agreement, the provisions set forth on Schedule 7.5(b) shall apply; (c) with respect to Editas Licensed Background IP Controlled by Editas or any of its Affiliates pursuant to the  Cpf1 Agreement, the provisions set forth on Schedule 7.5(c) shall apply; (d) with  respect to any Editas Licensed Background IP Controlled  by Editas or any of its Affiliates pursuant to the 2014 MGH Agreement, the provisions set forth on Schedule 7.5(d) shall apply; and (e) with respect to any Editas Licensed Background IP Controlled by Editas or any of its Affiliates pursuant to the 2016 MGH Agreement, the provisions set forth on Schedule 7.5(e) shall apply; provided that the terms on Schedule 7.5 applicable to a given Licensed Program Addendum shall be appended to such Licensed Program Addendum.  Each applicable Licensed Program Addendum shall be updated with respect to any Subsequently Obtained Licensed IP in accordance with Section 7.17.

7.6       No Implied Licenses.  Except as explicitly set forth in this Agreement or the Master Collaboration Agreement, neither Party shall be deemed by estoppel or implication to have granted to the other Party any license or other right to any IP or trademarks (or trademark applications) of such Party.

7.7       Insolvency.  If this Agreement is terminated due to the rejection of this Agreement by or on behalf of Editas in or during any bankruptcy or similar proceeding of Editas, all licenses and rights to licenses granted under or pursuant to this Agreement by Editas to Juno are and shall otherwise be deemed to be licenses of rights to “intellectual property” (including for purposes of Section 365(n) of Title 11 of the United States Bankruptcy Code (“Section 365(n)”) and other similar laws in any other jurisdiction).  The Parties agree that Juno, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under any applicable insolvency statute, and that upon (x) commencement of bankruptcy or similar proceeding by or against Editas, (y) any rejection or similar disavowal of this Agreement by Editas in or during any such proceeding and (z) any election by Juno to exercise its rights to continue its licenses hereunder pursuant to Section 365(n) or any similar provision of applicable law in any jurisdiction, Juno shall be entitled to a complete duplicate of or complete access to (as Juno deems appropriate), any such IP and all embodiments of such IP as may be necessary for Juno to enjoy its license rights hereunder.  Such IP and all embodiments thereof shall be promptly delivered to Juno following the occurrence of the events described in the foregoing clauses (x) through (z) of this section and upon written request therefor by Juno.  The provisions of this Section 7.7 shall be (i) without prejudice to any rights Juno may have arising under any applicable insolvency statute or other applicable Law and (ii) effective only to the extent permitted by applicable Law.  For the avoidance of doubt, the payments required to be made by Juno in connection with any exercise of rights under Section 365(n) or any similar provision of applicable law in any jurisdiction shall include both royalties under Section 6.2 hereof and Milestone Payments under Section 6.3 hereof, in each case as such amounts become due and payable and subject to the terms and conditions set forth herein.

7.8       Ownership.

7.8.1    Inventorship.  Notwithstanding the provisions of Section 12.1, inventorship of any inventions (whether patentable or not) created, conceived, discovered, developed, generated, invented, made or reduced to practice by or on behalf of a Party or its Affiliates, whether solely or jointly with any Third Party (or with the other Party or its Affiliates), in the course of activities performed under this Agreement, shall be determined by application of U.S. patent law pertaining to inventorship, and, except as otherwise provided for in Sections 7.8.2 and 7.8.3,  ownership of IP shall be determined by inventorship.

7.8.2    Editas Licensed Background IP and Editas Licensed Collaboration IP.  As between the Parties (including their respective Affiliates), Editas will retain all right, title and interest in and to all Editas Licensed Background IP and Editas Licensed Collaboration IP, except to the extent that any such rights are licensed or granted to Juno under this Agreement or the Master Collaboration Agreement.

7.8.3    Joint IP.  The Parties shall each own an equal, undivided interest in (a) any and all Joint Know-How; and (b) any Joint Patents.  Each Party shall assign, and hereby assigns, to the other Party, a joint equal and undivided interest in and to such Joint IP (provided, however, that, for clarity, the foregoing joint ownership rights with respect to Joint IP shall not be construed as granting, conveying or creating any license or other rights to any of the other Party’s other IP, unless otherwise expressly set forth in this Agreement), and at the request of a Party, the other Party will execute such documents (including any necessary assignments) to effect such joint ownership of such Joint IP.  Each Party shall have the right to disclose (subject to Section 8.1) and exploit (including granting licenses to Third Parties) the Joint IP and Joint Collaboration IP without a duty of seeking consent or accounting to the other Party; provided that, with respect to Editas, such rights shall be subject to the rights and licenses granted to Juno hereunder (or under the Master Collaboration Agreement), including the obligations of Editas as set forth in ARTICLE 5.

7.8.4    Further Actions.  Each Party shall cause its Affiliates and its Affiliates’ employees, consultants, sublicensees, agents and contractors to assign to such Party, such Person’s right, title and interest in and to any and all Editas Licensed Collaboration IP (in the case of Editas) or Joint IP, and IP rights therein, as is necessary to effect the intent of this Section 7.8.

7.9       Patent Liaisons.  Promptly after the Execution Date, each Party shall appoint an individual to act as a patent liaison for such Party (each, a “Patent Liaison”).  The Patent Liaisons shall be the primary point of contact for the Parties regarding IP-related activities and matters contemplated by this Agreement, as and to the extent requested by Juno from time to time.  The name and contact information for each Party’s Patent Liaison, as well as any replacement(s) chosen by such Party, in its sole discretion, from time to time, shall be promptly provided to the other Party in accordance with Section 12.7.

7.10     Prosecution and Maintenance of Editas Licensed Background Patents,  Editas Licensed Collaboration Patents,  Joint Collaboration Patents and Joint Patents.  Following the Effective Date, the provisions of this Section 7.10 shall apply with respect to the Editas Licensed Background Patents,  Editas Licensed Collaboration Patents,  Joint Collaboration Patents and Joint Patents.

7.10.1  Editas Licensed Background Patents.  As between the Parties, Editas shall have the sole right (but not the obligation) to Prosecute and Maintain the Editas Licensed Background Patents; provided, however, that Editas shall use good faith efforts to keep Juno reasonably informed with respect to any material developments regarding the Prosecution and Maintenance of any Editas Licensed Background Patents.

7.10.2  Editas Licensed Collaboration Patents.

(a)        Editas shall be responsible for Prosecuting and Maintaining the Editas Licensed Collaboration Patents at Juno’s direction and Juno shall have final decision-making authority with respect thereto.  Juno shall reimburse Editas for its reasonable out-of-pocket costs incurred in connection with the Prosecution and Maintenance of such Editas Licensed Collaboration Patents.

(b)        If Juno intends to allow an  Editas Licensed Collaboration Patent to lapse or become abandoned without having first directed Editas to file a substitute, or decides not to participate in any interferences, reissues, re-examinations, inter partes reviews, derivations, post grant proceedings or oppositions with respect to an  Editas Licensed Collaboration Patent it shall notify Editas of such decision or intention at least [**] prior to the date upon which such Patent Rights shall lapse or become abandoned, and, if after such consultation between the Parties, Juno still intends to allow such Editas Licensed Collaboration Patent to lapse or become abandoned, Editas shall thereupon have the right (but not the obligation) to assume the Prosecution and Maintenance thereof at Editas’ expense with counsel of its choice.  The foregoing shall not apply where, with reference to a specific patent family, Juno, in its reasonable determination, decides not to file a continuing application in a particular country due to the existence of one or more pending patent application(s) in such country.

(c)        Notwithstanding the foregoing, solely with respect to Editas Licensed Collaboration Patents that are jointly owned by Editas and BlueRock pursuant to the BlueRock Agreement (i.e., BlueRock is a joint inventor on such Patent Right) (the “Editas-BlueRock Joint Patents”), the foregoing prosecution and maintenance rights set forth in this Section 7.10.2 shall be subject to the prosecution and maintenance rights of BlueRock set forth in the BlueRock Agreement for such Editas-BlueRock Joint Patent, as the BlueRock Agreement exists as of the Execution Date and solely for so long as the BlueRock Agreement, or the surviving provisions thereof (to the extent the applicable provisions survive), remains in force and effect.

7.10.3  Joint Collaboration Patents and Joint Patents.

(a)        The Parties shall be jointly responsible for Prosecuting and Maintaining the Joint Collaboration Patents and Joint Patents, including for conducting any interferences, re-examinations, inter partes review, post-grant proceedings, reissues and oppositions relating thereto and shall equally share all costs related thereto. The Parties have jointly selected counsel (“Joint Counsel”) for the Prosecution and Maintenance of all Joint Collaboration Patents and Joint Patents.  The Joint Counsel shall give Juno and Editas (or each Party’s designee) an opportunity to review the text of each application, office action response or other substantive document relating to a prospective Joint Collaboration Patent or Joint Patent before filing with any patent office in the Territory, shall incorporate Juno’s and Editas’ (or each Party’s designee) reasonable comments with respect thereto, and shall supply Juno and Editas (or each Party’s designee) with a copy of each such application, office action response or other substantive document as filed, together with notice of its filing date and serial number.  Both Parties shall cooperate with Joint Counsel for all activities relating to Joint Collaboration Patent or Joint Patent prosecution and maintenance. In the event that Editas and Juno provide Joint Counsel with conflicting instructions regarding the Prosecution and/or Maintenance of a Joint Collaboration Patent or Joint Patent, Juno shall have the final decision-making authority with respect to the Prosecution and Maintenance of such Joint Collaboration Patent or Joint Patent.

(b)        If Juno intends to allow a Joint Collaboration Patent or Joint Patent, as applicable, to lapse or become abandoned in any country in the Territory without having first filed a substitute, or decides not to participate in any interferences, reissues, re-examinations, inter partes reviews, derivations, post grant proceedings or oppositions with respect to a  Joint Collaboration Patent or Joint Patent, as applicable, it shall notify and consult with Editas of such decision or intention at least [**] prior to the date upon which such Patent Rights shall lapse or become abandoned, and, if after such consultation between the Parties, Juno still intends to allow such Joint Collaboration Patent or Joint Patent, as applicable, to lapse or become abandoned,  Editas shall thereupon have the right (but not the obligation) to assume the Prosecution and Maintenance thereof at Editas’ expense with counsel of its choice and under Editas’ direction and control.  The foregoing shall not apply where, with reference to a specific patent family, Juno, in its reasonable determination, decides not to file a continuing application in a particular country due to the existence of one or more pending patent application(s) in such country.

7.10.4  Cooperation in Prosecution and Maintenance.  The Party that is responsible for the Prosecution and Maintenance of any Editas Licensed Collaboration Patent,  Joint Collaboration Patent or Joint Patent, as applicable, pursuant to this Section 7.10 (the “Prosecuting Party”) shall keep the other Party (the “Non-Prosecuting Party”) informed as to material developments with respect to the Prosecution and Maintenance of such Patent Rights including by providing copies of all substantive office actions, examination reports, communications or any other substantive documents to or from any patent office, including notice of all interferences, reissues, re-examinations, inter partes reviews, derivations, post grant proceedings or oppositions.  The Prosecuting Party shall also provide the Non-Prosecuting Party with a reasonable opportunity to comment substantively on the Prosecution and Maintenance of such Patent Rights prior to taking material actions (including the filing of initial applications), and will in good faith consider any comments made by and actions recommended by the Non-Prosecuting Party; provided, however, that the Non-Prosecuting Party does so consistent with any applicable filing deadlines.  The Non-Prosecuting Party shall reasonably cooperate with the Prosecuting Party in connection with any such actions hereunder, including, where Juno is the Prosecuting Party, by making its employees, agents and consultants reasonably available to the Prosecuting Party (and to the Prosecuting Party’s authorized attorneys, agents or representatives) to enable the Prosecuting Party to undertake such Prosecution and Maintenance.  In addition, the Non-Prosecuting Party shall (and shall cause its Affiliates and its and their employees, agents and consultants to) provide reasonable assistance to the Prosecuting Party (and to the Prosecuting Party’s authorized attorneys, agents or representatives) to enable the Prosecuting Party to undertake such Prosecution and Maintenance, including by executing powers of attorney and other documents for the Prosecuting Party to undertake such Prosecution and Maintenance.

7.10.5  Costs of Prosecution and Maintenance.  Except as otherwise expressly set forth in this Section 7.10, each Party shall be responsible for all costs and expenses associated with its Prosecution and Maintenance activities under this Section 7.10 with respect to Editas Licensed Background Patents,  Editas Licensed Collaboration Patents,  Joint Collaboration Patents and Joint Patents that it incurs pursuant to Section 7.10.1, Section 7.10.2 or Section 7.10.3, as applicable.  Notwithstanding the foregoing provisions of this Section 7.10.5,  Juno will not be responsible for any Prosecution and Maintenance costs associated with any subject matter divided out of such Patent Rights that is not licensed to Juno (and Editas shall reimburse Juno for any such costs incurred by Juno or any of its Affiliates).

7.11     Enforcement of Editas Licensed Background Patents,  Editas Licensed Collaboration Patents,  Joint Collaboration Patents and Joint Patents.

7.11.1  Notice.  If either Party learns of an infringement or threatened infringement by a Third Party in the Territory of any Editas Licensed Background Patent, Editas Licensed Collaboration Patent, Joint Collaboration Patent or Joint Patent, such Party shall promptly notify the other Party and shall provide such other Party with available evidence of such infringement, and following such notification, the Parties shall confer.

7.11.2  Juno Enforcement Rights.  Subject to the provisions of this Section 7.11,  Juno shall have the sole right, but not the obligation, to institute, prosecute, and control any action or proceeding (which may include settlement or otherwise seeking to secure the abatement of such infringement) with respect to any infringement of (a) any Editas Licensed Collaboration Patent to

the extent such infringement relates to a Competing Product; and (b) Joint Collaboration Patent or Joint Patent, in each case, at Juno’s expense, by counsel of its own choice, in Juno’s own name (or, if required, under Editas’ name) and under Juno’s direction and control, including the right to control the defense of any challenges to such Patent Rights as a counterclaim in such infringement proceeding as well as the defense of declaratory judgment actions; provided, however, that solely with respect to Editas-BlueRock Joint Patents, the foregoing enforcement rights set forth in this Section 7.11.2 shall be subject to the enforcement rights of BlueRock set forth in the BlueRock Agreement for such Editas-BlueRock Joint Patent as the BlueRock Agreement exists as of the Execution Date and solely for so long as the BlueRock Agreement, or the surviving provisions thereof (to the extent the applicable provisions survive), remains in force and effect.

7.11.3  Editas Enforcement Rights.  Subject to the provisions of this Section 7.11, as between the Parties,  Editas shall have the right (but not the obligation) to institute, prosecute, and control any action or proceeding (which may include settlement or otherwise seeking to secure the abatement of such infringement) with respect to any infringement of (a) any Editas Licensed Background Patent; or (b) any Editas Licensed Collaboration Patent (except to the extent such infringement relates to a Competing Product), in each case, at Editas’ expense, by counsel of its own choice, in Editas’ own name and under Editas’ direction and control, including the right to control the defense of any challenges to such Patent Rights as a counterclaim in such infringement proceeding as well as the defense of declaratory judgment actions.  Notwithstanding the foregoing, (i) Editas shall notify Juno in writing prior to initiating any such action or proceeding pursuant to this Section 7.11.3, (ii) Editas shall in good faith give careful consideration of Juno’s views and to potential effects on Juno’s business in making the decision of whether or not to commence such enforcement action; provided that if Juno has any reasonable grounds for believing that Editas’ exercise of its enforcement right with respect to (A) any Editas Licensed Background Patent in connection with a Competing Product or (B) any Editas Licensed Collaboration Patent, in either case, could reasonably be detrimental to the patent protection of any Licensed RNP Complex or Licensed Product, then Editas shall not be permitted to enforce such Patent Rights without the prior consent of Juno, in Juno’s discretion,  and (iii) if Juno reasonably requests that Editas exercise its enforcement right with respect to (A) any Editas Licensed Background Patent in connection with a Competing Product or (B) any Editas Licensed Collaboration Patent,  in either case, then Editas shall enforce such Patent Rights; provided, however, that if Editas notifies Juno in writing of any reasonable grounds for believing that exercise of such enforcement right with respect to any such Editas Licensed Background Patent could reasonably be detrimental to such Editas Licensed Background Patent, then the Parties shall discuss in good faith and mutually agree on the appropriate enforcement action; provided, further, however, that if Juno requests that Editas exercise its enforcement right with respect to any Editas Licensed Background Patent that is sublicensed to Juno hereunder pursuant to the terms of any In-License Agreement(s) and the terms of such In-License Agreement(s) (as set forth in Section 7.5) restrict the ability of Editas to enforce such Editas Licensed Background Patent, then such enforcement shall be subject to the applicable provisions of Section 7.5.

7.11.4  Joinder.  In the case of any enforcement action or proceeding set forth in Section 7.11.2,  the non-enforcing Party will (and will cause its Affiliates to) join any such action or proceeding as a party at the enforcing Party’s expense (and the non-enforcing Party will use Commercially Reasonable Efforts to cause any of its Third Party licensors of the applicable Patent

Right as necessary to join such action or proceeding as a party) if doing so is necessary for the purposes of establishing standing or is otherwise required by applicable Law to pursue such action or proceeding or claim damages.  The non-enforcing Party may, at its option, participate in such enforcement action or proceeding at its own expense, but the enforcing Party shall still control such action or proceeding.  In the case of any enforcement action or proceeding controlled by Editas pursuant to Section 7.11.3,  Juno may, at its option, participate in such enforcement action or proceeding at its own expense.

7.11.5  Consultation; Cooperation.  The enforcing Party will keep the non-enforcing Party regularly informed of the status and progress of such enforcement efforts with respect to any Editas Licensed Background Patent,  Editas Licensed Collaboration Patent, Joint Collaboration Patent or Joint Patent, as applicable.  The enforcing Party shall consult with the non-enforcing Party and will take comments of the non-enforcing Party into good faith consideration with respect to the infringement or claim construction of any claim in any such Editas Licensed Background Patent,  Editas Licensed Collaboration Patent,  Joint Collaboration Patent or Joint Patent, as applicable.  The non-enforcing Party will provide the enforcing Party reasonable cooperation in such enforcement, at such enforcing Party’s request and expense.

7.11.6  Settlement.  A settlement or consent judgment or other voluntary final disposition of a suit with respect to any Editas Licensed Background Patent,  Editas Licensed Collaboration Patent, Joint Collaboration Patent or Joint Patent, as applicable, under this Section 7.11 may be entered into without the consent of the Party not bringing suit; provided, however, that any such settlement, consent judgment or other disposition of any action or proceeding by the Party bringing suit under this Section 7.11 shall not, without the prior written consent of the Party not bringing suit, such consent not to be unreasonably withheld, conditioned or delayed,  (a) impose any liability or obligation on the Party not bringing suit or any of its Affiliates;  (b) conflict with or reduce the scope of the subject matter claimed in the applicable Editas Licensed Background Patent,  Editas Licensed Collaboration Patent, Joint Collaboration Patent or Joint Patent;  (c) in the case of Editas as the party bringing the suit, include the grant of any license, covenant or other rights to any Third Party that would conflict with or reduce the scope of the rights or licenses granted to Juno under this Agreement or the Master Collaboration Agreement; or (d) in the case of Editas as the party bringing the suit, otherwise adversely affect the rights granted to Juno hereunder with respect to such Editas Licensed Background Patents,  Editas Licensed Collaboration Patents,  Joint Collaboration Patents or Joint Patents, as applicable.

7.11.7  Costs and Recoveries.  Except as otherwise set forth in this Section 7.11, each Party shall bear all of its costs incurred in connection with its activities under this Section 7.11.  Any damages or other monetary awards recovered in any action, suit or proceeding brought under this Section 7.11 to the extent related to any Editas Licensed Background Patents,  Editas Licensed Collaboration Patents,  Joint Collaboration Patents or Joint Patents shall be shared as follows:

(a)        the amount of such recovery actually received by the Party controlling such action shall first be applied to reimburse costs and expenses incurred by each Party in connection with such action (including, for this purpose, a reasonable allocation of expenses of internal counsel); and

(b)        the remaining portion of such recovery shall be paid to Juno; provided that Editas shall receive an amount equal to the royalties that would have been due upon such remainder calculated in accordance with Section 6.2 as if such remainder are Net Sales of a Licensed Product sold by or under the authority of Juno; provided that, if the recovery relates to Patent Right(s) that are sublicensed to Juno hereunder pursuant to the terms of any In-License Agreement(s) and the terms of such In-License Agreement(s) (as set forth in Section 7.5), entitles the applicable In-License Counterparty(ies) to a portion of any recovery that is greater than the amount otherwise payable to Editas pursuant to this Section 7.11.7(b), the Parties will meet and agree in good faith on an alternative sharing of such recovery that takes into account the amounts payable to the applicable In-License Counterparty(ies) and results in an equitable allocation of the amounts remaining to Juno and Editas.

7.11.8  Biosimilar Applications.  Notwithstanding the foregoing provisions of this Section 7.11, if either Party receives a copy of a Biosimilar Application referencing a Licensed Product, whether or not such notice or copy is provided under any applicable Law (including under the BPCIA, the United States Patient Protection and Affordable Care Act, or their successor provisions, or any similar provisions in a country outside the United States, as applicable), or otherwise becomes aware that such a Biosimilar Application has been submitted to a Regulatory Authority for marketing authorization (such as in an instance described in 42 U.S.C. § 262(l)(2)), the remainder of this Section 7.11.8 shall apply.  Such Party shall promptly, but in any event within [**] of becoming aware that such a Biosimilar Application has been submitted to a Regulatory Authority for marketing authorization, notify the other Party.  The owner of the relevant Patent Rights shall then seek permission to view the Biosimilar Application, information regarding the process or processes used to manufacture the product that is the subject of the Biosimilar Application, and related confidential information from the filer of the Biosimilar Application if necessary under 42 U.S.C. § 262(l)(1)(B)(iii).  If either Party receives any equivalent or similar communication or notice in the United States or any other jurisdiction, the Party receiving such communication or notice shall within [**] notify the other Party of such communication or notice to the extent permitted by applicable Law. Regardless of the Party that is the “reference product sponsor”, as defined in 42 U.S.C. § 262(l)(1)(A), for purposes of such Biosimilar Application:

(a)        Juno shall designate, to the extent permitted by applicable Law, or otherwise Editas shall designate in accordance with Juno’s instructions, the outside counsel and in-house counsel who shall receive confidential access to the Biosimilar Application, information regarding the process or processes used to manufacture the product that is the subject of the Biosimilar Application, and any related confidential information pursuant to 42 U.S.C. § 262(l)(1)(B)(ii).

(b)        In each case, after consulting with Editas and considering Editas’ comments in good faith, Juno shall have the right to (i) list any Patent Rights, including any Editas Licensed Background Patents, Editas Licensed Collaboration Patents, Joint Collaboration Patents and Joint Patents, as required pursuant to 42 U.S.C. § 262(l)(3)(A) or 42 U.S.C. § 262(l)(7), (ii) respond to any communications with respect to such lists from the filer of the Biosimilar Application, (iii) negotiate with the filer of the Biosimilar Application as to whether to utilize a different mechanism for information exchange other than that specified in 42 U.S.C. § 262(l)(1) and (iv) as to the Patent Rights that will be subject to the litigation procedure as described in 42

U.S.C. § 262(l)(4), decide which Patent Rights shall be selected for litigation under 42 U.S.C. § 262(l)(5)(B)(i)(II), and commence such litigation under 42 U.S.C. § 262(l)(6).  If Editas is required pursuant to applicable Law to execute any of these tasks, it shall do so in accordance with Juno’s instructions.

(c)        Juno shall have the right, after consulting with Editas, to identify Patent Rights, including any Editas Licensed Background Patents, Editas Licensed Collaboration Patents, Joint Collaboration Patents and Joint Patents, or respond to relevant communications under any equivalent or similar listing to those described in the preceding clause (b) in any other jurisdiction outside of the United States.  If Editas is required pursuant to applicable Law to execute any of these tasks, it shall do so in accordance with Juno’s instructions.

(d)        Editas shall cooperate with Juno’s reasonable requests in connection with the foregoing activities to the extent required or permitted by applicable Law.  Juno shall consult with Editas prior to identifying any Editas Licensed Background Patents, Editas Licensed Collaboration Patents, Joint Collaboration Patents or Joint Patents to a Third Party as contemplated by this Section 7.11.8.  Juno shall consider in good faith advice and suggestions with respect thereto received from Editas, and notify Editas of any such lists or communications promptly after they are made.

(e)        Each Party shall notify the other Party within [**] after receiving any notice of commercial marketing provided by the filer of a Biosimilar Application pursuant to 42 U.S.C. § 262(l)(8)(A).  To the extent permitted by applicable Law, Juno shall have the first right, but not the obligation, to seek an injunction against such commercial marketing as permitted pursuant to 42 U.S.C. § 262(l)(8)(B) and to file an action for infringement.  If required pursuant to applicable Law, upon Juno’s request, Editas shall assist in seeking such injunction or filing such infringement action after consulting with Juno.  Except as otherwise provided in this Section 7.11.8, any such action shall be subject to the terms and conditions of Sections  7.11.1 through 7.11.7.

(f)        The Parties recognize that procedures other than those set forth above in this Section 7.11.8 may apply with respect to Biosimilar Applications, either in the United States or elsewhere.  If the Parties determine that certain provisions of applicable Law in the United States or in any other country in the Territory apply to actions taken by the Parties with respect to Biosimilar Applications under this Section 7.11.8 in such country, the Parties shall comply with any such applicable Law in such country (and any relevant and reasonable procedures established by Parties) in exercising their rights and obligations with respect to Biosimilar Applications under this Section 7.11.8 in a manner to effectuate the intent of this Section 7.11.8.  Notwithstanding the foregoing provisions of this Section 7.11.8, nothing in this Section 7.11.8 shall grant any rights to Editas with respect to any Juno IP.

7.12     Patent Term Extensions.  Subject to the terms of the In-License Agreements as set forth in Section 7.5,  Editas shall reasonably cooperate with Juno, including providing reasonable assistance to Juno (including executing any documents as may reasonably be required), in efforts to seek and obtain patent term restoration or supplemental protection certificates or the like or their equivalents in any country in the Territory, where applicable to Editas Licensed Background Patents (excluding any Editas Licensed Background Patents licensed under an In-License

Agreement),  Editas Licensed Collaboration Patents,  Joint Collaboration Patents or Joint Patents, or any other Patent Rights Controlled by Juno (or any of its Affiliates), including as may be available to the Parties under the provisions of the U.S. Drug Price Competition and Patent Term Restoration Act of 1984 or comparable laws outside the United States, in each case, in connection with any Licensed Product.  If elections with respect to obtaining such patent term restoration or supplemental protection certificates or the like or their equivalents are to be made in connection therewith, Juno shall have the right to make the election, and Editas agrees to abide by such election, provided that, with respect to Editas Licensed Collaboration Patents or Editas Licensed Background Patents (excluding any Editas Licensed Background Patents licensed under an In-License Agreement for which Juno shall have no right to make such an election), Juno has (i) given Editas reasonable advance notice of its intention to extend any such Patent Rights; (ii) engaged in good faith discussions with Editas regarding its intention to extend any such Patent Rights and (iii) in good faith considered any argument by Editas to not extend such Patent Rights for business reasons.  Without limiting the foregoing, Editas will not (and will cause its Affiliates not to) extend (a) any Editas Licensed Background Patents or Editas Licensed Collaboration Patent, with respect to any Licensed Product or (b) any Joint Collaboration Patent or Joint Patent, in each case ((a) and (b)), without the prior written approval of Juno, in its sole discretion.

7.13     Regulatory Data Protection.  Subject to the terms of the In-License Agreements as set forth in Section 7.5, during the Term and after notifying Editas in writing,  Juno (or its Designee) shall have the sole right to list, with the applicable Regulatory Authorities in the Territory, all applicable Patent Rights (including any Editas Licensed Background Patents,  Editas Licensed Collaboration Patents,  Joint Collaboration Patents or Joint Patents) for any Licensed Product, including all so called “Purple Book” listings required under the U.S. Public Health Service Act, and all similar listings in any other relevant countries, and Editas and its Affiliates shall have no right to do so.  For the avoidance of doubt, Juno will retain final decision-making authority as to the listing of all applicable Patent Rights for any Licensed Product, regardless of which Party owns such Patent Rights, and Editas shall reasonably assist Juno in connection therewith.

7.14     Common Interest Agreement.  At the request of either Party, the Parties shall negotiate in good faith to enter into a common interest agreement to govern their discussion of Patent matters under this Agreement (and the Master Collaboration Agreement).

7.15     License Filing.  At the request of Juno,  Editas shall, and shall cause its Affiliates to, assist in any license registration processes with applicable Governmental Authorities that may be available for the protection of Juno’s interests in this Agreement.

7.16     Defense of Claims Brought by Third Parties.  If a Party becomes aware of any actual or threatened claim that the Research,  Development, Manufacture or Commercialization of a Licensed RNP Complex or Licensed Product by or on behalf of Juno pursuant to this Agreement infringes the IP rights of any Third Party, such Party shall promptly notify the other Party.  In any such instance, the Parties shall as soon as practicable thereafter meet to discuss in good faith regarding the best response to such notice; provided that Juno shall have the final decision-making authority in connection therewith.  Except as set forth in Section 10.2 (and without limiting Juno’s rights under Section 10.2), (a) Juno shall have the sole right, but not the obligation, to defend and dispose of (including through settlement or license) such claim; and (b) any costs incurred by or on behalf of Juno (or any of its Affiliates or Sublicensees) in connection with the defense or disposal of any such claim (including any damages, royalties or other amounts payable as a result thereof), to the extent relating to the Research,  Development, Manufacture or Commercialization of a Licensed RNP Complex or Licensed Product, shall be included as Juno Third Party Payments and may be deducted from amounts payable to Editas hereunder as set forth in Section 6.2.4, and Juno shall report any such deductions to Editas as part of Juno’s royalty report under Section 6.2.5.

7.17     Subsequently Obtained Licensed IP.

7.17.1  In the event that Editas or any of its Affiliates identifies any IP of a Third Party that is necessary for the research, development, making, having made, import, use, offering to sell, selling or otherwise exploiting any  Licensed RNP Complex, Licensed Product or Licensed Program Target, then Editas shall notify Juno thereof.

7.17.2  Subject to Section 7.17.1, if, following the Effective Date for a given Licensed Program, Editas or any of its Affiliates (other than an Acquiring Affiliate, unless such Acquiring Affiliate has provided access to Editas or any of its Affiliates to the applicable IP, in which case such Acquiring Affiliate shall be subject to this Section 7.17 with respect to such IP) enters into a license agreement pursuant to which Editas or such Affiliate acquires Control of any IP that claims or covers, or is otherwise necessary or useful for, any Genome Editing Technology, Licensed RNP Complex, Licensed Product or Licensed Program Target with respect to such Licensed Program or the research, development, making, having made, import, use, offering to sell, selling or otherwise exploiting any such Licensed RNP Complex or Licensed Product that was not previously included in the Editas Licensed Background IP (collectively, the “Subsequently Obtained Licensed IP”), Editas shall use Commercially Reasonable Efforts to (a)  obtain license terms with respect to such Subsequently Obtained Licensed IP that are not more onerous with respect to any Licensed Programs for which sublicenses are granted to or may be granted to Juno hereunder than they are with respect to any other actual or potential programs or products for which such Subsequently Obtained Licensed IP may be practiced or used; provided that Editas shall in no event disproportionately burden any actual or potential Licensed RNP Complex, Licensed Product or Licensed Program and (b) allow for sublicensing to Juno in accordance with this Agreement.  Following execution of the applicable in-license agreement, Editas shall promptly provide to Juno a written description of any applicable Subsequently Obtained Licensed IP, which notice will identify the applicable Licensed Program(s) to which such Subsequently Obtained Licensed IP relates, together with a true, correct and complete copy of any such Third Party license (provided that such copy may be redacted as to terms not applicable to a sublicensee thereunder).  On a Licensed Program-by-Licensed Program basis, unless and until any such Subsequently Obtained Licensed IP is sublicensed to Juno in accordance with Section 7.17.3, such Subsequently Obtained Licensed IP shall be deemed not to be Controlled by Editas for purposes of the licenses granted to Juno hereunder.

7.17.3  On a Licensed Program-by-Licensed Program basis, as to any Subsequently Obtained Licensed IP (a) for which Editas has provided notice to Juno pursuant to Section 7.17.1 and (b) under which Editas is permitted to grant sublicense rights to Juno, Juno shall notify Editas in writing, within [**] after the date on which Editas delivers to Juno a copy of the applicable Third Party license agreement pursuant to Section 7.17.1, whether Juno desires to receive a sublicense of rights granted under such Third Party license agreement with respect to such Subsequently Obtained Licensed IP in connection with such Licensed Program and, following

Editas’ receipt of Juno’s notice pursuant to this Section 7.17.3, then the Parties shall in good faith negotiate and mutually agree on (i) any additional terms with respect to such Subsequently Obtained Licensed IP under the applicable Third Party license agreement applicable to Juno as a sublicensees thereunder (“Additional Subsequently Obtained Sublicense Terms”),  (ii) Juno’s agreement to reimburse Editas for any royalties actually paid by Editas under such Third Party agreement directly on account of sales of Licensed Products hereunder by Juno, its Affiliates and other sublicensees and (iii) Juno’s reasonable pro rata allocation of any milestone payments actually paid by Editas under such Third Party agreement solely with respect to the sublicense of such Subsequently Obtained Licensed IP as such milestone payments result from the exploitation of the applicable Licensed Product hereunder, which pro rata allocation shall be mutually agreed by the Parties based on the reasonable expected exploitation of such Subsequently Obtained Licensed IP by Juno and its Affiliates and other sublicensees with respect to the applicable Licensed Product in the Licensed Field pursuant to this Agreement as compared to all other current and reasonably anticipated potential products relevant to such Third Party agreement (including Licensed Products and any such products that may be researched, developed or commercialized outside the Licensed Field)  ((ii) and (iii), collectively, the “Additional Allocable Costs”); provided that, in all cases, the Parties in determining such Additional Allocable Costs shall take into account all current and reasonably anticipated potential products relevant to such Third Party agreement, including additional Licensed Products and any such products that may be researched, developed or commercialized outside the Licensed Field.  In the event that the Parties are unable to agree on any such Additional Subsequently Obtained Sublicense Terms or Additional Allocable Costs pursuant to this Section 7.17.3, the Parties shall escalate the matter to the Executive Officers for resolution, and if the Executive Officers are unable to resolve such issue within [**], the matter shall be resolved by binding arbitration pursuant to Section 12.2.2 (and until such matter is resolved, such Subsequently Obtained Licensed IP shall be deemed not to be Controlled by Editas for purposes of the licenses granted to Juno hereunder). Following determination of the Additional Subsequently Obtained Sublicense Terms and Additional Allocable Costs with respect to any Subsequently Obtained Licensed IP for a given Program in accordance with this Section 7.17.3, Juno may elect to include such Subsequently Obtained Licensed IP for each applicable Licensed Program by providing written notice Editas, in which case, (A) such Third Party license agreement shall be considered an “In-License Agreement” under this Agreement solely with respect to the applicable Licensed Program(s) and such Subsequently Obtained Licensed IP will be deemed to be included in the Editas Licensed Background IP; and (B) the applicable Licensed Program Addendum for each such Licensed Program shall be deemed to be amended to include such Additional Subsequently Obtained Sublicense Terms and Additional Allocable Costs and (C) any Additional Allocable Costs shall be considered Juno Third Party Payments hereunder.

7.18     Juno Continuing Rights Under In-License Agreements.  At the written request of Juno on case-by-case basis, Editas shall (or shall cause its Affiliates to, as applicable) execute a written agreement, in a form reasonably acceptable to Juno, with each In-License Counterparty within [**] after the date of such request, pursuant to which (a) in the event of an early termination of such In-License Agreement, at the request of Juno, such In-License Counterparty shall grant a direct license to Juno with respect to the IP licensed to Editas under such In-License Agreement, on the same terms under which such In-License Counterparty grants such license to Editas (or its Affiliate, as applicable) under such In-License Agreement; (b) such In-License Counterparty agrees to and acknowledges the rights granted to Juno hereunder with respect to any IP licensed to Editas (or its Affiliate, as applicable) under such In-License Agreement, including the rights as set forth in this Section 7.18; and (c) Juno shall be a party to such written agreement and have the right to enforce such agreement directly against the counterparties thereto.  Notwithstanding anything to the contrary contained herein (including Section 6.2.4), if Juno (or any of its Affiliates) obtains a license to any Patent Rights, Know-How or other IP (that prior to such license had been included in the Editas Licensed IP) from any In-License Counterparty, then Juno may deduct from any amounts payable by Juno to Editas hereunder (including royalties and milestones), any and all amounts payable by Juno (or any of its Affiliates) to such In-License Counterparty for such right or license (or the exercise thereof).

ARTICLE 8

CONFIDENTIALITY

8.1       Nondisclosure.  Except as otherwise expressly provided herein, the Parties agree that, for the Term and for [**] thereafter, the receiving Party shall (a) not, except as expressly provided in this ARTICLE 8 disclose to any Third Party any Confidential Information furnished to it by the disclosing Party pursuant to this Agreement (or, to the extent related to the Licensed Program, under the Master Collaboration Agreement, the Original Agreement or First Amended and Restated Agreement); (b) maintain in confidence such Confidential Information using not less than the efforts such receiving Party uses to maintain in confidence its own proprietary information of similar kind and value, but in no event less than a reasonable degree of efforts; and (c) not use such Confidential Information for any purpose except those permitted by this Agreement, including, in the case of Juno, the exercise of the rights and licenses granted to Juno hereunder (it being understood that this Section 8.1 shall not create or imply any rights or licenses not expressly granted under this Agreement).  For purposes of this Agreement, “Confidential Information” means any confidential or proprietary information, samples or other materials, including Know-How, which are disclosed by or on behalf of one Party to the other Party pursuant to this Agreement (or, to the extent related to the Licensed Program, under the Master Collaboration Agreement, the Original Agreement or First Amended and Restated Agreement), regardless of whether any of the foregoing is marked “confidential” or with other similar designation to indicate its confidential or proprietary nature or communicated to the other Party by or on behalf of the disclosing Party in oral, written, visual, graphic or electronic form.  Notwithstanding anything to the contrary herein (and without regard to Section 8.2.1 and Section 8.2.4), (i) (A) the identity of any Licensed Program Target, (B) any Licensed RNP Complexes or Licensed RNP Product and (C) any Editas Licensed Collaboration Know-How comprising the data or results of the Research Program, in each case, (1) shall be deemed Confidential Information of Juno, (2) Juno shall be deemed to be the disclosing Party with respect to thereto and Editas shall be deemed the receiving Party with respect thereto and (3) shall be subject to the obligations of confidentiality and the restrictions on use and disclosure with respect thereto as set forth in this ARTICLE 8 as Juno’s Confidential Information and (ii) subject to the foregoing clause (i), the Joint Collaboration Know-How and Joint Know-How shall be Confidential Information of both Parties and each Party shall be deemed to be the disclosing Party with respect to the Joint Collaboration Know-How and Joint Know-How, and each Party shall be subject to the obligations of confidentiality and the restrictions disclosure with respect to the Joint Collaboration Know-How and Joint Know-How as set forth in this ARTICLE 8; provided that, for clarity, each Party shall be free to use the Joint Know-How as set forth in Section 7.8.3.

8.2       Exceptions.  The obligations set forth in Section 8.1 shall not apply with respect to any portion of the Confidential Information of the disclosing Party that the receiving Party can show by competent written proof:

8.2.1    was already known to the receiving Party, other than under an obligation of confidentiality or restriction of use, at the time of disclosure;

8.2.2    was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

8.2.3    became generally available to the public or otherwise part of the public domain after its disclosure, including through a publication in accordance with Section 8.6 or Section 8.7, in each case, other than through any act or omission of the receiving Party in breach of this Agreement;

8.2.4    was independently developed by or on behalf of the receiving Party without reference to or reliance upon the disclosing Party’s Confidential Information, as demonstrated by documented evidence prepared contemporaneously with such independent development; or

8.2.5    was disclosed to the receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others.

8.3       Authorized Disclosure.

8.3.1    Disclosure.  Notwithstanding Section 8.1, the receiving Party may disclose Confidential Information belonging to the disclosing Party in the following instances:

(a)        subject to Sections  8.3.2 and 8.5, to comply with applicable Law (including the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) or any national securities exchange) or with judicial process (including prosecution or defense of litigation), if, in the reasonable opinion of the receiving Party’s counsel, such disclosure is necessary for such compliance or for such judicial process (including prosecution or defense of litigation);

(b)        to governmental or other regulatory agencies in order to Prosecute and Maintain Patent Rights or to gain or maintain approval to conduct Clinical Trials or to market Licensed Product, in each case, under this Agreement, in each case, in accordance with this Agreement, but such disclosure shall only be to the extent reasonably necessary to Prosecute and Maintain Patent Rights or obtain authorizations; provided that reasonable steps are taken to ensure confidential treatment of such Confidential Information (if available);

(c)        to any of its officers, employees, acquirers, consultants, agents or Affiliates (including (i) in the case of Juno, to any actual or potential collaborators, licensees, or sublicensees and (ii) in the case of either Party, to such Party’s subcontractors for purpose of such subcontractor performing obligations of such Party under this Agreement) as it deems necessary or advisable in the course of conducting activities in accordance with this Agreement in order to carry out its responsibilities or exercise its rights under this Agreement (including,  (A) in the case of Juno, the exercise of the rights and licenses granted to Juno hereunder and (B) in the case of either Party, to use the Joint Collaboration Know-How and Joint Know-How as set forth in Section 7.8.3); provided that each such disclosee is bound by written confidentiality obligations and non-use obligations no less restrictive than those set forth in this ARTICLE 8 to maintain the confidentiality thereof and not to use such Confidential Information except as expressly permitted by this Agreement; provided, however, that, in each of the above situations in this Section 8.3.1(c), the receiving Party shall remain responsible for any failure by any Person who receives Confidential Information from such receiving Party pursuant to this Section 8.3.1(c) to treat such Confidential Information as required under this ARTICLE 8;

(d)        with respect to Editas, any Editas Licensed Collaboration Know-How comprising the data or results of the Research Program or Joint Collaboration Know-How specific to the Licensed RNP Complex or to Editas’ Genome Editing Technology platform, to (i) any Third Party collaborator or sublicensee in connection with an actual or potential bona fide collaboration outside the Exclusive Field or (ii) (A) Allergan as required pursuant to the Allergan Agreement, but solely to the extent such Know-How is specific to the Excluded Ocular Field, (B) Beam as required pursuant to the Beam Agreement, but solely to the extent such Know-How is specific to the Excluded Base Editing Non-Cancer Field, or (C) BlueRock as required pursuant to the BlueRock Agreement, but solely to the extent such Know-How is specific to the BlueRock Field (provided that, for clarity, in each case ((A), (B) or (C)), such Know-How is not specific to any cancer field); provided, however, that in no event shall Editas or any of its Affiliates disclose or otherwise make available to any Third Party the sequence of any Collaboration RNP Complex (including the sequences of the gRNA or RGEN)  or the sequence of any donor template or its component parts prior to such Third Party becoming an actual bona fide collaboration partner of Editas, without the prior written consent of Juno; provided, further, each such disclosee is bound by written confidentiality obligations and non-use obligations no less restrictive than those set forth in this ARTICLE 8 to maintain the confidentiality thereof and not to use such Confidential Information except as expressly permitted by this Agreement; provided, further, that in each of the above situations in this Section 8.3.1(d),  Editas shall remain responsible for any failure by any Person who receives Confidential Information from Editas pursuant to this Section 8.3.1(d) to treat such Confidential Information as required under this ARTICLE 8;

(e)        with respect to Editas, to any counterparty to any In-License Agreement solely as required for Editas to comply with its reporting and other obligations under such In-License Agreement as set forth in Section 7.5; provided that each such disclosee is bound by written confidentiality obligations and non-use obligations no less restrictive than those set forth in this ARTICLE 8 to maintain the confidentiality thereof and not to use such Confidential Information except as expressly permitted by this Agreement; provided, further, that in each of the above situations in this Section 8.3.1(e), Editas shall remain responsible for any failure by any Person who receives Confidential Information from Editas pursuant to this Section 8.3.1(e) to treat such Confidential Information as required under this ARTICLE 8;

(f)        solely with respect to disclosure of the terms of this Agreement, to (i) investors in connection with any private placement of equity securities of such Party or any of its Affiliates, (ii) underwriters (and their legal counsel) in connection with other market financing of equity securities of such Party or any of its Affiliates or (iii) lenders in connection with any loan or debt financing transaction of such Party or any of its Affiliates; provided that (A) each such disclosee is bound by written confidentiality obligations and non-use obligations no less restrictive than those set forth in this ARTICLE 8 to maintain the confidentiality thereof and not to use such Confidential Information except as expressly permitted by this Agreement; (B) in each of the above situations in this Section 8.3.1(e), the receiving Party shall remain responsible for any failure by any Person who receives Confidential Information from such receiving Party pursuant to this Section 8.3.1(e) to treat such Confidential Information as required under this ARTICLE 8; and (C) the disclosing Party shall only provide each such disclosee with a copy of this Agreement redacted as to terms not required in connection with the contemplated transaction; and

(g)        disclosure, solely on a “need to know basis”,  to its advisors (including attorneys and accounts) in connection with activities hereunder; provided that, prior to any such disclosure, each disclosee must be bound by written obligations of confidentiality, non-disclosure and non-use no less restrictive than the obligations set forth in this ARTICLE 8 (provided, however, that in the case of legal or other professional advisors subject to professional standards of confidentiality, no written agreement shall be required), which for the avoidance of doubt, will not permit use of such Confidential Information for any purpose except those expressly permitted by this Agreement; provided, however, that, in each of the above situations in this Section 8.3.1(g), the receiving Party shall remain responsible for any failure by any Person who receives Confidential Information from such receiving Party pursuant to this Section 8.3.1(g) to treat such Confidential Information as required under this ARTICLE 8.

8.3.2    Terms of Disclosure.  If and whenever any Confidential Information is disclosed in accordance with this Section 8.3, such disclosure shall not cause any such information to cease to be Confidential Information except to the extent that such disclosure results in a public disclosure of such information (other than by breach of this Agreement).  Where reasonably possible and subject to Section 8.5, the receiving Party shall notify the disclosing Party of the receiving Party’s intent to make any disclosures pursuant to Section 8.3.1(a) sufficiently prior to making such disclosure so as to allow the disclosing Party adequate time to take whatever action it may deem appropriate to protect the confidentiality of the information, and the receiving Party will provide reasonable assistance to the disclosing Party with respect thereto; provided that, in such event, the receiving Party will use reasonable measures to ensure confidential treatment of such information and shall only disclose such Confidential Information of the disclosing Party as is necessary for the purposes of Section 8.3.1(a), as applicable.

8.4       Terms of this Agreement.  The Parties agree that this Agreement and the terms hereof shall be deemed to be Confidential Information of both Editas and Juno, and each Party agrees not to disclose any of them without the prior written consent of the other Party, except that each Party may disclose any of them in accordance with the provisions of Section 8.3 or 8.5, as applicable.

8.5       Securities Filings; Disclosure under Applicable Law.  Each Party acknowledges and agrees that the other Party may submit this Agreement to (or file this Agreement with) the SEC or any national securities exchange in any jurisdiction (collectively, the “Securities Regulators”), or to other Persons as may be required by applicable Law, and if a Party does submit this Agreement to (or file this Agreement with) any Securities Regulators, or other Persons as may be required by applicable Law, such Party agrees to consult with the other Party with respect to the preparation and submission of a confidential treatment request for this Agreement and to mutually agree on the redactions to this Agreement to be submitted for confidential treatment request, such agreement not to be unreasonably withheld, conditioned or delayed.  Notwithstanding the foregoing, if a Party is required by applicable Law or any Securities Regulator to make a disclosure of the terms of this Agreement in a filing or other submission as required by applicable Law or Securities Regulator, and (a) such Party has provided copies of the disclosure to the other Party reasonably in advance of such filing or other disclosure under the circumstances; (b) such Party has promptly notified the other Party in writing of such requirement and any respective timing constraints; and (c) such Party has given the other Party a reasonable time under the circumstances from the date of notice by such Party of the required disclosure to comment upon and request confidential treatment for such disclosure, then such Party will have the right to make such disclosure at the time and in the manner reasonably determined by its counsel to be required by applicable Law or Securities Regulator if the other Party has not responded within such reasonable time period.  Notwithstanding the foregoing, it is hereby understood and agreed that if a Party seeks to make a disclosure as required by applicable Law or Securities Regulator as set forth in this Section 8.5, and the other Party provides comments within the respective time periods or constraints specified herein or within the respective notice, the Party seeking to make such disclosure or its counsel, as the case may be, will in good faith consider incorporating such comments, and, with respect to submitting this Agreement to (or filing this Agreement with) any Securities Regulators, or other Persons as may be required by applicable Law, the Parties shall mutually agree on the redactions to this Agreement to be submitted for confidential treatment request, such agreement not to be unreasonably withheld, conditioned or delayed.

8.6       Publicity.

8.6.1    Press Release; Public Statements.  Subject to Section 8.3,  Section 8.5 and this Section 8.6,  Editas agrees not to (and shall cause its Affiliates not to) issue any press release or other public statement disclosing this Agreement, the activities hereunder, or the transactions contemplated hereby, unless such press release or other public statement is approved by Juno in writing; provided that Editas shall be authorized to make any disclosure, without the approval of Juno, that is required by applicable Law (including the U.S. Securities Act of 1933, as amended, and the U.S. Securities Exchange Act of 1934, as amended) or the rules of any Securities Regulator, or by judicial process, subject to and in accordance with Section 8.3 and Section 8.5, as applicable.  Without limiting the foregoing,  Editas shall have the right to announce the fact that there was achievement of any Milestone Event; provided that Editas shall not disclose details with respect to the applicable Milestone Event  (including information sufficient to identify the Licensed Program, Licensed Program Target or any Licensed RNP Complex or Licensed Product), unless required by applicable Law; provided, further, that Editas shall notify Juno reasonably in advance of any such press release or public statement and shall remove any Confidential Information of Juno therein and incorporate any other reasonable and timely comments from Juno therein, including any reasonable request to limit such press release or public statement.  Juno shall have the right to issue any press release or other public statement disclosing the activities hereunder, or the transactions contemplated hereby, without the consent of Editas; provided that,  if such press release is specific to a Licensed RNP Complex, then, to the extent practicable, Juno shall notify Editas reasonably in advance of any such press release or public statement and shall use

Commercially Reasonable Efforts to provide a copy of such press release or public statement to Editas.  All press releases or public statements issued hereunder shall be subject to Section 8.8.

8.6.2    Additional Restrictions on Disclosure.  Without limiting any other restrictions on disclosure as set forth in this ARTICLE 8 with respect to any press release or other public statement proposed to be made by Editas,  which discloses any information with respect to any Licensed Program, or otherwise relates to any Licensed Program Target, Licensed RNP Complex or Licensed Product, or the Research, Development, Manufacture,  Commercialization or other exploitation of any of the foregoing, including any information related to Clinical Trials or Regulatory Approvals with respect thereto, such press release or other public statement may not be issued without Juno’s prior written consent, except for such disclosures by Editas as required by applicable Law or Securities Regulators (solely and to the extent Editas’ counsel determines such disclosure is required by applicable Law or Securities Regulators) and in accordance with Sections 8.3 and 8.5, as applicable, and in such case Editas shall (a) use reasonable good faith efforts to afford Juno a reasonable period of time to review any such disclosure; (b) at Juno’s request, remove any Confidential Information of Juno therein; and (c) incorporate any other reasonable comments from Juno therein, including any reasonable request to limit such press release or public statement.  Notwithstanding the foregoing, any information that has been previously publicly disclosed in accordance with this Agreement may be disclosed again and as long as such disclosure does not exceed the scope, and is presented in the same context, of such prior public disclosure.  Subject to the foregoing, if Juno proposes that Editas use specific wording or language with respect thereto, Editas shall in good faith consider incorporating such wording or language.

8.6.3    Previously Issued Public Statements.  The contents of any press release or other public statement that has been reviewed and approved by a reviewing Party may be re-released in its full original form by the publishing Party or by such reviewing Party without a requirement for re-approval.

8.7       Permitted Publications of Results.

8.7.1    Publication.  Editas and its Affiliates shall have no right to, and shall not, publish or publicly present any information (including publications in journals, posters, presentations at conferences and abstracts submitted in advance of conferences) with respect to any Licensed Program Target, Licensed RNP Complex or Licensed Product or the results of the Research Program with respect thereto, in each case, without Juno’s prior written consent.  Notwithstanding the foregoing, Editas may publish information with respect to a given Licensed RNP Complex solely to the extent related to activities conducted by or on behalf of Editas outside the Exclusive Field (and without any reference to any Licensed Product, the sequence of any Collaboration RNP Complex (including the sequences of the gRNA or RGEN) or the sequence of any donor template or its component parts and subject to the opportunity for prior review and comment by Juno in accordance with this Section 8.7.  Editas agrees to provide Juno with the opportunity to review any proposed abstract, manuscript or scientific presentation (including any verbal presentation) that relates to any such Licensed RNP Complex, at least [**] prior to its intended submission for publication.  Juno shall respond in writing promptly and in no event later than [**] after receipt of the proposed publication, with one or more of the following: (a) comments on the proposed publication, which Editas shall consider in good faith; (b) a specific statement of concern, based upon the need to seek Patent Rights protection or to block publication or public disclosure (including publications in journals, posters, presentations at conferences and abstracts submitted in advance of conferences) if Juno reasonably determines that the proposed disclosure includes any IP that should be maintained as a trade secret to protect any Licensed Program Target or Licensed RNP Complex, in which event Editas agrees not to submit such publication or make such presentation that contains such information for a reasonable period of time, and in no event more than [**], and the Parties agree to review and decide whether to seek patent protection for any such IP in such publication or presentation which may be patentable or to resolve any other issues; or (c) an identification of the Juno’s Confidential Information that is contained in the publication reviewed, which Editas shall remove, if requested by Juno.  Both Parties understand that a reasonable commercial strategy may require delay of publication of information or filing of patent applications first with respect to activities performed or results obtained pursuant to this Agreement during the Term, or not to publish at all if necessary to preserve trade secrets.  The Parties agree to review and decide whether to delay publication of such information to permit filing of patent applications.  For clarity, Juno (and its Affiliates and Sublicensees) shall be free to make publications and presentations with respect to any Licensed Program Target, Licensed RNP Complex or Licensed Product or the results of the Research Program with respect thereto, in each case, without the prior review or consent of Editas; provided that if such publication or presentation is specific to a Licensed RNP Complex, then, to the extent practicable, Juno shall notify Editas reasonably in advance of any such publication or presentation.

8.7.2    Re-Publication; Re-Presentation.  The contents of any Editas publication or presentation that has been reviewed and approved by Juno may be re-released by Editas as long as such disclosure is presented in substantially the same context and does not exceed the scope of such prior public disclosure, without a requirement for re-approval.

8.8       Use of Names and Marks.  Except as otherwise expressly set forth herein, no Party (or its respective Affiliates) shall use the name, trademark, trade name or logo of the other Party or any of its Affiliates, or its or their respective employee(s) in any publicity, promotion, news release or other public disclosure relating to this Agreement or its subject matter, without the prior written permission of the other Party; provided that such permission shall not be required to the extent use thereof may be required by applicable Law or Securities Regulators, including the rules of any securities exchange or market on which a Party’s (or its Affiliate’s) securities are listed or traded.

8.9       Clinical Trials Registry.  For clarity, Juno (and its Affiliates and Designees) shall have the right to publish registry information and summaries of data and results from any Clinical Trials conducted in connection with activities under this Agreement, on its clinical trials registry or on a government-sponsored database such as www.clinicaltrials.gov, without requiring the consent of Editas.  The Parties shall reasonably cooperate if required or reasonably requested by Juno in order to facilitate any such publication by Juno (and its Affiliates and Designees).

8.10     Relationship to Master Collaboration Agreement.  Except as otherwise expressly stated in this ARTICLE 8, this Agreement supersedes the provisions of Article 8 of the Master Collaboration Agreement with respect to any Confidential Information related to any Licensed Program Target, Licensed RNP Complex or Licensed Product or the results of the Research Program with respect thereto (collectively, the “Licensed Program Confidential Information”);

provided that, except as otherwise set forth herein, all “Confidential Information” of the “disclosing Party” thereunder that is Licensed Program Confidential Information shall be deemed Confidential Information of the disclosing Party hereunder and shall be subject to the terms and conditions of this Agreement and the “receiving Party” shall be bound by and obligated to comply with such terms and conditions as if they were the receiving Party hereunder.  The foregoing shall not be interpreted as a waiver of any remedies available to the “disclosing Party” as a result of any breach, prior to the Effective Date, by the “receiving Party”, of its obligations pursuant to Article 8 of the Master Collaboration Agreement.

ARTICLE 9

REPRESENTATIONS, WARRANTIES AND COVENANTS

9.1       Representations and Warranties of Both Parties.  Each Party hereby represents and warrants to the other Party, as of the Effective Date (and, for clarity, as of the effective date of each Licensed Program Addendum, as applicable, as though made then), that:

(a)        such Party is duly organized, validly existing and in good standing under the applicable Law of the jurisdiction of its formation and has full corporate power and authority to enter into this Agreement, and to carry out the provisions hereof;

(b)        such Party has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

(c)        this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against it in accordance with its terms, except to the extent that enforcement of the rights and remedies created hereby is subject to (i) bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors, or (ii) laws governing specific performance, injunctive relief and other equitable remedies;

(d)        the execution, delivery and performance of this Agreement by such Party does not breach or conflict with any agreement or any provision thereof, or any instrument or understanding, oral or written, to which such Party (or any of its Affiliates) is a party or by which such Party (or any of its Affiliates) is bound, nor violate any applicable Law of any Governmental Authority having jurisdiction over such Party (or any of its Affiliates);

(e)        no government authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any applicable Law currently in effect, is or will be necessary for, or in connection with, the transaction contemplated by this Agreement, or for the performance by it of its obligations under this Agreement, except (i) as may be required to conduct Clinical Trials or to seek or obtain Regulatory Approvals or applicable Regulatory Materials or (ii) as set forth in Section 3.5 of the Master Collaboration Agreement; and

(f)        it has obtained all necessary authorizations, consents and approvals of any Third Party that is required to be obtained by it as of the Effective Date (or, for clarity, the effective date of such Licensed Program Addendum, as applicable), for, or in connection with, the transaction contemplated by this Agreement, or for the performance by it of its obligations under this Agreement, except (i) as may be required to conduct Clinical Trials or to seek or obtain Regulatory Approvals or applicable Regulatory Materials or (ii) as set forth in Section 3.5 of the Master Collaboration Agreement.

9.2       Additional Representations and Warranties of Editas.  Except, on a Licensed Program-by-Licensed Program basis, as set forth in the applicable Licensed Program Addendum,  Editas hereby represents and warrants to Juno,  as of the Execution Date and the Effective Date of each Licensed Program Addendum, as applicable,  as though made then, that:

(a)        Each applicable Licensed Program Addendum contains a complete and accurate list of all Patent Rights included in the Editas Licensed IP that claim or cover any Genome Editing Technology necessary or useful to exploit the Initial Licensed Program or the Licensed Program identified in the applicable Licensed Program Addendum, as applicable, in accordance with the licenses granted hereunder (as applicable), Licensed Program Target, Licensed RNP Complex or Licensed Product, including the composition or use, Research, Development, Manufacturing, Commercialization or other exploitation of any of the foregoing, and Editas Controls all such Patent Rights.  Except for the Editas Licensed IP, (i) Editas and any of its Affiliates do not own or control (by license or otherwise) any Patent or Know-How that is necessary or useful to Research, Develop, Manufacture or Commercialize any Genome Editing Technology necessary or useful for the exploitation of the Initial Licensed Program or any Licensed Program identified in the applicable Licensed Program Addendum, as applicable, Licensed Program Target, Licensed RNP Complex or Licensed Product and (ii) no other Know-How or Patent Rights arose from the performance of the Research Program under the Master Collaboration Agreement with respect to the Initial Licensed Program or the Licensed Program identified in the applicable Licensed Program Addendum.  All issued patents within the Editas Licensed IP are in full force and effect, and have not been determined to be invalid or unenforceable, in whole or in part;

(b)        no claim has been issued or served, or written threat of a claim or litigation made by any Person, against Editas or any of its Affiliates that alleges that any Editas Licensed IP is invalid or unenforceable;

(c)        Editas has disclosed to Juno the existence of any patent opinions prepared on behalf of Editas or any of its Affiliates or otherwise made available to Editas or any of its Affiliates related to Patent Rights within the Editas Licensed IP;

(d)        Editas has the full right and authority to grant all of the rights and licenses granted to Juno (or purported to be granted to Juno) hereunder, and neither Editas nor any of its Affiliates have granted any right or license to any Third Party relating to any of the Editas Licensed IP,  Genome Editing Technology, Licensed Program Target,  Licensed RNP Complex or Licensed Product,  in each case, that would conflict with or limit the scope of any of the rights or licenses granted to Juno hereunder or would otherwise violate Section 5.1.1;

(e)        except with respect to the Editas Licensed Background IP licensed to Editas pursuant to an In-License Agreement, Editas is the sole and exclusive owner of the Editas

Licensed IP, except for the Editas Licensed Background IP that is exclusively licensed to Editas (or any of its Affiliates) pursuant to the In-License Agreements identified in the applicable Licensed Program Addendum.  All Affiliates of Editas have exclusively licensed or assigned all of their right, title and interest in and to the Editas Licensed IP to Editas.  Neither Editas nor any of its Affiliates have granted any mortgage, pledge, claim, security interest, lien or other charge of any kind on the Editas Licensed IP, and the Editas Licensed IP is free and clear of any mortgage, pledge, claim, security interest, lien or charge of any kind.  Except with respect to the Editas Licensed Background IP licensed to Editas pursuant to an In-License Agreement, neither Editas nor any of its Affiliates have entered into any agreement under which Editas or any of its Affiliates has obtained a license or sublicense of rights from a Third Party to any Editas Licensed IP or that is otherwise necessary or useful to Research, Develop, Manufacture or Commercialize any Genome Editing Technology necessary or useful for the exploitation of the Initial Licensed Program or any Licensed Program identified in the applicable Licensed Program Addendum, as applicable, Licensed Program Target, Licensed RNP Complex or Licensed Product;

(f)        neither Editas nor any of its Affiliates have received any written notice of any claim that any Patent or Know-How (including any trade secret right) owned or controlled by a Third Party would be infringed or misappropriated by the conduct of the activities under the Research Program, or the Research,  Development, Manufacture or Commercialization of any Genome Editing Technology, Licensed Program Target,  Licensed RNP Complex or Licensed Product;

(g)        except as otherwise disclosed by Editas’ patent counsel via teleconference to Juno’s patent counsel,  to Editas’ and any of Affiliates’ knowledge, (i) the conduct of the activities under the Research Program, as well as the Research, Development and Manufacture of any Licensed Program Target, or Licensed RNP Complex, if any, in each case, as conducted by or on behalf of Editas or any of its Affiliates, has not violated, infringed or misappropriated any IP or proprietary right of any Third Party and (ii) the Research, Development, Manufacture and Commercialization of any Genome Editing Technology, Licensed Program Target, or Licensed RNP Complex, as contemplated to be conducted under this Agreement will not violate, infringe or misappropriate any IP or proprietary right of any Third Party;

(h)        except as otherwise indicated the applicable Licensed Program Addendum, there are no claims, judgments, settlements, litigations, suits, actions, disputes, arbitration, judicial or legal administrative or other proceedings or governmental investigations pending or, to Editas’ or any of its Affiliates’ knowledge, threatened against Editas or any of its Affiliates which would reasonably be expected to adversely affect or restrict the ability of Editas to consummate or perform the transactions contemplated under this Agreement, or which would affect the Editas Licensed IP, or Editas’ Control thereof, or any Genome Editing Technology, Licensed Program Target, Licensed RNP Complex or Licensed Product;

(i)         neither Editas nor any of its Affiliates have issued a claim against a Third Party alleging that a Third Party is infringing or has infringed or misappropriated any Editas Licensed IP, and, except as otherwise disclosed by Editas’ patent counsel via teleconference to Juno’s patent counsel,  to Editas’ and any of its Affiliates’ knowledge, no issued patents within the Editas Licensed IP are being infringed and no trade secrets within the Editas Licensed IP are being misappropriated by any Third Party;

(j)         neither Editas nor any of its Affiliates have employed or otherwise used in any capacity, the services of any Person suspended, proposed for debarment or debarred under United States law, including under 21 U.S.C. § 335a, or any foreign equivalent thereof, with respect to any Genome Editing Technology, Licensed Program Target, Licensed RNP Complex or Licensed Product or otherwise in performing any portion of the Research Program under the Master Collaboration Agreement with respect thereto.  All Research,  Development (including non-clinical studies and Clinical Trials)  and Manufacturing related to any Genome Editing Technology, Licensed Program Target, Licensed RNP Complex or Licensed Product conducted by or on behalf of Editas or any of its Affiliates, as well as the conduct of the Research Program under the Master Collaboration Agreement with respect thereto, has been conducted in accordance with all applicable Laws (including, to the extent applicable, GCP, GLP and GMP);

(k)        neither Editas nor any of its Affiliates have entered into any agreement under which Editas or any of its Affiliates (i) has obtained a license or sublicense of rights from a Third Party to any Genome Editing Technology, Licensed Program Target, Licensed RNP Complex or Licensed Product, or to any Editas Licensed IP, except for the licenses pursuant to the In-License Agreements identified in the applicable Licensed Program Addendum, or (ii) has granted a license, sublicense, option or right to a Third Party in the Licensed Field that remains in effect as of the Execution Date or the Effective Date, as applicable, of such Licensed Program Addendum, as applicable, to Research, Develop, Manufacture or Commercialize any Genome Editing Technology necessary or useful for the exploitation of the Initial Licensed Program or any Program,  Licensed Program Target, Licensed RNP Complex or Licensed Product.  Each In-License Agreement identified in a Licensed Program Addendum does not conflict with, limit or otherwise materially adversely affect the scope of the rights or licenses granted to Juno hereunder;

(l)         other than the Existing Program Agreements and the In-License Agreements identified in the applicable Licensed Program Addendum,  Editas (or any of its Affiliates, as applicable) has not entered into any agreement relating to the Editas Licensed IP or the Research,  Development, Manufacture, Commercialization or other exploitation of any Genome Editing Technology necessary for the exploitation of the Initial Licensed Program or any Program,  Licensed Program Target, Licensed RNP Complex or Licensed Product, or the Editas Licensed IP in the Licensed Field;

(m)       with respect to each In-License Agreement, (i) it is in full force and effect; (ii) neither Editas nor any of its Affiliates is in breach thereof; (iii) neither Editas nor any of its Affiliates has received any notice from the counterparty to such In-License Agreement, as applicable, of Editas’ (or its Affiliate’s, as applicable) breach or notice of threatened breach by Editas (or its Affiliate, as applicable) thereof and (iv) Editas has provided Juno with a true, correct and complete copy of each In-License Agreement (provided that such copy may be redacted as to terms not applicable to a sublicensee thereunder);

(n)        Editas has disclosed to Juno all material information and data, and all material correspondences to or from any Regulatory Authority, existing as of the Execution Date or the Effective Date, as applicable, in the possession or control of Editas or any of its Affiliates, in each case related to any Licensed Program, Genome Editing Technology necessary or useful for the exploitation of the Initial Licensed Program or any Licensed Program,  Licensed

Program Target, Licensed RNP Complex or Licensed Product, including the composition, use, Research, Development, Manufacture or Commercialization of any of the foregoing;

(o)        Editas (and its Affiliates) has not obtained, or filed, any INDs, MAAs or other Regulatory Approvals or any other form of regulatory application for approval of Clinical Trials, marketing or other purpose, for any Licensed RNP Complex in the Licensed Field or any Licensed Product; and

(p)        Editas is required to include the provisions of Section 7.5 (including Schedule 7.5 thereto),  ARTICLE 13 and any additional provisions of the relevant In-License Agreement(s) as expressly set forth in the Licensed Program Addenda, in each case, to comply with the applicable In-License Agreements.

9.3       Additional Covenants of Editas.  Editas hereby further covenants to Juno that:

9.3.1    Listing of Additional Editas Patents.  On a Licensed Program-by-Licensed Program basis, Editas shall promptly notify Juno in writing if any Patent Rights in the Editas Licensed IP becomes known to Editas that are not listed on the applicable Licensed Program Addendum.

9.3.2    No Other Uses.  Except as otherwise expressly agreed to by Juno in writing, neither Editas nor any of its Affiliates shall use (and neither shall grant any Third Party the right to use) (a) any Licensed Program Target or any Licensed RNP Complex in the Exclusive Field in the Territory;  or (b) any Licensed Product for any purpose in the Territory.

9.3.3    Compliance with Law.  Editas and its Affiliates shall perform its activities pursuant to this Agreement in compliance (and shall ensure compliance by any of its subcontractors) with all applicable Laws, including, to the extent applicable, GCP, GLP and GMP. Without limiting the foregoing, Editas shall not, and shall cause its Affiliates not to, employ or otherwise use in any capacity, the services of any Person suspended, proposed for debarment or debarred under United States law, including under 21 U.S.C. § 335a, or any foreign equivalent thereof, with respect to activities hereunder for any Licensed Program Target, Licensed RNP Complex or Licensed Product.

9.3.4    Notice from Editas.  Editas shall promptly notify Juno in writing in the event that Editas no longer is subject to the restrictions on granting rights to Juno hereunder with respect to the Excluded Ocular Field under the Allergan Agreement or the Excluded Base Editing Non-Cancer Field under the Beam Agreement, or if BlueRock no longer has co-exclusive rights in the BlueRock Field under the BlueRock Agreement.  Following the Execution Date, Editas and its Affiliates shall not amend the Allergan Agreement, Beam Agreement or BlueRock Agreement in a manner that could conflict with or otherwise adversely affect the rights granted to Juno hereunder, including an expansion of the field under the Allergan Agreement, Beam Agreement or BlueRock Agreement, as applicable.

9.4       Additional Representation and Warranty of Juno.  Except as set forth in the applicable Licensed Program Addendum,  Juno hereby represents and warrants to Editas, as of the Execution Date or the Effective Date of each Licensed Program Addendum,  as applicable, that there are no claims, judgments, settlements, litigations, suits, actions, disputes, arbitration, judicial or legal administrative or other proceedings or governmental investigations pending or, to Juno’s knowledge, threatened against Juno which would reasonably be expected to adversely affect or restrict the ability of Juno to consummate or perform the transactions contemplated under this Agreement.

9.5       Juno Covenants.  Juno hereby covenants to the Editas that Juno and its Affiliates shall perform its activities pursuant to this Agreement in compliance (and shall ensure compliance by any of its subcontractors) with all applicable Laws, including, to the extent applicable, GCP, GLP and GMP.  Without limiting the foregoing, Juno shall not, and shall cause its Affiliates not to, employ or otherwise use in any capacity, the services of any Person suspended, proposed for debarment or debarred under United States law, including under 21 U.S.C. § 335a, or any foreign equivalent thereof, with respect to activities hereunder for Licensed Program Target, Licensed RNP Complex or Licensed Product.

9.6       Disclaimer.  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTY OR CONDITION OF ANY KIND, EITHER EXPRESS OR IMPLIED (AND EACH PARTY HEREBY EXPRESSLY DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES NOT EXPRESSLY PROVIDED IN THIS AGREEMENT), INCLUDING WITH RESPECT TO ANY PATENT RIGHTS OR KNOW-HOW, OR MATERIALS, INCLUDING WARRANTIES OF VALIDITY OR ENFORCEABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR USE OR PURPOSE, PERFORMANCE, AND NONINFRINGEMENT OF ANY THIRD PARTY PATENT RIGHTS OR OTHER IP RIGHTS.  WITHOUT LIMITING THE FOREGOING, NEITHER PARTY MAKES ANY REPRESENTATION, WARRANTY OR GUARANTEE THAT ANY LICENSED PRODUCT WILL BE SUCCESSFUL, OR THAT ANY OTHER PARTICULAR RESULTS WILL BE ACHIEVED WITH RESPECT TO ANY LICENSED PROGRAM TARGET,  LICENSED RNP COMPLEX OR LICENSED PRODUCT HEREUNDER.

ARTICLE 10

INDEMNIFICATION; INSURANCE

10.1     Indemnification by Juno.  Juno shall indemnify, defend and hold harmless Editas and its Affiliates and its and their respective directors, officers, employees, agents and their respective successors, heirs and assigns (collectively, the “Editas Indemnitees”), from and against any and all Third Party Damages to the extent arising out of or relating to, directly or indirectly, any Third Party Claim to the extent based upon:

(a)        bodily injury or death resulting from any Licensed Product that during the Term was Researched, Developed, Manufactured, Commercialized, used, sold or otherwise distributed by or on behalf of Juno, its Affiliates or Sublicensees;

(b)        the negligence or willful misconduct of Juno or any of its Affiliates or its or their respective directors, officers, employees or agents, in connection with Juno’s performance of its obligations under this Agreement; or

(c)        any breach by Juno of any of its representations, warranties, covenants, agreements or obligations under this Agreement;

except, in each case, to the extent such Third Party Damages result from any Third Party Claim covered under Section 10.2(b)  or  (c).

10.2     Indemnification by Editas.  Editas shall indemnify, defend and hold harmless Juno, its Affiliates and its and their respective directors, officers, employees, agents, and their respective successors, heirs and assigns (collectively, the “Juno Indemnitees”), from and against any and all Third Party Damages to the extent arising out of or relating to, directly or indirectly, any Third Party Claim to the extent based upon:

(a)        bodily injury or death resulting from (i) any Licensed RNP Complex (or product that was modified using a Licensed RNP Complex) Researched, Developed, Manufactured, Commercialized, used, sold or otherwise distributed by or on behalf of Editas, its Affiliates or sublicensees outside of the Exclusive Field or after the Term or (ii) any activities under the Allergan Agreement, Beam Agreement or BlueRock Agreement;

(b)        the negligence or willful misconduct of Editas or any of its Affiliates or its or their respective directors, officers, employees or agents, in connection with the performance of Editas’ obligations under this Agreement; or

(c)        any breach by Editas of any of its representations, warranties, covenants, agreements or obligations under this Agreement;

except, in each case, to the extent such Third Party Damages result from any Third Party Claim covered under Section 10.1(b) or  (c).

10.3     Procedure.  If a Party is seeking indemnification under Section 10.1 or Section 10.2, as applicable (the “Indemnitee”), it shall inform the other Party (the “Indemnitor”) of the claim giving rise to the obligation to indemnify pursuant to Section 10.1 or Section 10.2, as applicable, as soon as reasonably practicable after receiving notice of the claim (provided, however, any delay or failure to provide such notice shall not constitute a waiver or release of, or otherwise limit, the Indemnitee’s rights to indemnification under Section 10.1 or Section 10.2, as applicable, except to the extent that such delay or failure materially prejudices the Indemnitor’s ability to defend against the relevant claims).  The Indemnitor shall have the right to assume the defense of any such claim for which the Indemnitee is seeking indemnification pursuant to Section 10.1 or Section 10.2, as applicable.  The Indemnitee shall cooperate with the Indemnitor and the Indemnitor’s insurer as the Indemnitor may reasonably request, and at the Indemnitor’s cost and expense.  The Indemnitee shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any claim or suit that has been assumed by the Indemnitor.  The Indemnitor shall not settle any claim without the prior written consent of the Indemnitee, not to be unreasonably withheld, conditioned or delayed; provided, however, that the Indemnitor shall not be required to obtain such consent if the settlement (a) involves only the payment of money and will not result in the Indemnitee (or other Editas Indemnitees or Juno Indemnitees, as applicable) becoming subject to injunctive or other similar type of relief;  (b) does not require an admission by the Indemnitee (or other Editas Indemnitees or Juno Indemnitees, as applicable); and (c) if Editas is the Indemnitor, does not adversely affect the rights or licenses granted to Juno (or its Affiliate) under this Agreement or the Master Collaboration Agreement.  The Indemnitee shall not settle or compromise any such claim without the prior written consent of the Indemnitor, which it may provide in its sole discretion.  If the Parties cannot agree as to the application of Section 10.1 or Section 10.2, as applicable, to any claim, pending resolution of the Dispute pursuant to Section 12.2, the Parties may conduct separate defenses of such claims, with each Party retaining the right to claim indemnification from the other Party in accordance with Section 10.1 or Section 10.2, as applicable, upon resolution of the underlying claim.  In each case, the Indemnitee shall reasonably cooperate with the Indemnitor, and shall make available to the Indemnitor all pertinent information under the Control of the Indemnitee, which information shall be subject to ARTICLE 8.

10.4     Insurance.  During the Term and for a period of [**] thereafter, each Party shall maintain, at its cost, a program of insurance (or, with respect to Juno, self-insurance) against liability and other risks associated with its activities and obligations under this Agreement, and its indemnification obligations hereunder, in such amounts, subject to such deductibles and on such terms as are customary for such Party for the activities to be conducted by it under this Agreement.  It is understood that such insurance shall not be construed to create a limit on either Party’s liability with respect to its indemnification obligations under this ARTICLE 10, or otherwise.

10.5     LIMITATION OF LIABILITY.  NEITHER EDITAS NOR JUNO, NOR ANY OF THEIR RESPECTIVE AFFILIATES, WILL BE LIABLE TO THE OTHER PARTY OR ITS AFFILIATES UNDER OR IN CONNECTION WITH THIS AGREEMENT FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING LOST PROFITS OR LOST REVENUES), WHETHER LIABILITY IS ASSERTED IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY), INDEMNITY, CONTRIBUTION OR OTHERWISE, AND IRRESPECTIVE OF WHETHER THAT PARTY OR ANY REPRESENTATIVE OF THAT PARTY HAS BEEN ADVISED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF, ANY SUCH LOSS OR DAMAGE.  NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 10.5 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY UNDER SECTION 10.1 OR SECTION 10.2 FOR ANY THIRD PARTY DAMAGES OR THE LIABILITY OF EITHER PARTY FOR ANY BREACHES OF ARTICLE 8 OR EDITAS FOR BREACH OF ANY OF ITS OBLIGATIONS UNDER ARTICLE 5.

ARTICLE 11

TERM AND TERMINATION

11.1     Term; Expiration.

11.1.1  Term.  This Agreement shall become effective on the Execution Date and, subject to Section 3.5 of the Master Collaboration Agreement as to each such subsequent Licensed Program, on the Effective Date of the applicable Licensed Program Addendum, and, unless earlier terminated in accordance with this ARTICLE 11, shall remain in effect until it expires as follows (the “Term”):

(a)        on a Licensed Product-by-Licensed Product and country-by-country basis, this Agreement shall expire on the date of the expiration of the Royalty Term with respect to such Licensed Product in such country; and

(b)        in its entirety upon the expiration of all applicable Royalty Terms under this Agreement with respect to all Licensed Products in all countries in the Territory.

11.1.2  Effect of Expiration.  After the expiration of the Term pursuant to Section 11.1.1, the following terms shall apply:

(a)        Licenses after Licensed Product Expiration.  Except with respect to a Licensed Product as to which this Agreement was previously terminated, on a country-by-country basis, after expiration of the Royalty Term with respect to a given Licensed Product in a given country pursuant to Section 11.1.1(a), the licenses set forth in Section 7.1 with respect to such Licensed Product (and the Licensed RNP Complex or Licensed RNP Complex Group, as applicable, used to modify such Licensed Product) in such country will automatically become non-exclusive, fully paid-up, perpetual, irrevocable and royalty-free.

(b)        Licenses after Expiration of this Agreement.  Except with respect to a Licensed Product as to which this Agreement was previously terminated, after expiration of the Term with respect to this Agreement in its entirety pursuant to Section 11.1.1(b), all licenses set forth in Section 7.1 will automatically become non-exclusive, fully paid-up, perpetual, irrevocable and royalty-free.

11.2     Termination for Breach.

11.2.1  Material Breach.

(a)        Licensed Product-by-Licensed Product.  This Agreement may be terminated, on a Licensed Product-by-Licensed Product basis, by a Party for the material breach by the other Party of this Agreement with respect to such Licensed Program; provided that the breaching Party has not cured such breach within sixty (60) days after the date of written notice to the breaching Party of such breach (the “Cure Period”), which notice shall describe such breach in reasonable detail and shall state the non-breaching Party’s intention to terminate this Agreement.  For clarity, but subject to Section 11.2.2, the Cure Period for any allegation made as to a material breach under this Agreement will run from the date that written notice was first provided to the breaching Party by the non-breaching Party.  Any such termination of this Agreement under this Section 11.2.1(a) shall become effective at the end of the Cure Period, unless the breaching Party has cured such breach prior to the expiration of such Cure Period, or, if such breach is not susceptible to cure within the Cure Period, then such Cure Period shall be extended for an additional sixty (60) days so long as such material breach is susceptible to cure within such extension period and the breaching Party continues to use commercially reasonable efforts to cure such material breach during such extension period.  This Agreement shall remain in force and effect with respect to any and all other Licensed Products that were not subject to the foregoing termination.

(b)        Licensed Program-by-Licensed Program.  On a Licensed Program-by-Licensed Program basis, in the event that Juno fails to make any undisputed payment owed to Editas hereunder with respect to a Licensed Product from a given Licensed Program, Editas may terminate this Agreement as to such Licensed Program, including all Licensed Products from such Licensed Program; provided that Editas has provided Juno with a written notice of breach with respect to such non-payment and Juno not cured such non-payment within the Cure Period.  For clarity, but subject to Section 11.2.2, the Cure Period for any allegation made as to such breach under this Agreement will run from the date that written notice was first provided to Juno by Editas.  Any such termination of this Agreement under this Section 11.2.1(b) shall result in termination of the relevant Licensed Program Addenda and become effective at the end of the Cure Period, unless Juno has cured such non-payment prior to the expiration of such Cure Period.  This Agreement shall remain in force and effect with respect to any and all other Licensed Programs that were not subject to the foregoing termination.

11.2.2  Disagreement as to Breach.  Notwithstanding Section 11.2.1, if the Parties in good faith disagree as to whether there has been a breach of this Agreement pursuant to Section 11.2.1, then: (a) the Party that disputes that there has been a breach may contest the allegation by referring such matter, within [**] following such written notice of alleged breach, for resolution to the Executive Officers, who shall meet promptly to discuss the matter and determine, within [**] following referral of such matter, whether or not a breach has occurred pursuant to Section 11.2.1; provided that if the Executive Officers are unable to resolve such dispute within such [**] period after it is referred to them, the matter will be resolved as provided in Section 12.2; (b) the relevant Cure Period with respect thereto will be tolled from the date the breaching Party notifies the non-breaching Party of such dispute and through the resolution of such dispute in accordance with the applicable provisions of this Agreement; (c) subject to Section 11.9, during the pendency of such dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder; and (d) if it is ultimately determined that the breaching Party committed such breach, then the breaching Party shall have the right to cure such breach, after such determination, within the Cure Period (as may be extended in accordance with Section 11.2.1) which shall commence as of the date of such determination.  Notwithstanding the foregoing, the applicable dispute resolution terms of Section 7.5 shall apply with respect to termination rights solely with respect to any IP Controlled by Editas under the Harvard-Broad Licenses.

11.3     Voluntary Termination.  Juno may terminate this Agreement at will, in its sole discretion, on a Licensed Product-by-Licensed Product basis or in its entirety upon ninety (90) days’ prior written notice to Editas at any time.

11.4     Termination for Bankruptcy.  To the extent allowed under Law, either Party shall have the right to terminate this Agreement in the event of the commencement of any proceeding in or for bankruptcy, insolvency, dissolution or winding up by or against the other Party (other than pursuant to a corporate restructuring) that is not dismissed or otherwise disposed of within [**] thereafter.

11.5     Termination for Patent Challenge.  In the event that Juno (or its Affiliate or Sublicensee) brings a Patent Challenge against an Editas Licensed Background Patent or Editas Licensed Collaboration Patent or knowingly assists another party in a Patent Challenge against an

Editas Licensed Background Patent or Editas Licensed Collaboration Patent, except as required under a court order or subpoena or where Juno (or its Affiliate or Sublicensee) is required by legal process to be joined as a party to the Patent Challenge proceeding, Editas shall have the option to terminate this Agreement at its sole discretion with respect to such Editas Licensed Background Patent(s) or Editas Licensed Collaboration Patent(s), as applicable, that are subject of the Patent Challenge upon [**] written notice to Juno if such Patent Challenge or assistance, as applicable, is not dropped by Juno within such [**] period; provided that Editas shall not have the right to terminate this Agreement with respect to the applicable Editas Licensed Background Patent(s) or Editas Licensed Collaboration Patent(s), as applicable, under this Section 11.5, with respect to any such Patent Challenge by a Sublicensee if Juno terminates the sublicense granted to such Sublicensee with respect to the challenged Editas Licensed Background Patent(s) or Editas Licensed Collaboration Patent(s), as applicable, within [**] of Editas’ notice to Juno under this Section 11.5.  Notwithstanding the foregoing, the applicable terms of Section 7.5 shall apply with respect to any Patent Challenge brought by Juno against Patent Rights Controlled by Editas under the Harvard-Broad Licenses.

11.6     Effects of Termination.

11.6.1  Termination in Full.  In the event of termination of this Agreement in its entirety for any reason:

(a)        except as set forth in this Section 11.6.1 or Section 11.8, all rights and licenses granted herein shall terminate in full with respect to a termination of this Agreement;

(b)        except as set forth in this Section 11.6.1 or Section 11.8,  all obligations of Editas and Juno hereunder shall terminate;

(c)        each Party shall return or destroy all Confidential Information of the other Party as required by ARTICLE 8 (other than joint Confidential Information), except as reasonably necessary to exercise any surviving rights and except for one copy of which may be retained for archival purposes  (which shall remain subject to the confidentiality and non-use provisions of ARTICLE 8); and

(d)        notwithstanding the foregoing provisions of this Section 11.6, the licenses granted to Juno hereunder shall survive for twelve  (12) months following the effective date of termination in order for Juno (and its Affiliates, Sublicensees and Distributors), at Juno’s discretion, during the twelve  (12)-month period immediately following the effective date of termination, to (i) finish or otherwise wind-down any ongoing Clinical Trials with respect to any Licensed Products hereunder; and (ii) finish and sell any work-in-progress and any Licensed Products remaining in inventory;  provided that Juno shall pay royalties on Annual Product Net Sales of such Licensed Products sold by Juno during such period, to the extent during the applicable Royalty Term, as and to the extent Juno would otherwise be required to pay such royalties as set forth in Section 6.2; provided, however, that Juno shall have no obligation to undertake such activities, in each case of (i) and (ii), as and to the extent determined by Juno.

11.6.2  Termination as to a Licensed Product or Licensed Program.  In the event of termination of this Agreement with respect to a given Licensed Product or Licensed Program for any reason:

(a)        except as set forth in this Section 11.6.2 or Section 11.8, all rights and licenses granted herein shall terminate with respect to such Licensed Product or Licensed Program,  as applicable;

(b)        except as set forth in this Section 11.6.2 or Section 11.8,  all obligations of Editas and Juno as relates to such Licensed Product or Licensed Program shall terminate;

(c)        each Party shall return or destroy all Confidential Information of the other Party with respect to such Licensed Product or Licensed Program as required by ARTICLE 8 (other than joint Confidential Information), except as reasonably necessary to exercise any surviving rights and except for one copy of which may be retained for archival purposes  (which shall remain subject to the confidentiality and non-use provisions of ARTICLE 8); and

(d)        notwithstanding the foregoing provisions of this Section 11.6, the licenses granted to Juno hereunder with respect to such Licensed Product or Licensed Program shall survive for twelve (12) months following the effective date of termination in order for Juno (and its Affiliates, Sublicensees and Distributors), at Juno’s discretion, during the twelve (12)-month period immediately following the effective date of termination, to (a) finish or otherwise wind-down any ongoing Clinical Trials with respect to such Licensed Product or any Licensed Products under such Licensed Program, as applicable; and (b) finish and sell any work-in-progress and such Licensed Product or any Licensed Products remaining in inventory with respect to such Licensed Program, as applicable; provided that Juno shall pay royalties on Annual Product Net Sales of such Licensed Products sold by Juno during such period, to the extent during the applicable Royalty Term, as and to the extent Juno would otherwise be required to pay such royalties as set forth in Section 6.2;  provided, however, that Juno shall have no obligation to undertake such activities, in each case of (a) and (b), as and to the extent determined by Juno.

11.7     Certain Additional Remedies of Juno in Lieu of Termination.  If Juno has the right to terminate this Agreement (with respect to a given Licensed Product(s)) pursuant to Section 11.2, then in lieu of Juno terminating pursuant to Section 11.2, Juno may elect to have this Agreement continue in full force and effect as modified by this Section 11.7 by providing written notice to Editas prior to the date that otherwise would have been the effective date of termination had Juno exercised its right to so terminate this Agreement (with respect to a given Licensed Product(s)) under Section 11.2; provided that (a) Juno has provided notice to Editas asserting the alleged breach as required by Section 11.2, (b) Editas fails to cure such breach prior to the expiration of the applicable Cure Period (provided that if Editas has notified Juno that it disputes that it is in material breach in accordance with Section 11.2.2, then the Cure Period shall be tolled during the pendency of such dispute as set forth in Section 11.2.2).  In such an event, Juno may elect to have this Agreement continue in full force and effect by providing written notice to Editas; provided, however, that if Juno so elects to continue this Agreement, then from and after such time as Juno delivers such written notice to Editas, any and all amounts thereafter payable by Juno hereunder (including Milestone Payments and royalties) shall be reduced by [**] percent ([**]%).

11.8     Surviving Provisions.

11.8.1        Accrued Rights; Remedies.  Termination or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of any Party prior to such termination or expiration, and any and all damages or remedies (whether in law or in equity) arising from any breach hereunder, each of which shall survive termination or expiration of this Agreement.  Such termination or expiration shall not relieve any Party from obligations, which are expressly indicated to survive termination or expiration of this Agreement.  Any payment obligations of a Party that have accrued as of termination or expiration of this Agreement shall survive such termination or expiration, as applicable.  Except as otherwise expressly set forth in this Agreement, the termination provisions of this ARTICLE 11 are in addition to any other relief and remedies available to either Party under this Agreement and at applicable Law.

11.8.2        Survival.  Without limiting the provisions of Section 11.8.1, the rights and obligations of the Parties set forth in the following Sections and Articles of this Agreement shall survive the expiration or termination of this Agreement (in its entirety or with respect to a given Licensed Product or Licensed Program, as applicable, and, if terminated with respect to a given Licensed Product or Licensed Program, as applicable, then the following Sections and Articles of this Agreement shall survive solely with respect to such Licensed Product or Licensed Program, as applicable), in addition to those other terms and conditions that are expressly stated to survive termination or expiration of this Agreement: ARTICLE 1 (to the extent the definitions are used in other surviving provisions), Section 3.2.2,  Section 6.2.2 (last sentence only), Section 6.2.5  (with respect to any payment obligations accrued but unpaid prior to the effectiveness of such termination or expiration), Section 6.3.2  (with respect to any payment obligations accrued but unpaid prior to the effectiveness of such termination or expiration), Section 6.3.4  (with respect to any payment obligations accrued but unpaid prior to the effectiveness of such termination or expiration), Section 6.4  (with respect to any payment obligations accrued but unpaid prior to the effectiveness of such termination or expiration),  Section 6.5,  Section 6.6, Section 6.7  (with respect to any payment obligations accrued but unpaid prior to the effectiveness of such termination or expiration), Section 7.2, Section 7.6, Section 7.7, Section 7.8,  Section 7.10 (solely with respect to Joint Collaboration Patents and Joint Patents), Section 7.11 (solely with respect to Joint Collaboration Patents and Joint Patents), Section 7.12 (solely with respect to Joint Collaboration Patents and Joint Patents),  ARTICLE 8, Section 9.6,  ARTICLE 10 (provided that Section 10.1(a) shall only survive with respect to units of Licensed Product sold by or on behalf of Juno, its Affiliates or Sublicensees), Section 11.1.2, Section 11.6, Section 11.8, Section 11.9,  ARTICLE 12 and ARTICLE 13 (solely to the extent the applicable In-License Agreement, or the surviving provisions thereof (to the extent the applicable provisions survive), is in full force and effect).

11.9     Milestone Payments.  Notwithstanding anything to the contrary contained herein, if notice of termination of this Agreement is given prior to achievement of a given milestone set forth in Section 6.3,  Juno shall not be obligated to make any Milestone Payment to Editas with respect to any milestone achieved following the notice of such termination, unless such notice of termination was delivered pursuant to Section 11.2 and such material breach was cured within the Cure Period (or extension thereof).

ARTICLE 12

MISCELLANEOUS

12.1     Governing Laws; Venue; Jurisdiction.  This Agreement shall be governed by, interpreted and enforced in accordance with the laws of the State of New York, without regard to principles of conflicts or choice of laws that would cause the application of the laws of another jurisdiction and excluding the United Nations Convention on Contracts for the International Sales of Goods; provided, however, that with respect to matters involving the validity or infringement of Patent Rights in a given country, such matter may be brought in the applicable country and the applicable Laws of the applicable country shall apply (subject to Section 7.8.1). Subject to Section 12.2, Disputes arising out of this Agreement shall be subject to the exclusive jurisdiction and venue of the state and federal courts located in New York, New York (and the appellate courts thereof), and each Party hereby irrevocably consents to the personal and exclusive jurisdiction and venue thereof.

12.2     Disputes.

12.2.1  General.  Except as otherwise expressly set forth in this Agreement, if any dispute, claim or controversy of arising out of or relating to this Agreement, including any action or claim based on tort, contract or statute, or concerning the interpretation, effect, termination validity, performance or breach of this Agreement (each, a “Dispute”), arises between the Parties and the Parties cannot resolve such dispute within [**] of a written request by either Party to the other Party, the Parties agree to refer the Dispute to the respective Executive Officers of each Party for resolution; provided that decisions that are subject to the decision-making authority of a given Party, as expressly set forth in this Agreement, will not be subject to the provisions of Section 12.2 so long as such decisions are made in accordance with this Agreement.

12.2.2  Arbitration.  If, after an additional [**], such representatives have not succeeded in negotiating a resolution of the Dispute, and a Party wishes to begin an arbitration to resolve such Dispute arising under this Agreement, such Party shall provide written notice (the “Arbitration Request”) to the other Party of such intention and a statement of the issues for resolution.  From the date of the Arbitration Request and until such time as such Dispute has become finally settled, the running of the time periods as to which Party must cure a breach of this Agreement becomes suspended as to any breach that is the subject matter of the Dispute.  Within [**] after the receipt of the Arbitration Request, the other Party may, by written notice, add additional issues for resolution in a statement of counter-issues.

12.2.3  Arbitration Procedure.  Any arbitration pursuant to this Section 12.2 will be held in New York, New York, United States unless another location is mutually agreed by the Parties.  The arbitration will be governed by the United States Arbitration Act, 9 U.S.C. §§ 1-16, to the exclusion of any inconsistent state Law.  The Parties shall mutually agree on the rules to govern discovery and the rules of evidence for the arbitration within [**] after the Arbitration Request.  If the Parties fail to timely agree to such rules, the United States Federal Rules of Civil Procedure will govern discovery and the United States Federal Rules of Evidence will govern evidence for the arbitration.  The arbitration will be conducted by a single arbitrator knowledgeable in the subject matter at issue in the dispute and acceptable to both Parties; provided that the Parties may by mutual agreement elect to have the arbitration conducted by a panel of three (3) arbitrators.

If the Parties fail to agree on a mutually acceptable arbitrator within [**] after the Arbitration Request, then the arbitrator shall be selected by the New York, New York office of the American Arbitration Association.  The arbitrator may proceed to an award, notwithstanding the failure of either Party to participate in the proceedings.  The arbitrator shall, within [**] after the conclusion of the arbitration hearing, issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded.  The arbitrator shall be limited in the scope of his or her authority to resolving only the specific matter which the Parties have referred to arbitration for resolution and shall not have authority to render any decision or award on any other issues.  Subject to Section 10.5, the arbitrator shall be authorized to award compensatory damages, but shall not be authorized to award punitive, special, consequential, or any other similar form of damages, or to reform, modify or materially change this Agreement.  The arbitrator also shall be authorized to grant any temporary, preliminary or permanent equitable remedy or relief the arbitrator deems just and equitable and within the scope of this Agreement, including an injunction or order for specific performance.  The award of the arbitrator shall be the sole and exclusive remedy of the Parties, except for those remedies that are set forth in this Agreement or which apply to a Party by operation of the applicable provisions of this Agreement, and the Parties hereby expressly agree to waive the right to appeal from the decisions of the arbitrator, and there shall be no appeal to any court or other authority (government or private) from the decision of the arbitrator.  Judgment on the award rendered by the arbitrator may be enforced in any court having competent jurisdiction thereof.

12.2.4  Arbitration Costs.  Each Party shall bear its own attorneys’ fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrator; provided, however, that the arbitrator, in his or her award, shall be authorized to determine whether a Party is the prevailing Party, and if so, to award to that prevailing Party reimbursement for its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, transcripts, photocopy charges and travel expenses).

12.2.5  Confidentiality.  All proceedings and decisions of the arbitrator shall be deemed Confidential Information of each of the Parties, and shall be subject to ARTICLE 8.

12.2.6  Equitable Relief; Cumulative Remedies.  Notwithstanding anything to the contrary contained herein, including Section 12.2.2, either Party may, without waiving any remedy under this Agreement, seek from any court having jurisdiction equitable relief, including any injunctive or provisional relief and specific performance to protect the rights or property of that Party.  Such remedies will not be deemed to be the exclusive remedies for a breach of this Agreement but will be in addition to all other remedies available at law or equity.  In addition, notwithstanding the provisions of Section 12.2.2, either Party may bring an action in any court having jurisdiction to enforce an award rendered pursuant to Section 12.2.2.  The Parties further agree not to raise as a defense or objection to the request or granting of such relief that any breach of this Agreement is or would be compensable by an award of money damages.  No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under applicable Law.

12.2.7  Pending Final Resolution.  Until final resolution of the Dispute in accordance with this Agreement, (a) this Agreement will remain in full force and effect; and (b)

the time periods for cure as to any termination will be tolled.  The Parties further agree that any payments made pursuant to this Agreement pending resolution of the dispute shall be refunded if a final determination is made in accordance with this Agreement that such payments are not due.

12.2.8  WAIVER OF JURY TRIAL.  EXCEPT AS LIMITED BY APPLICABLE LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF EITHER PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

12.3     Independent Contractors.  The relationship of the Parties under this Agreement is that of independent contractors. Nothing contained herein is intended or is to be construed so as to constitute (a) Editas as a partner, agent, or joint venturer of Juno; or (b) Juno as a partner, agent or joint venturer of Editas.  Neither Editas nor Juno, respectively, shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of Juno or Editas, respectively, or to bind Juno or Editas, respectively, to any contract, agreement, or undertaking with any Third Party.

12.4     Assignment.

12.4.1  General.  The Parties agree that, except as expressly permitted hereunder, neither this Agreement nor their rights and obligations under this Agreement shall be delegated, assigned or otherwise transferred to a third party, in whole or part, whether voluntarily or by operation of law, including by way of sale of assets, merger or consolidation, without prior written consent of the other Party.  Notwithstanding the foregoing, a Party may, without such consent, assign this Agreement and its rights and obligations hereunder in their entirety (a) to an Affiliate (provided, however, that such Party will remain fully and unconditionally liable and responsible to the other Party for the performance and observance of all such duties and obligations by such Affiliate),  provided that, upon written request by the other Party, such Party will disclose to the other Party whether it has assigned this Agreement to an Affiliate and, in such case, the identity of such Affiliate, or (b) its successor in interest in connection with its merger, consolidation, or sale of all or substantially all of its assets or that portion of its business pertaining to the subject matter of this Agreement.  Subject to the foregoing, this Agreement shall be binding on and inure to the benefit of the Parties and their permitted successors and assigns.  Any attempted delegation, assignment or transfer in violation of this Section 12.4 shall be null and void ab initio.

12.4.2  Additional Restrictions for Institution In-Licenses.  Without limiting the foregoing, Juno agrees that the rights granted under this Agreement pursuant to the Harvard-Broad Licenses may not be assigned by Juno, whether by operation of law or otherwise, without the consent of the Institutions, except that Juno may assign or transfer this Agreement without the consent of the Institutions, to a successor in interest of all or substantially all of Juno’s assets or business related to the Licensed Products or this Agreement, whether by merger, consolidation, sale of assets, or Change of Control or other transaction, provided that (a) Juno shall provide the Institutions with a written notice of such assignment or Change of Control including the identity of the assignee, transferee or controlling party, and a copy of the assignment and assumption agreement or other documentary evidence sufficient to demonstrate Juno’s compliance with this

Section 12.4.2 within [**] after such assignment or Change of Control, and (b) such assignee or transferee agrees in writing to assume the obligations to the Institutions and HHMI that are being assigned or transferred.  Failure of an assignee to agree to be bound by the terms hereof or failure of Juno to notify Institutions and provide copies of assignment documentation as specified above shall be grounds for termination of Juno’s sublicense under the applicable Harvard-Broad License(s) with respect to Juno’s rights under the applicable Editas Licensed Background Patent(s) that are the subject of such Harvard-Broad License(s).

12.4.3  Additional Restrictions for MGH In-Licenses.  Juno may assign or transfer the rights granted under this Agreement to Juno pursuant to the MGH License: (a) without the consent of MGH, to an Affiliate of Juno or in connection with the transfer or sale of all or substantially all of Juno’s assets or business related to the Licensed Products and/or this Agreement, whether by merger, consolidation, sale of assets, change in control or other transaction, provided that Juno promptly shall provide MGH with a written notice of such assignment including the identity of the assignee or transferee and such assignee or transferee agrees in writing to assume the obligations to MGH that are being assigned or transferred; and (b) in any other circumstance, only with the prior written consent of MGH, such consent not to be unreasonably withheld, conditioned or delayed.  Juno shall notify MGH in writing of any such assignment and provide a copy of the assignment and assumption agreement or other documentary evidence sufficient to demonstrate Juno’s compliance with this Section 12.4.3 within [**] after such assignment.  Failure of an assignee to agree to be bound by the terms hereof or failure of Juno to notify MGH and provide copies of assignment documentation shall be grounds for termination of Juno’s sublicense under the MGH License with respect to Juno’s rights under the applicable Editas Licensed Background Patent(s) that are the subject of the MGH License.

12.4.4  Assignment to Bristol-Myers Squibb.  Editas hereby represents and warrants that, as of the Execution Date, it has notified each of the Institutions and MGH of the pending merger between Bristol-Myers Squibb Company (or its affiliate) and Celgene Corporation (or its affiliate), and no further consents on the part of the Institutions or MGH, and no further actions on the part of Juno or its successors, are required under the Harvard-Broad Licenses or the MGH Licenses in connection with any assignment of this Agreement as a result thereof; provided that within [**] after the effective date of such merger,  Juno shall provide a signed notice with respect thereto to the Institutions and MGH.

12.5     Force Majeure.  A Party shall not be liable for delay or failure in the performance of any of its obligations hereunder if such delay or failure is due to a cause beyond the reasonable control of such Party, including acts of God, fires, earthquakes, acts of war, terrorism, or civil unrest, or hurricane or other inclement weather (“Force Majeure”); provided, however, that the affected Party promptly notifies the other Party; provided, further, that the affected Party shall use its commercially reasonable efforts to avoid or remove such causes of non-performance and to mitigate the effect of such occurrence, and shall continue performance in accordance with the terms of this Agreement whenever such causes are removed.  When such circumstances arise, the Parties shall negotiate in good faith any modifications of the terms of this Agreement that may be necessary or appropriate in order to arrive at an equitable solution.

12.6     Right to Develop Independently.  Except as otherwise expressly set forth in this Agreement, including ARTICLE 5, nothing in this Agreement shall impair either Party’s right to independently acquire, license, develop for itself, or have others develop for it, IP and technology performing similar functions as the other Party’s IP or to market and distribute products or services based on such other IP and technology.

12.7     Notices.  Any notice required or permitted to be given by this Agreement shall be in writing and in English and shall be (a) delivered by hand or by overnight courier with tracking capabilities; (b) mailed postage prepaid by first class, registered, or certified mail; or (c) delivered by facsimile followed by delivery via either of the methods set forth in Section 12.7(a) or (b), in each case, addressed as set forth below unless changed by notice so given:

If to Juno:

Celgene Corporation

86 Morris Avenue

Summit, New Jersey 07901

U.S.A.

Attention: General Counsel

Facsimile: [**]

If to Editas:

Editas Medicine, Inc.

11 Hurley St

Cambridge, MA 02141

U.S.A.

Attention: Chief Executive Officer

With copies to (which shall not constitute notice):

Editas Medicine, Inc.

11 Hurley St

Cambridge, MA 02141

U.S.A.

Attention: Vice President, Legal

Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street

Boston, MA 02109

Attention: Steven D. Barrett, Esq.

Any such notice shall be deemed given on the date received, except any notice received after 5:30 p.m. (in the time zone of the receiving party) on a Business Day or received on a non-Business Day shall be deemed to have been received on the next Business Day.  A Party may add, delete, or change the person or address to which notices should be sent at any time upon written notice delivered to the other Parties in accordance with this Section 12.7.

12.8     Interpretation.

12.8.1  Generally.  This Agreement has been diligently reviewed by and negotiated by and among the Parties, and in such negotiations each of the Parties has been represented by competent (in house or external) counsel, and the final agreement contained herein, including the language whereby it has been expressed, represents the joint efforts of the Parties and their counsel.  Accordingly, in interpreting this Agreement or any provision hereof, no presumption shall apply against either Party as being responsible for the wording or drafting of this Agreement or any such provision, and ambiguities, if any, in this Agreement shall not be construed against either Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

12.8.2  Definitions; Interpretation.  The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined and where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine, and neuter forms.  Any capitalized term used but not otherwise defined herein shall have the meaning ascribed to such term in the Master Collaboration Agreement.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  The words “including”, “includes”, “include”, “for example” and “e.g.” and words of similar import will be deemed to be followed by the words “without limitation”.  The word “or” shall be construed as the inclusive meaning identified with the phrase “and/or”.  The words “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.  Unless the context requires otherwise or as otherwise specifically provided, (a) all references herein to Articles, Sections, Schedules or Exhibits shall be construed to refer to Articles, Sections, Schedules and Exhibits of this Agreement and (b) reference in any Section to any subclauses are references to such subclauses of such Section.

12.8.3  Subsequent Events.  Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument, or other document herein shall be construed as referring to such agreement, instrument, or other document as from time to time amended, supplemented, or otherwise modified (subject to any restrictions on such amendments, supplements, or modifications set forth herein); (b) any reference to any applicable Law herein shall be construed as referring to such applicable Law as from time to time enacted, repealed, or amended; and (c) any reference herein to any Person shall be construed to include the Person’s successors and assigns (subject to Section 12.4).

12.8.4  Headings.  Headings, captions and the table of contents are for convenience only and are not to be used in the interpretation of this Agreement.

12.8.5  Independent Significance.  Although the same or similar subject matters may be addressed in different provisions of this Agreement, the Parties intend that, except as reasonably apparent on the face of the Agreement or as expressly provided in this Agreement, each such provision shall be read separately, be given independent significance and not be construed as limiting any other provision of this Agreement (whether or not more general or more specific in scope, substance or content).

12.9     Further Assurances.  At any time or from time to time on and after the date of this Agreement, a Party shall at the written and reasonable request of the requesting Party: (a) deliver to the requesting Party such records, data or other documents consistent with the provisions of this Agreement; (b) execute, and deliver or cause to be delivered, all such consents, documents or further instruments of transfer or license; and (c) take or cause to be taken all such ministerial actions, as the requesting Party may reasonably deem necessary or desirable in order for the requesting Party to obtain the full benefits of this Agreement and the transactions contemplated hereby.

12.10   Severability.  If any provision, or portion thereof, in this Agreement is held by a court of competent jurisdiction to be void, invalid or unenforceable to any extent, such holding shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the invalid, void or unenforceable term or provision in any other situation or in any other jurisdiction, and the term or provision shall be considered severed from this Agreement solely for such situation and solely in such jurisdiction, unless the invalid, void or unenforceable term or provision is of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid, void or unenforceable term or provision.  If the final judgment of such court declares that any term or provision hereof is invalid, void or unenforceable, the Parties agree to (a) reduce the scope, duration, area or applicability of the term or provision or to delete specific words or phrases to the minimum extent necessary to cause such term or provision as so reduced or amended to be enforceable; and (b) make a good faith effort to replace any invalid, void or unenforceable term or provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

12.11   Waiver.  Any waiver, modification, release or amendment of any obligation under or of any provision of this Agreement or of a Party’s rights or remedies under this Agreement must be in writing to be effective. Failure, neglect, or delay by a Party to enforce the provisions of this Agreement or its rights or remedies at any time, shall not be construed as a waiver of such Party’s rights under this Agreement and shall not in any way affect the validity of the whole or any part of this Agreement or prejudice such Party’s right to take subsequent action. No exercise or enforcement by either Party of any right or remedy under this Agreement shall preclude the enforcement by such Party of any other right or remedy under this Agreement or that such Party is entitled by Law to enforce.

12.12   Entire Agreement; Modification.  This Agreement, together with the attached exhibits (including any and all Licensed Program Addendum) and schedules, and the Master Collaboration Agreement, as well as any amendments hereto or thereto made in accordance with the terms hereof or thereof, constitutes the entire understanding and agreement between the Parties with respect to the subject matter hereof and supersedes any and all prior and contemporaneous negotiations, representations, agreements, and understandings, written or oral, that the Parties may have reached with respect to the subject matter hereof. Except as otherwise expressly set forth herein this Agreement may not be altered, amended or modified in any way except by a writing (excluding email or similar electronic transmissions) signed by the authorized representatives of both Parties.  In the event of a conflict between the provisions of this Agreement, the provisions of the Master Collaboration Agreement, this Agreement shall control with respect to each Licensed Program, Licensed Program Target, Licensed RNP Complex and Licensed Product.

12.13   No Third Party Beneficiaries.  Except as expressly set forth in this Agreement, there are no Third Party beneficiaries hereunder and the provisions of this Agreement are for the exclusive benefit of the Parties, and no other person or entity shall have any right or claim against either Party by reason of these provisions or be entitled to enforce any of these provisions against either Party.

12.14   Extension to Affiliates.  Juno shall have the right to extend the rights, licenses, immunities and obligations granted in this Agreement to one or more of its Affiliates.  All applicable terms and provisions of this Agreement shall apply to any such Affiliate to which this Agreement has been extended to the same extent as such terms and provisions apply to Juno.  Juno shall remain fully liable for any acts or omissions of such Affiliates and for such Affiliates’ performance and observance of all duties and obligations under this Agreement.

12.15   Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a fax machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  No Party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent that such defense relates to lack of authenticity.

ARTICLE 13

OTHER TERMS RELATING TO IN-LICENSE AGREEMENTS

13.1     Indemnification under the Harvard-Broad Licenses.  Notwithstanding the provisions of ARTICLE 10 to the contrary, the provisions of this Section 13.1 shall apply to Juno’s obligation to indemnify Institution Indemnitees, MGH Indemnitees, MIT Indemnitees and HHMI Indemnitees:

13.1.1  Juno shall, and shall cause its Affiliates and Sublicensees to, indemnify, defend and hold harmless the Institution Indemnitees and MIT Indemnitees from and against any claim, suit, investigation, action, demand, judgment, liability, cost, expense, damage, deficiency, loss or obligation of any kind or nature (including reasonable attorneys’ fees and other costs and expenses of litigation or defense), based upon, arising out of, or otherwise relating to Juno’s or its Affiliates’ or Designees’ activities under this Agreement or any sublicense or subcontract by Juno hereunder, including any cause of action relating to product liability concerning any product, process, or service made, used, sold or performed by Juno its Affiliates or Designees pursuant to any right or license granted under this Agreement (collectively, “Claims”) except to the extent any such Claim results from or arises out of the gross negligence or willful misconduct of an Institution Indemnitee or MIT Indemnitee seeking indemnification hereunder or material breach of the applicable Harvard-Broad License by an Institution.  Juno and each of its Affiliates and Sublicensees are referred to as “Juno Indemnitor” below.

13.1.2  Notification of Editas; Editas Right to Consent.  In the event that a Juno Indemnitor receives notice of any Claim for which indemnification may be sought hereunder, Juno shall promptly, but no longer than [**] later, notify Editas of such Claim and as soon as reasonably practicable thereafter provide Editas with all documentation and information Juno Indemnitor may have in its possession with regard thereto.  Neither Juno, nor any of its Affiliates or Sublicensees, may settle such Claim on terms that admit any liability on the part of Editas, impose any obligation on Editas, or diminish the rights of Editas without Editas’ prior written consent, which may be given or withheld in Editas’ sole discretion.

13.1.3  Procedures.  With respect to any Claim for which indemnification is sought by an Institution Indemnitee or MIT Indemnitee pursuant to Section 13.1.1, Juno acknowledges and agrees that the provisions of such Harvard-Broad License (as in effect as of the Execution Date) relating to the procedures for indemnification shall apply as if such procedures were written in full herein, with the defined terms “Company” being deemed to refer to Juno, “Indemnitor” being deemed to refer to Juno and each of its Affiliates and Sublicensees and “Indemnitees” being deemed to refer to Institution Indemnitees and MIT Indemnitees.

13.1.4  HHMI Indemnity.  HHMI Indemnitees shall be indemnified, defended by counsel acceptable to HHMI, and held harmless by Juno, from and against any Claim.  The previous sentence shall not apply to any Claim that is determined with finality by a court of competent jurisdiction to result solely from the gross negligence or willful misconduct of an HHMI Indemnitee.  Notwithstanding any other provision of this Agreement, Juno’s obligation to defend, indemnify and hold harmless the HHMI Indemnitees under this paragraph shall not be subject to any limitation or exclusion of liability or damages or otherwise limited in any way.

13.1.5  MGH Indemnity.  Juno shall indemnify, defend and hold harmless MGH Indemnitees against any Claim, except to the extent any such Claim results directly from the gross negligence or willful misconduct of an MGH Indemnitee.  With respect to any Claim for which indemnification is sought by an MGH Indemnitee pursuant to this Section 13.1.5, Juno acknowledges and agrees that the provisions of such MGH License (as in effect as of the Execution Date) relating to the procedures for indemnification shall apply as if such procedures were written in full herein, with the defined terms “Company” being deemed to refer to Juno, “Hospital” being deemed to refer to MGH and “Indemnitee(s)” being deemed to refer to MGH Indemnitee(s).

13.1.6  Notwithstanding the foregoing provisions of this Section 13.1, (a) the Juno Indemnitors shall have no obligations to defend, indemnify or hold harmless any Institution Indemnitees, MGH Indemnitees, MIT Indemnitees and HHMI Indemnitees, if any Juno Indemnitors would have a claim for indemnification from Editas pursuant to Section 10.2 (in which case Editas shall be responsible for defending, indemnifying and holding harmless any Institution Indemnitees, MGH Indemnitees, MIT Indemnitees and HHMI Indemnitees, and the Juno Indemnitors shall be entitled to seek indemnification in accordance with Section 10.2) and (b) the provisions of Section 10.5 shall apply.

13.2     Use of Names.  Except as provided in this Section 13.2, Juno shall not, and shall ensure that its Affiliates and Sublicensees shall not, use or register the name “The Broad Institute, Inc.,” “Wyss Institute for Biologically Inspired Engineering at Harvard University,” “President and Fellows of Harvard College,” “Massachusetts Institute of Technology,” “Lincoln Laboratory,” “The Rockefeller University,” “University of Tokyo,” “TODAI TLO, Ltd.,” “Wageningen University,” “Wageningen University & Research,” “University of Iowa Research Foundation,” “University of Iowa,” “The General Hospital Corporation,” “Massachusetts General Hospital,” “MGH,”  [**] “GenEdit,” or any variation, adaptation, or abbreviation thereof (alone or as part of another name) or any logos, seals, insignia or other words, names, symbols or devices that identify such Persons or any of such Persons’ schools, units, divisions or affiliates or any trustee, director, officer, staff member, employee, student or other agent of such Person (“Institution Names”) for any purpose in connection with this Agreement, except as required by applicable Law or otherwise with the prior written approval of, and in accordance with restrictions required by, such Person.  Juno further agrees, except as required by applicable Law or as otherwise provided below in this Section 13.2, not to use any Institution Names for any purpose in connection with this Agreement except with the prior written approval of, and in accordance with the restrictions required by, the applicable counterparty.  Without limiting the foregoing, Juno shall, and shall ensure that its Affiliates and Sublicensees shall cease all use of Institution Names in connection with this Agreement as permitted under this Agreement on the termination or expiration of this Agreement except as required by applicable Law or otherwise approved in writing by the applicable counterparty, as applicable.  This restriction shall not apply to any information required by Law to be disclosed to any governmental entity. In connection with this Agreement, except as required by applicable Law, Juno shall not use or register the name “Howard Hughes Medical Institute” or any variation, adaptation, or abbreviation thereof (alone or as part of another name) or any logos, seals, insignia or other words, names, symbols or devices that identify HHMI or any unit of HHMI (“HHMI Names”) or of any HHMI employee (including [**]) in a manner that reasonably could constitute an endorsement of a commercial product or service; but that use for other purposes, even if commercially motivated, is permitted provided that (1) the use is limited to accurately reporting factual events or occurrences, and (2) any reference to an HHMI Name or any HHMI employees (including [**]) in press releases or similar materials intended for public release is approved by HHMI in advance.

13.3     Intended Third Party Beneficiaries.

13.3.1  Juno acknowledges and agrees that for so long as the Editas IP includes Editas IP licensed by Editas from Institutions under the applicable Foundational In-License:

(a)        solely with respect to IP licensed to Editas under the Cas9-I Agreement, Harvard and Broad are intended third party beneficiaries of this Agreement for the purpose of enforcing all patent challenge, indemnification, and insurance provisions of this Agreement with respect thereto, and enforcing the right to terminate this Agreement for breach of the patent challenge, indemnification and insurance provisions of this Agreement with respect thereto; and HHMI, MIT and Rockefeller are intended third party beneficiaries of this Agreement for the purpose of enforcing HHMI’s and MIT’s respective rights with respect thereto, including indemnification and insurance provisions, under this Agreement as required by the Cas9-I Agreement;

(b)        solely with respect to the IP licensed to Editas under the Cas9-II Agreement, Broad is an intended third party beneficiary of this Agreement for the purpose of enforcing all patent challenge, indemnification, and insurance provisions of this Agreement with respect thereto, and enforcing the right to terminate this Agreement for breach of the patent challenge, indemnification and insurance provisions of this Agreement with respect thereto; and Broad, Harvard, MIT and Iowa are intended third party beneficiaries of this Agreement for the purpose of enforcing Broad’s, Harvard’s, MIT’s and Iowa’s respective rights with respect thereto, including indemnification and insurance provisions, under this Agreement as required by the Cas9-II Agreement; and

(c)        solely with respect to the IP licensed to Editas under the Cpf1 Agreement, Broad is an intended third party beneficiary of this Agreement for the purpose of enforcing all patent challenge, indemnification, and insurance provisions of this Agreement with respect thereto, and enforcing the right to terminate this Agreement for breach of the patent challenge, indemnification and insurance provisions of this Agreement with respect thereto; and Broad, Harvard, MIT, UTokyo and Wageningen are intended third party beneficiaries of this Agreement for the purpose of enforcing Broad’s, Harvard’s, MIT’s, UTokyo’s and Wageningen’s respective rights with respect thereto, including indemnification and insurance provisions, under this Agreement as required by the Cpf1 Agreement.

13.3.2  Juno acknowledges and agrees that for so long as the Editas IP includes Editas IP licensed by Editas from MGH under the 2014 MGH Agreement or 2016 MGH Agreement, then solely with respect to the IP licensed to Editas under the 2014 MGH Agreement or 2016 MGH Agreement, MGH is an intended third party beneficiary of this Agreement for the purpose of enforcing all Patent Rights challenge, indemnification, and insurance provisions of this Agreement with respect thereto and enforcing the right to terminate this Agreement for breach of the patent challenge, indemnification or insurance provisions of this Agreement with respect thereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their authorized representatives as of the Execution Date.

EDITAS MEDICINE, INC.		JUNO THERAPEUTICS, INC.

By:	/s/ Cynthia Collins	By:	/s/ Gary Henningson

Name:	Cynthia Collins	Name:	Gary Henningson

Title:	President and CEO	Title:	VP and Treasurer